Exhibit 10.1
Execution Version
Deal CUSIP: 69524XAA7
Revolver CUSIP: 69524XAB5
AMENDED AND RESTATED CREDIT AGREEMENT
dated as of December 7, 2023
among
PACS GROUP, INC.,
as Holdings
PACS HOLDINGS, LLC,
as Borrower
THE LENDERS FROM TIME TO TIME PARTY HERETO
and
TRUIST BANK,
as Administrative Agent

TRUIST SECURITIES INC.,
CITIBANK, N.A.,
JPMORGAN CHASE BANK, N.A.,
KEYBANC CAPITAL MARKETS INC.
and
REGIONS CAPITAL MARKETS,
as Joint Lead Arrangers and Joint Book Managers
and
CITIBANK, N.A.,
JPMORGAN CHASE BANK, N.A.,
KEYBANK NATIONAL ASSOCIATION
and
REGIONS CAPITAL MARKETS,
as Co-Syndication Agents
and
ROYAL BANK OF CANADA,
ZIONS BANCORPORATION, N.A., DBA CALIFORNIA BANK & TRUST,
BANK OF HOPE
and
BOKF, NA, DBA BOK FINANCIAL,
as Co-Documentation Agents

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(continued)
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(continued)
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(continued)
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Schedules

Schedule I	-	Commitment Amounts
Schedule II	-	Material Real Estate
Schedule III	-	Material Leases
Schedule IV	-	Existing Letters of Credit

Schedule 1.2	-	Subsidiary Agreements
Schedule 4.3(c)	-	No Conflicts
Schedule 4.14	-	Subsidiaries
Schedule 4.16	-	Deposit and Disbursement Accounts
Schedule 4.19	-	Healthcare Matters
Schedule 5.16	-	Post-Closing Matters
Schedule 7.1	-	Existing Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.4	-	Existing Investments
Schedule 7.8	-	Existing Leases with Restrictive Agreements
Exhibits

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Amended and Restated Guaranty and Security Agreement

Exhibit 2.3	-	Form of Notice of Borrowing
Exhibit 2.4	-	Form of Notice of Swingline Borrowing
Exhibit 2.7	-	Form of Notice of Continuation/Conversion
Exhibit 3.1(b)(ii)	-	Form of Secretary’s Certificate
Exhibit 3.1(b)(iv)	-	Form of Officer’s Certificate
Exhibit 5.1(c)	-	Form of Compliance Certificate
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AMENDED AND RESTATED CREDIT AGREEMENT
THIS AMENDED AND RESTATED CREDIT AGREEMENT (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, this “Agreement”) is made and entered into as of December 7, 2023, by and among PACS GROUP, INC., a Delaware corporation (“Holdings”), PACS HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”) and TRUIST BANK, in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as issuing bank (in such capacity, an “Issuing Bank”) and as swingline lender (in such capacity, the “Swingline Lender”).
W I T N E S S E T H:
WHEREAS, on June 30, 2023 (the “Original Closing Date”), Holdings, the Borrower, the Administrative Agent and certain lenders entered into a Credit Agreement (the “Existing Credit Agreement”); and
WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent amend the Existing Credit Agreement in order to, among other things, refinance the credit facilities thereunder with a $600,000,000 revolving credit facility, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Holdings, the Borrower, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
Section 1.1    Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
“Accounts Collateral” shall have the meaning set forth in Section 7.2(i).
“Acquisition” shall mean (a) any Investment by the Borrower or any of its Subsidiaries in any other Person organized in the United States (with all or substantially all of the assets of such Person and its Subsidiaries located in the United States), pursuant to which such Person shall become a Subsidiary of the Borrower or any of its Subsidiaries or shall be merged or otherwise consolidated or combined with the Borrower or any of its Subsidiaries or (b) any acquisition by the Borrower or any of its Subsidiaries of the assets of any Person (other than a wholly owned Subsidiary of the Borrower) that constitute all or substantially all of the assets of such Person or a division or business unit of such Person, whether through purchase, capital lease, exercise of an option to purchase, merger or other business combination or transaction (and all or substantially all of such assets, division or business unit are located in the United States). With respect to a determination of the amount of an Acquisition, such amount shall include all consideration (including any deferred payments) set forth in the applicable agreements governing such Acquisition as well as the assumption of any Indebtedness in connection therewith.
“Additional Lender” shall have the meaning set forth in Section 2.23.
“Adjusted Term SOFR” shall mean, for purposes of any calculation, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided, that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Administrative Agent” shall have the meaning set forth in the introductory paragraph hereof.
“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlled by” and “under common Control with” have the meanings correlative thereto.
“Agent Advances” shall have the meaning set forth in Section 2.27.
“Agents” shall mean, collectively, the Administrative Agent, the Lead Arrangers, the Co-Syndication Agents and the Co-Documentation Agents.
“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Closing Date, the Aggregate Revolving Commitment Amount is $600,000,000.
“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.
“Agreement” shall have the meaning set forth in the introductory paragraph hereof.
“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to Holdings and/or its Subsidiaries concerning or relating to bribery or corruption.
“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.
“Applicable Margin” shall mean, as of any date, with respect to all Loans outstanding on such date or the letter of credit fee, as the case may be, the percentage per annum determined by reference to the applicable Total Leverage Ratio in effect on such date as set forth in the pricing grid below (the “Pricing Grid”); provided that a change in the Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective on the second Business Day after the Borrower delivers each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.1(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level I as set forth in the Pricing Grid until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the date by which the financial statements and Compliance Certificate for the Fiscal Year ending December 31, 2023 are required to be delivered shall be at Level II as set forth in the Pricing Grid. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect or any Loans are outstanding when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the Pricing Grid (the “Accurate Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall promptly deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the Pricing Grid for such period and (iii) the Borrower shall promptly pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest and fees owing as a result of such Accurate Applicable Margin for such period.  The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.
Pricing Grid

Pricing Level	Total Leverage Ratio	Applicable Margin for SOFR Loans	Applicable Margin for Base Rate Loans	Applicable Margin for Letter of Credit Fees	Applicable Percentage for Commitment Fees

I	Greater than or equal to 2.50:1.00	3.25% per annum	2.25% per annum	3.25% per annum	0.45% per annum

II	Less than 2.50:1.00 but greater than or equal to 2.00:1.00	3.00% per annum	2.00% per annum	3.00% per annum	0.40% per annum

Pricing Level	Total Leverage Ratio	Applicable Margin for SOFR Loans	Applicable Margin for Base Rate Loans	Applicable Margin for Letter of Credit Fees	Applicable Percentage for Commitment Fees

III	Less than 2.00:1.00 but greater than or equal to 1.50:1.00	2.75% per annum	1.75% per annum	2.75% per annum	0.35% per annum

IV	Less than 1.50:1.00 but greater than or equal to 1.00:1.00	2.50% per annum	1.50% per annum	2.50% per annum	0.30% per annum

V	Less than 1.00:1.00	2.25% per annum	1.25% per annum	2.25% per annum	0.25% per annum

“Applicable Percentage” shall mean, as of any date, with respect to the commitment fee as of such date, the percentage per annum determined by reference to the Total Leverage Ratio in effect on such date as set forth in the Pricing Grid; provided that a change in the Applicable Percentage resulting from a change in the Total Leverage Ratio shall be effective on the second Business Day after the Borrower delivers each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.1(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Percentage shall be at Level I as set forth in the Pricing Grid until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Percentage shall be determined as provided above. Notwithstanding the foregoing, the Applicable Percentage for the commitment fee from the Closing Date until the date by which the financial statements and Compliance Certificate for the Fiscal Year ending December 31, 2023 are required to be delivered shall be at Level II as set forth in the Pricing Grid. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect or any Loans are outstanding when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage based upon the Pricing Grid (the “Accurate Applicable Percentage”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall promptly deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Percentage shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Percentage shall be reset to the Accurate Applicable Percentage based upon the Pricing Grid for such period and (iii) the Borrower shall promptly pay to the Administrative Agent, for the account of the Lenders, the accrued additional commitment fee owing as a result of such Accurate Applicable Percentage for such period. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.
“Approved Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.
“Availability Period” shall mean the period from the Closing Date to but excluding the Revolving Commitment Termination Date.
“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.16(e).
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party to any Bank Product Provider arising with respect to any Bank Products.
“Bank Product Provider” shall mean any Person that (i) is a Lender or an Affiliate of a Lender that provides a Bank Product to a Loan Party and (ii) except when the Bank Product Provider is Truist Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Bank Product(s) and (y) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”); provided, the term “Bank Product Provider” shall include any Person that is the Administrative Agent, an Affiliate of the Administrative Agent, a Lender or an Affiliate of a Lender as of the Closing Date (with respect to Bank Products in existence as of the Closing Date) or as of the date that such Person provides any Bank Product to any Loan Party, but subsequently ceases to be the Administrative Agent, an Affiliate of the Administrative Agent, a Lender or an Affiliate of a Lender, as the case may be. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Product Provider. No Bank Product Amount may be established at any time that a Default or Event of Default exists.
“Bank Products” shall mean any of the following services provided to any Loan Party by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.
“Base Rate” shall mean the highest of (i) the rate which the Wall Street Journal reports from time to time as the prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum, (iii) Adjusted Term SOFR for a one month tenor in effect on such day, plus one percent (1.00%) per annum and (iv) zero percent (0.00%). Any change in the Base Rate due to a change in the prime lending rate, the Federal Funds Rate or Adjusted Term SOFR shall be effective as of the opening of business on the day of such change in the prime lending rate, the Federal Funds Rate or Adjusted Term SOFR, respectively.
“Base Rate Term SOFR Determination Day” shall have the meaning set forth the definition of “Term SOFR”.
“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.16(b).
“Benchmark Replacement” shall mean with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)    the sum of: (i) Daily Simple SOFR and (ii) 0.10% per annum; or
(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
“Benchmark Replacement Date” shall mean a date and time determined by the Administrative Agent, which date shall be no later than the earlier to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” shall mean, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” shall have the meaning set forth in the introductory paragraph hereof.
“Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina are authorized or required by law to close; provided that, when used in connection with a SOFR Loan, or any other calculation or determination involving SOFR, the term “Business Day” shall mean any such day that is also a U.S. Government Securities Business Day.
“Capital Expenditures” shall mean, for any period, without duplication, (i) the additions to property, plant and equipment and other capital expenditures of Holdings and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (ii) Capital Lease Obligations incurred by Holdings and its Subsidiaries during such period, excluding any expenditure to the extent such expenditure is part of the aggregate amounts payable in connection with, or other consideration for, any Permitted Acquisition consummated during or prior to such period.
“Capital Lease Obligations” of any Person shall mean (subject to the provisions of Section 1.3) all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).
“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars with the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralized”, “Cash Collateralization” and “Cash Collateral” have the corresponding meanings and, in the case of “Cash Collateral”, includes the proceeds of such cash collateral).
“CFC” shall mean any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CHAMPVA” shall mean, collectively, the Civilian Health and Medical Program of the Department of Veterans Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veterans Affairs, and all laws, rules, regulations, manuals, orders or requirements pertaining to such program.
“Change in Control” shall mean the occurrence of one or more of the following events: (i) at any time prior to the consummation of a Qualified IPO, the Permitted Holders cease to collectively own and control, directly or indirectly, beneficially and of record, at least 51% of the outstanding shares of the voting equity interests of Holdings, (ii) at any time after the consummation of a Qualified IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date) other than the Permitted Holders of 35% or more of the outstanding shares of the voting equity interests of Holdings, (iii) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals who are Continuing Directors, (iv) Holdings ceases to directly own, beneficially and of record, 100% of the outstanding shares of the equity interests of the Borrower or (v) the Borrower ceases to directly own, beneficially and of record, 100% of the outstanding shares of the equity interests of each of IntermediateCo and PGI. It being understood and agreed that a Person shall not be deemed to have beneficial ownership of Capital Stock subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement so long as Payment in Full of the Obligations is a condition to the effectiveness of the acquisition contemplated by such stock purchase agreement, merger agreement or similar agreement.
“Change in Law” shall mean (i) the adoption or taking effect of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the administration, interpretation, implementation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority after the date of this Agreement; provided that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or each of the Loans comprising such Borrowing, is a Revolving Loan, a Swingline Loan or an Incremental Term Loan and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swingline Commitment or an Incremental Term Commitment. Incremental Term Loans that have different terms and conditions from those of other Classes (together with the Incremental Term Commitments in respect thereof) shall be construed to be in different Classes.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.
“Closing Date Refinancing” shall mean (a) the payment in full of the Refinanced Indebtedness together with all accrued interest, fees and other amounts payable thereon and all accrued fees and other amounts payable in respect of all “Letters of Credit” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement and (b) the continuance of all “Letters of Credit” (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement as Letters of Credit under this Agreement.
“Co-Documentation Agents” shall have the meaning set forth in Section 9.12.
“Co-Syndication Agents” shall have the meaning set forth in Section 9.12.
“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
“Collateral” shall mean all tangible and intangible property, real and personal, of any Loan Party that is or purports to be the subject of a Lien to the Administrative Agent to secure the whole or any part of the Obligations or any Guarantee thereof, and shall include, without limitation, all casualty insurance proceeds and condemnation awards with respect to any of the foregoing.
“Collateral Access Agreement” shall mean each landlord waiver or bailee agreement granted to, and in form and substance reasonably acceptable to, the Administrative Agent.
“Collateral Documents” shall mean, collectively, the Guaranty and Security Agreement, the Mortgages, all Copyright Security Agreements, all Patent Security Agreements, all Trademark Security Agreements, all Control Account Agreements, all Government Receivables Account Agreements, all Collateral Access Agreements, all loss payee endorsements required by Section 5.8, and all other instruments and agreements now or hereafter securing or perfecting the Liens securing the whole or any part of the Obligations or any Guarantee thereof, all UCC financing statements, fixture filings and stock powers, and all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Administrative Agent and the Lenders in connection with the foregoing.
“Commitment” shall mean a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment or any combination thereof (as the context shall permit or require).
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and in effect from time to time, and any successor statute.
“Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).
“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark

Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”. the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.19 and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consolidated EBITDA” shall mean, for Holdings and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, and without duplication, (A) Consolidated Interest Expense, amortization or write-off of debt discount and debt issuance costs and commissions and discounts, premiums and other fees, expenses and charges associated with Indebtedness including underwriting, arrangement and commitment fees, letter of credit fees, and Bank Product fees and prepayment or related premiums, (B) income tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (D) unusual, extraordinary or non-recurring charges or losses determined on a consolidated basis in accordance with GAAP, (E) severance, business integration, restructuring or optimization costs determined on a consolidated basis in accordance with GAAP, (F) costs and expenses in connection with equity or stock option plans or other employee benefit plans or stock subscriptions to the extent funded directly or indirectly with proceeds of an equity issuance by, or capital contribution to, Holdings (which proceeds are substantially concurrently contributed to Borrower) or constituting non-cash charges determined on a consolidated basis in accordance with GAAP, (G) any non-cash charges or expenses determined on a consolidated basis in accordance with GAAP; provided that to the extent any such non-cash charge or expense represents an accrual or reserve for a potential cash item in any future period, the Borrower may elect to either not add such item pursuant to this clause (G) (or to add such item in part), or to have the cash payment in respect thereof in such future period (to the extent previously added pursuant to this clause (G)) subtracted from Consolidated EBITDA to such extent in such future period in which such cash payment occurs, and excluding amortization of a prepaid cash item that was paid in a prior period, (H) expenses related to the Plum Healthcare Acquisition, Permitted Acquisitions and other Acquisitions permitted hereunder or approved in writing by the Required Lenders (or attempted Permitted Acquisitions and attempted Acquisitions permitted hereunder or approved in writing by the Required Lenders), equity issuances (whether or not consummated) and the Related Transactions, in each case for such period, (I) costs, fees, expenses or charges related to this Agreement and the transactions related hereto, (J) charges, costs, losses and expenses relating to any Development Facility solely during the first twelve (12) months following the opening of such Development Facility; provided that the amount added back in the determination of Consolidated EBITDA for such Test Period pursuant to this clause (J) shall not exceed 10.0% of Consolidated EBITDA (after giving effect to such addbacks) of Holdings and its Subsidiaries for such period and (K) any Public Company Costs; plus (iii) to the extent not included in the calculation of Consolidated Net Income or not added back to Consolidated Net Income pursuant to clause (ii) above, proceeds of business interruption insurance (to the extent actually received in cash); plus (iv) without duplication, cost savings and synergies reasonably expected to be achieved by Holdings and its Subsidiaries as a result of any Permitted Acquisition or other Acquisition permitted hereunder or approved in writing by the Required Lenders (which cost savings and synergies shall be calculated on a pro forma basis as if such Acquisition had been consummated on the first day of the applicable period, net of the amount of actual benefits realized); provided that in each case (x) the cost savings or synergies associated with such adjustments are reasonably expected by the Borrower in good faith to be realized within twelve (12) months of the consummation of such Acquisition and (y) the amount added back in the determination of Consolidated EBITDA for such Test Period pursuant to this clause (iv), together with the amount included in the determination of Consolidated EBITDA pursuant to clause (i)(B) of the definition of “Pro Forma Basis”, shall not exceed 15.0% of Consolidated EBITDA (after giving effect to such addbacks and inclusions) of Holdings and its Subsidiaries for such period minus (v)(A) unusual, extraordinary or non-recurring gains determined on a consolidated basis in accordance with GAAP and (B) non-cash gains (excluding any non-cash gain to the extent it (x) represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period, (y) is in respect of cash received in a prior period and not included in Consolidated Net Income or Consolidated EBITDA in a prior period or (z) represents an accrual in the ordinary course); provided that if any non-cash gain represents an accrual or asset outside the ordinary course for potential cash items in any future period, the cash payment in respect thereof shall in such future period be added to Consolidated EBITDA for such period to the extent such non-cash gain was excluded from Consolidated EBITDA in any prior period; provided that for purposes of calculating compliance with the financial covenants set forth in Article VI, to the extent that during such period any Loan Party shall have consummated a Permitted Acquisition or other Acquisition permitted hereunder or approved in writing by the Required Lenders or any sale, transfer or other disposition of any Person, business, property or assets, or there shall have been any designation or redesignation with respect to any Specified Conflicted Subsidiary permitted hereunder, Consolidated EBITDA shall be calculated on a Pro Forma Basis with respect to such Person, business, property or assets so acquired or disposed of or such Subsidiary so designated or redesignated. Notwithstanding the foregoing, the total amount of Consolidated EBITDA that is attributable to Specified Conflicted Subsidiaries shall not exceed 55% of Consolidated EBITDA (prior to inclusion of Consolidated EBITDA of any Specified Conflicted Subsidiary) of Holdings and its Subsidiaries in any Test Period (determined on a consolidated basis, inclusive of intercompany transactions) (the “Maximum Attributable EBITDA Cap”). Notwithstanding the foregoing or anything to the contrary contained herein, from and after the Closing Date, Consolidated EBITDA for each of the Fiscal Quarters ended December 31, 2022, March 31, 2023, June 30, 2023 and September 30, 2023 shall be deemed to be $55,532,119.03, $81,606,293.28, $79,451,715.33 and $62,268,980.04, respectively, in each case as may be subject to addbacks and adjustments (without duplication) pursuant to the second and third paragraphs of Section 1.3 for the applicable Test Period.
“Consolidated EBITDAR” shall mean, for Holdings and its Subsidiaries for any Test Period, an amount equal to the sum of (i) Consolidated EBITDA for such Test Period plus the aggregate amount of Consolidated EBITDA attributable to Specified Conflicted Subsidiaries for such Test Period, if any, that was excluded from the calculation of Consolidated EBITDA for such Test Period as a result of the Maximum Attributable EBITDA Cap and (ii) Consolidated Lease Expense for such Test Period. Notwithstanding the foregoing or anything to the contrary contained herein, from and after the Closing Date, Consolidated EBITDAR for each of the Fiscal Quarters ended December 31, 2022, March 31, 2023, June 30, 2023 and September 30, 2023 shall be deemed to be $102,973,455.51, $132,041,627.45, $137,570,478.13 and $111,475,571.12, respectively.
“Consolidated Fixed Charges” shall mean, for Holdings and its Subsidiaries for any period, determined on a consolidated basis in accordance with GAAP, the sum of (i) Consolidated Interest Expense paid in cash for such period plus (ii) Consolidated Lease Expense paid in cash for such period plus (iii) scheduled principal payments made on Indebtedness paid in cash for such period plus (iv) Restricted Payments made with respect to preferred equity (including, without limitation, any such Restricted Payments made by Holdings or, without duplication, made by Borrower to Holdings for such purposes) paid in cash for such period. Notwithstanding the foregoing or anything to the contrary contained herein, from and after the Closing Date, Consolidated Fixed Charges for each of the Fiscal Quarters ended December 31, 2022, March 31, 2023, June 30, 2023 and September 30, 2023 shall be deemed to be $54,429,461.96, $54,373,756.57, $71,933,039.55 and $75,762,321.36, respectively.
“Consolidated Interest Expense” shall mean, for Holdings and its Subsidiaries for any period, determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense, including, without limitation, the interest component of any payments in respect of Capital Lease Obligations, expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable or expensed or deducted in calculating Consolidated Net Income (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period). Notwithstanding the foregoing or anything to the contrary contained herein, from and after the Closing Date, Consolidated Interest Expense for each of the Fiscal Quarters ended December 31, 2022, March 31, 2023, June 30, 2023 and September 30, 2023 shall be deemed to be $10,811,911.06, $10,849,291.69, $15,736,625.06 and $11,666,401.94, respectively.
“Consolidated Lease Expense” shall mean, for Holdings and its Subsidiaries for any period, the aggregate amount of fixed and contingent rentals expensed with respect to leases of real and personal property (excluding Capital Lease Obligations) for such period (whether or not actually paid during such period) determined on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing or anything to the contrary contained herein, from and after the Closing Date, Consolidated Lease Expense for each of the Fiscal Quarters ended December 31, 2022, March 31, 2023, June 30, 2023 and September 30, 2023 shall be deemed to be $41,296,289.23, $41,160,004.91, $53,799,718.46 and $58,228,467.18, respectively.
“Consolidated Net Income” shall mean, for Holdings and its Subsidiaries for any period, the net income (or loss) of Holdings and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Consolidated Net Income (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets or the sale of assets (other than the sale of inventory in the ordinary course of business), (iii) any equity interest of the Borrower or any

Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary and (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary. Notwithstanding the foregoing or anything to the contrary contained herein, from and after the Closing Date, Consolidated Net Income for each of the Fiscal Quarters ended December 31, 2022, March 31, 2023, June 30, 2023 and September 30, 2023 shall be deemed to be $16,371,896.87, $58,067,213.74, $20,284,889.32 and $28,283,539.13, respectively.
“Consolidated Secured Debt” shall mean, as of any date, the Consolidated Total Debt of Holdings and its Subsidiaries that is secured by a Lien on any assets of Holdings or any of its Subsidiaries, measured on a consolidated basis as of such date, but excluding Hedging Obligations.
“Consolidated Secured Net Debt” shall mean, as of any date, (i) Consolidated Secured Debt minus (ii) all unrestricted cash and Permitted Investments of Holdings and its Subsidiaries as of such date, except that the aggregate amount of unrestricted cash and Permitted Investments deducted from Consolidated Secured Debt at any time pursuant to this clause (ii) shall not exceed $50,000,000.
“Consolidated Total Debt” shall mean, as of any date, all Indebtedness of Holdings and its Subsidiaries measured on a consolidated basis as of such date, but excluding Hedging Obligations.
“Consolidated Total Net Debt” shall mean, as of any date, (i) Consolidated Total Debt minus (ii) all unrestricted cash and Permitted Investments of Holdings and its Subsidiaries as of such date, except that the aggregate amount of unrestricted cash and Permitted Investments deducted from Consolidated Total Debt at any time pursuant to this clause (ii) shall not exceed $50,000,000.
“Continuing Director” shall mean, with respect to any period, any individuals (A) who were members of the board of directors or other equivalent governing body of Holdings on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.
“Control Account Agreement” shall mean any tri-party agreement by and among a Loan Party, the Administrative Agent and a Permitted Third Party Bank, in each case in form and substance satisfactory to the Administrative Agent.
“Controlled Account” shall have the meaning set forth in Section 5.11.

“Copyright” shall have the meaning assigned to such term in the Guaranty and Security Agreement.
“Copyright Security Agreement” shall mean any Copyright Security Agreement executed by a Loan Party owning registered Copyrights or applications for Copyrights in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Original Closing Date and thereafter.
“Covered Entity” shall mean any of the following:
(a)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” shall have the meaning set forth in Section 10.20.
“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
“Default Interest” shall have the meaning set forth in Section 2.13(c).
“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” shall mean, subject to Section 2.26(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good-faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other

Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good-faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal or foreign regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.26(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.
“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by Borrower or any of its Subsidiaries in connection with a sale or other disposition of assets that is so designated as “Designated Non-Cash Consideration” pursuant to a certificate from a Responsible Officer of the Borrower setting forth the basis of such valuation, minus the amount of cash or Permitted Investments received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.
“Development Facility” means any newly constructed, rehabilitated or developed healthcare facility of the Borrower or any Subsidiary.
“Disqualified Capital Stock” shall mean, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable or redeemable at the sole option of the holder thereof (other than solely (x) for Qualified Capital Stock or upon a sale of assets, casualty event or a change of control, in each case, subject to the prior payment in full of the Obligations or (y) as a result of a redemption that by the terms of such

Capital Stock is contingent upon such redemption not being prohibited by this Agreement), pursuant to a sinking fund obligation or otherwise (other than solely for Qualified Capital Stock) or exchangeable or convertible into debt securities of the issuer thereof at the sole option of the holder thereof, in whole or in part, on or prior to the date that is 181 days after the latest Maturity Date then in effect at the time of issuance thereof.
“Disqualified Institutions” shall mean those Persons who are direct competitors of the Borrower or any of its Subsidiaries and any Affiliate (other than bona fide debt funds or similar investment vehicles) of such competitors that are, in each case, identified in writing to the Administrative Agent by the Borrower from time to time (the writings described herein, collectively, the “Disqualified Institutions List”); provided that any update or supplement to the Disqualified Institutions List shall not apply retroactively to disqualify any parties that have previously acquired an assignment or a participation in any Commitment or Loan; provided further that the Borrower may not update or supplement the Disqualified Institutions List during the occurrence of any Default or Event of Default.
“Disqualified Institutions List” shall have the meaning assigned to such term in the definition of Disqualified Institution.
“Dollar(s)” and the sign “$” shall mean lawful money of the United States.
“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state or district thereof.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters (solely with respect to exposure to any Hazardous Materials).
“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of Holdings or any of its Subsidiaries directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Issuance” shall mean (a) any issuance or sale after the Closing Date by Holdings of any Capital Stock or (b) the receipt by Holdings after the Closing Date of any capital contribution (whether or not evidenced by any Capital Stock issued by the recipient of such contribution).
“Equity Issuance Proceeds” shall mean, with respect to any Equity Issuance, the aggregate amount of all cash received in respect thereof by the Person consummating such Equity Issuance net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses actually incurred in connection therewith.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and any successor statute thereto and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with Holdings or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“ERISA Event” shall mean (i) any “reportable event” as defined in Section 4043 of ERISA with respect to a Pension Plan (other than an event as to which the PBGC has waived the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make a required contribution to any Pension Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 302 of ERISA with respect to any Pension Plan or Multiemployer Plan, or any determination that any Pension Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (iii) any incurrence by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Pension Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (iv) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (v) any incurrence by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan, or the receipt by Holdings, any of its

Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) any receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA; (vii) Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Pension Plan; or (viii) any filing of a notice of intent to terminate any Pension Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Pension Plan, or the termination of any Pension Plan under Section 4041(c) of ERISA.
“Erroneous Payment” shall have the meaning set forth in Section 9.16(a).
“Erroneous Payment Deficiency Assignment” shall have the meaning set forth in Section 9.16(d).
“Erroneous Payment Impacted Class” shall have the meaning set forth in Section 9.16(d).
“Erroneous Payment Return Deficiency” shall have the meaning set forth in Section 9.16(d).
“Erroneous Payment Subrogation Rights” shall have the meaning set forth in Section 9.16(d).
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” shall have the meaning set forth in Section 8.1.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.
“Excluded Accounts” shall mean (a) each account for which all of the deposits consist solely of amounts utilized to fund payroll, employee benefit or tax obligations of Holdings and its Subsidiaries, (b) escrow, pre-funding, trust and fiduciary accounts, in each case, solely holding amounts held for the benefit of third parties in the ordinary course of business (including, without limitation, escrow accounts in respect of Investments permitted under this Agreement), (c) “zero balance” accounts and (d) other accounts so long as the aggregate daily maximum balance for all such bank accounts excluded pursuant to this clause (d) on any day shall not exceed $1,000,000.
“Excluded Subsidiary” shall mean (i) any Specified Conflicted Subsidiary (other than as a result of a Specified Conflicted Subsidiary Designation Event under clause (d) of the definition thereof), (ii) any Subsidiary that is not a direct or indirect wholly-owned subsidiary of the Borrower, (iii) any Foreign Subsidiary, (iv) any Pass-Through Foreign Holdco, (v) any CFC, (vi) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary of the Borrower, (vii) any Immaterial Subsidiary and (viii) any Subsidiary (other than Specified Conflicted Subsidiaries) that is prohibited by applicable law, rule or regulation or by agreement, instrument or other undertaking to which such Subsidiary is a party or by which it or any of its property or assets is bound (other than, in each case, a lease or similar agreement, instrument or other undertaking with respect to Real Estate) from guaranteeing the Obligations; provided that, in the case of this clause (viii), any such prohibition (x) is in existence on the Closing Date and listed on Schedule 1.2 (or, with respect to a Subsidiary acquired after the Closing Date, as of the date of such acquisition) and (y) in the case of a Subsidiary acquired after the Closing Date, was not entered into in connection with or in anticipation of such acquisition.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” shall mean, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.25) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(e) and (f) and (d) any Taxes imposed under FATCA.
“Existing Credit Agreement” shall have the meaning set forth in the Recitals.
“Existing Letters of Credit” shall mean those letters of credit issued under the Existing Credit Agreement which remain outstanding as of the Closing Date that are listed on Schedule IV.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upwards, if necessary, to the next 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent. For the avoidance of doubt, if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Federal/State Health Care Program Account Debtor” shall mean, any account debtor which is (a) the United States of America acting under Medicare, Medicaid, TRICARE, CHAMPVA or any other federal health care program other than the health care programs for which Federal government employees are beneficiaries, (b) any state or the District of Columbia acting pursuant to any state health plan adopted pursuant to Title XIX of the Social Security Act or any other state health care program or (c) any agent, carrier, administrator, intermediary or contractor for any of the foregoing.
“Fee Letter” shall mean that certain fee letter, dated as of October 10, 2023, executed by Truist Securities, Inc. and Truist Bank and accepted by the Borrower, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Fiscal Quarter” shall mean any fiscal quarter of Holdings.
“Fiscal Year” shall mean any fiscal year of Holdings.
“Fixed Charge Coverage Ratio” shall mean, as of the end of any Test Period, the ratio of (i) (x) Consolidated EBITDAR for such Test Period minus (y) Capital Expenditures (other than any such Capital Expenditures financed with Indebtedness permitted under Section 7.1(c)) for such Test Period minus (z) federal, state and local taxes paid during such Test Period (and the amount of Restricted Payments made with respect to tax distributions during such Test Period) to (ii) Consolidated Fixed Charges for such Test Period. Notwithstanding the foregoing or anything to the contrary contained herein, from and after the Closing Date, (a) Capital Expenditure amounts pursuant to clause (i)(y) above for each of the Fiscal Quarters ended December 31, 2022, March 31, 2023, June 30, 2023 and September 30, 2023 shall be deemed to be $7,684,650.23, $5,290,171.70, $5,617,098.43 and $8,529,147.73, respectively, and (b) tax amounts pursuant to clause (i)(z) above for each of the Fiscal Quarters ended December 31, 2022, March 31, 2023, June 30, 2023 and September 30, 2023 shall be deemed to be $24,335,768.04, $15,248,433.81, $36,506,233.00 and $5,953,965.78, respectively.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004, as now or hereafter in effect or any successor statute thereto and (iii) the Biggert –Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect or any successor statute thereto.
“Floor” shall mean a rate of interest equal to 0.00%.
“Foreign Person” shall mean any Person that is not a U.S. Person.
“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of a jurisdiction other than one of the fifty states of the United States or the District of Columbia.
“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.
“Government Receivables Account” shall have the meaning set forth in Section 5.11.
“Government Receivables Account Agreement” shall have the meaning set forth in Section 5.11.
“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government. “Governmental Authority” shall include any agency, branch or other governmental body charged with the responsibility, or vested with the authority to administer or enforce, any Health Care Laws, including any Medicare or Medicaid contractors, intermediaries or carriers.
“Governmental Payor” shall mean Medicare, Medicaid, TRICARE, CHAMPVA, any state health plan adopted pursuant to Title XIX of the Social Security Act, Medicare or Medicaid managed care, and any other state or federal health care program and any other Governmental Authority which presently or in the future maintains a Third Party Payor Program.
“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness; provided that the term

“Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor” shall mean Holdings and each of the Subsidiary Loan Parties.
“Guaranty and Security Agreement” shall mean the Amended and Restated Guaranty and Security Agreement, dated as of the Closing Date and substantially in the form of Exhibit B, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Health Care Law” shall mean any Requirement of Law relating to (a) fraud and abuse (including, without limitation, the following statutes, as amended and in effect from time to time, and any successor statutes thereto and the regulations promulgated thereunder: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Stark Law (42 U.S.C. § 1395nn and §1395(q)); the civil False Claims Act (31 U.S.C. § 3729 et seq.); Sections 1320a-7 and 1320a-7a and 1320a-7b of Title 42 of the United States Code; the Civil Monetary Penalty Law (42 U.S.C. § 1320a-7a); the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); the Patient Protection and Affordable Care Act (Public Law No. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Public Law 111-152); (b) Medicare, Medicaid, CHAMPVA, TRICARE or other Third Party Payor Programs; (c) the licensure or regulation of healthcare providers, suppliers, professionals, facilities or payors; (d) the provision of, or payment for, health care services, items or supplies; (e) patient health care; (f) quality, safety certification and accreditation standards and requirements; (g) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; (h) HIPAA; (i) fee-splitting prohibitions, restrictions on the corporate practice of medicine and corporate practice of nursing, and the provision of management, back-office, or administrative services to providers; (j) health planning or rate-setting laws, including laws regarding certificates of need and certificates of exemption; (k) certificates of operations and authority; (l) laws regulating the provision of free or discounted care, services, or items; (m) conditions of payment or conditions of participation; and (n) any and all other applicable federal, state or local health care laws, rules, codes, statutes, regulations, manuals, orders, ordinances, statutes, policies, professional or ethical rules, administrative guidance and requirements, in each case as amended from time to time.
“Health Care Permits” shall mean, with respect to any Person, any permit, approval, consent, authorization, license, provisional license, registration, accreditation, certificate, certification, certificate of need, qualification, operating authority, concession, grant, franchise, variance or permission from any Governmental Authority issued or required under applicable Health Care Laws.
“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.
“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“HIPAA” shall mean the (a) Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any state and local laws regulating the privacy and/or security of individually identifiable information, including state laws providing for notification of breach of privacy or security of individually identifiable information, in each case, with respect to the laws described in clauses (a), (b) and (c) of this definition, as amended and in effect from time to time, and any successor statutes thereto and the regulations promulgated thereunder.
“Holdings” shall have the meaning set forth in the introductory paragraph hereof.
“Immaterial Subsidiary” shall mean, as of any date of determination, any direct or indirect Subsidiary of the Borrower (other than Specified Conflicted Subsidiaries) that (i) is formed or acquired after the Closing Date, (ii) has, when taken together with all other then-existing Immaterial Subsidiaries: (a) assets in an amount not in excess of 10.0% of the total assets of the Borrower and its Subsidiaries (other than, for the avoidance of doubt, Specified Conflicted Subsidiaries) determined on a consolidated basis for the most recently ended Test Period; and (b) revenues in an amount not in excess of 5.0% of the total revenues of the Borrower and its Subsidiaries (other than, for the avoidance of doubt, Specified Conflicted Subsidiaries) on a consolidated basis for the most recently ended Test Period and (iii) is designated as an “Immaterial

Subsidiary” by the Borrower in writing to the Administrative Agent (and which has not subsequently become a Subsidiary Loan Party pursuant to Section 5.12(c)).
“Increasing Lender” shall have the meaning set forth in Section 2.23.
“Incremental Commitments” shall have the meaning set forth in Section 2.23.
“Incremental Commitment Joinder” shall have the meaning set forth in Section 2.23.
“Incremental Loans” shall have the meaning set forth in Section 2.23.
“Incremental Revolving Commitment” shall have the meaning set forth in Section 2.23.
“Incremental Revolving Loans” shall have the meaning set forth in Section 2.23.
“Incremental Term Commitment” shall have the meaning set forth in Section 2.23.
“Incremental Term Loan” shall have the meaning set forth in Section 2.23.
“Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business and excluding earn-outs except to the extent required under GAAP to be reflected as a liability on the balance sheet of such Person), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that if such Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of (A) the amount of such Indebtedness and (B) the fair market value of the property to which such Lien relates), (ix) all obligations of such Person in respect of Disqualified Capital Stock, (x) all Off-Balance Sheet Liabilities and (xi) all Hedging Obligations. The Indebtedness of any Person shall include (1) the Indebtedness of any partnership in which such Person is a general partner, except to the extent that the terms of such Indebtedness or the terms of the partnership agreement of such partnership provide that such Person is not liable therefor and (2) the Indebtedness of any joint venture (other than to the extent covered by clause (1) above) in which such Person is joint venturer, solely to the extent that the terms of such Indebtedness or the terms of the operating agreement of such joint venture expressly provide that such Person is liable therefor, or such Person is otherwise liable therefor.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Interest Period” shall mean with respect to any SOFR Borrowing, a period of one, three or six months (in each case, subject to the availability thereof); provided that:
(i)    the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
(ii)    if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;
(iii)    any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;
(iv)    each principal installment of the Term Loans shall have an Interest Period ending on or prior to each installment payment date and the remaining principal balance (if any) of the Term Loans shall have an Interest Period determined as set forth above;
(v)    no Interest Period may extend beyond the applicable Maturity Date; and
(vi)    no tenor that has been removed from this definition pursuant to Section 2.16(e) shall be available for specification in any Notice of Borrowing or Notice of Conversion/Continuation.
“IntermediateCo” shall mean Providence Group NH, LLC, a Delaware limited liability company, which is a direct Subsidiary of the Borrower.
“Investments” shall have the meaning set forth in Section 7.4.
“IP Rights” shall have the meaning set forth in Section 4.11(b).
“IRS” shall mean the United States Internal Revenue Service.
“Issuing Bank” shall mean (a) Truist Bank in its capacity as an issuer of Letters of Credit and (b) each other Lender with a Revolving Commitment selected by the Borrower and approved by the Administrative Agent that agrees to act as an issuer of Letters of Credit (it being understood that any other Lender that becomes an Issuing Bank may condition its agreement to act in such capacity on a lesser sublimit within the LC Commitment but that the Administrative

Agent shall not have any responsibility for monitoring the usage of such lesser sublimit), in each case pursuant to Section 2.22.
“Joining Guarantor” shall have the meaning set forth in Section 5.12(a).
“LCA Election” shall mean the Borrower’s election to treat a specified Acquisition as a Limited Condition Acquisition in accordance with Section 1.5, effective upon delivery by the Borrower of the LCA Election Certificate required by Section 1.5.
“LCA Election Certificate” shall have the meaning set forth in Section 1.5.
“LCA Test Date” shall have the meaning set forth in Section 1.5.
“LC Commitment” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $50,000,000.
“LC Disbursement” shall mean a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit.
“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender shall be its Pro Rata Share (based on such Revolving Lender’s Revolving Commitment or Revolving Credit Exposure, as applicable) of the total LC Exposure at such time.
“Lead Arrangers” shall mean Truist Securities Inc., Citibank, N.A., JPMorgan Chase Bank, N.A., KeyBanc Capital Markets Inc. and Regions Capital Markets, each in its capacity as a joint lead arranger in connection with this Agreement.
“Lender-Related Hedge Provider” shall mean any Person that, at the time it enters into a Hedging Transaction with any Loan Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Lender-Related Hedge Provider is Truist Bank or any of its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of the existence of such Hedging Transaction. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Lender-Related Hedge Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.
“Lenders” shall have the meaning set forth in the introductory paragraph hereof and shall include, where appropriate, the Swingline Lender, each Increasing Lender and each Additional Lender that joins this Agreement pursuant to Section 2.23.

“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.22 by an Issuing Bank for the account of the Borrower pursuant to the LC Commitment. For the avoidance of doubt, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued pursuant to Section 2.22 by an Issuing Bank for the account of the Borrower pursuant to the LC Commitment effective from and after the Closing Date.
“Licensed Personnel” shall mean any Person (including any physician or other health care professional) involved in the delivery of health care or medical items, services or supplies, employed or retained by Holdings or any of its Subsidiaries.
“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement for security of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).
“Limited Condition Acquisition” shall mean any Acquisition whose consummation is not conditioned on the availability of, or on obtaining, third party financing; provided that in the event the consummation of any such acquisition shall not have occurred on or prior to the date that is one hundred and fifty (150) days following the signing of the applicable Limited Condition Acquisition Agreement (or such longer period as is reasonably necessary to obtain regulatory approvals from any applicable Governmental Authority), such acquisition shall no longer constitute a Limited Condition Acquisition for any purpose hereunder.
“Limited Condition Acquisition Agreement” shall have the meaning set forth in Section 1.5.
“Loan Documents” shall mean, collectively, this Agreement, the Collateral Documents, the LC Documents, the Fee Letter, all Notices of Borrowing, all Notices of Swingline Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, any promissory notes issued hereunder, any intercreditor and/or subordination agreements executed in connection with this Agreement and each other instrument, agreement, document and writing executed in connection with any of the foregoing that is identified by its terms as a “Loan Document”, except that the term “Loan Documents” shall not include any Letters of Credit issued pursuant to this Agreement.
“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Loan Parties.
“Loans” shall mean all Revolving Loans, Swingline Loans and Term Loans in the aggregate or any of them, as the context shall require, and shall include, where appropriate, any loan made pursuant to Section 2.23.
“Master Intercompany Note” shall mean that certain Amended and Restated Master Intercompany Promissory Note, dated as of the Closing Date, by and among Holdings and its Subsidiaries, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature, whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or properties of Holdings and its Subsidiaries taken as a whole and after giving effect to the Related Transactions, (ii) the ability of the Loan Parties, taken as a whole, to perform their respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, each Issuing Bank, the Swingline Lender or the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.
“Material Agreements” shall mean (i) all agreements, indentures or notes governing the terms of any Material Indebtedness, (ii) each Material Lease and (iii) all other agreements, documents, contracts, indentures and instruments pursuant to which a default, breach or termination thereof could reasonably be expected to result in a Material Adverse Effect.
“Material Indebtedness” shall mean any Indebtedness (other than the Commitments, the Loans and the Letters of Credit) of Holdings or any of its Subsidiaries individually or in an aggregate committed or outstanding principal amount exceeding $20,000,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.
“Material Intellectual Property” shall mean the IP Rights, whether now owned or licensed or hereafter acquired, licensed or developed, that are material to the conduct of business of the Loan Parties, taken as a whole.
“Material Lease” shall mean (a) each lease of Real Estate set forth on Schedule III and (b) any other lease of Real Estate to the Borrower or its Subsidiaries pursuant to which a default, breach or termination thereof could reasonably be expected to result in a Material Adverse Effect.
“Material Real Estate” shall mean (a) the Real Estate of the Loan Parties as of the Closing Date set forth on Schedule II, (b) any fee-owned Real Estate of any Loan Party with a fair market value in excess of $5,000,000, (c) any ground leasehold interests in Real Estate of any Loan Party with a fair market value in excess of $5,000,000 and (d) any leasehold interests of any Loan Party in Real Estate owned in fee by any other Loan Party with the fair market value of the fee interest exceeding $5,000,000.
“Material Subsidiary” shall mean, as of any date, any direct or indirect Subsidiary of the Borrower that is not an Immaterial Subsidiary.
“Maturity Date” shall mean, (a) with respect to the Revolving Commitments, the Revolving Commitment Termination Date, (b) [reserved] and (c) with respect to any Incremental Term Loans, the maturity dates specified therefor in the applicable Incremental Commitment Joinder.

“Maximum Attributable EBITDA Cap” shall have the meaning assigned to such term in the definition of Consolidated EBITDA.
“Maximum Total Leverage Threshold” shall have the meaning set forth in Section 6.1.
“Medicaid” shall mean, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or requirements pertaining to such program, including (a) all federal statutes affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, and requirements of all Government Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended and in effect from time to time.
“Medicare” shall mean, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or requirements pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative and reimbursement requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended and in effect from time to time.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgaged Property” shall mean, collectively, the Material Real Estate subject to the Mortgages, including, but not limited to, any Material Real Estate for which a Mortgage is required to be delivered after the Closing Date pursuant to Section 5.13.
“Mortgages” shall mean, collectively, each mortgage, deed of trust, trust deed, security deed, debenture, deed of immovable hypothec, deed to secure debt or other real estate security documents covering Material Real Estate, all in form and substance satisfactory to the Administrative Agent, as the same may be amended, amended and restated, extended, supplemented, substituted or otherwise modified from time to time.
“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is contributed to (or to which there is an obligation to contribute to) by Holdings, any of its Subsidiaries or an ERISA Affiliate, or to which Holdings, any of its Subsidiaries or an ERISA Affiliate contributed to or had an obligation to contribute within the last five plan years.
“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging

Transaction giving rise to such Hedging Obligation as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.
“Non-Public Information” shall mean any material non-public information (within the meaning of United States federal and state securities laws) with respect to Holdings or any of its Subsidiaries or any of their respective securities.
“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by Holdings or one or more of its Subsidiaries primarily for the benefit of employees of Holdings or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Notice of Borrowing” shall have the meaning set forth in Section 2.3.
“Notice of Conversion/Continuation” shall have the meaning set forth in Section 2.7(b).
“Notice of Swingline Borrowing” shall have the meaning set forth in Section 2.4.
“Obligations” shall mean (a) all amounts owing by the Loan Parties to the Administrative Agent, any Issuing Bank, any Lender (including the Swingline Lender) or any Lead Arranger pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Commitment, Loan or Letter of Credit, including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, obligations pursuant to the Administrative Agent’s Erroneous Payment Subrogation Rights, fees, expenses, indemnification and reimbursement payments, costs and expenses, whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (c) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided that with respect to any Guarantor, the Obligations shall not include any Excluded Swap Obligations
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any Synthetic Lease Obligation or (iii) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person other than, in the case of this clause (iii), any operating lease.
“Original Closing Date” shall have the meaning set forth in the Recitals.
“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended and in effect from time to time, and any successor statute thereto.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.25).
“Parent Company” shall mean, with respect to a Lender, the “bank holding company” as defined in Regulation Y, if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant” shall have the meaning set forth in Section 10.4(d).
“Pass-Through Foreign Holdco” shall mean any Domestic Subsidiary for which all or substantially all of its assets consist (directly or through Subsidiaries) of Capital Stock of one or more CFCs.
“Patent” shall have the meaning assigned to such term in the Guaranty and Security Agreement.
“Patent Security Agreement” shall mean any Patent Security Agreement executed by a Loan Party owning Patents or licenses of Patents in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Original Closing Date and thereafter.
“Patriot Act” shall mean the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time.

“Payment in Full” and “Paid in Full” shall mean the termination of all Revolving Commitments and all other commitments of the Lenders to lend funds or extend financial accommodations to the Borrower under the Loan Documents and the payment in full, in immediately available funds, of all of the Obligations (other than (a) contingent indemnification and expense reimbursement Obligations, in each case, to the extent no claim giving rise thereto has been asserted, (b) Hedging Obligations and Bank Product Obligations to the extent arrangements satisfactory to the Lender-Related Hedge Provider or Bank Product Provider, as applicable, shall have been made and (c) contingent Obligations with respect to which the deposit of cash collateral (in the case of LC Exposure, which shall not exceed 103% of the face amount of the relevant Letters of Credit and in the case of other Obligations, which shall not exceed 100% of the amount thereof) (or, as an alternative to cash collateral in the case of any LC Exposure, receipt by the Administrative Agent of a back-up letter of credit reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank), in amounts and on terms and conditions and with parties reasonably satisfactory to the Administrative Agent and each Indemnitee that is, or may be, owed such Obligations has been provided).
“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.
“Payment Recipient” shall have the meaning assigned to such term in Section 9.6(a).
“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
“Pension Plan” shall mean any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) that is either subject to Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code, and that is maintained or contributed to by Holdings, the Borrower or any ERISA Affiliate or to which Holdings, the Borrower or any ERISA Affiliate has or may have an obligation to contribute, and each such plan that is either subject to Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code for the five-year period immediately following the latest date on which Holdings, the Borrower or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained, contributed to, had an obligation to contribute to, or otherwise had liability with respect to) such plan.
“Perfection Certificate” shall have the meaning assigned to such term in the Guaranty and Security Agreement.
“Periodic Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR”.
“Permitted Acquisition” shall mean any Acquisition by the Borrower or any Subsidiary Loan Party (other than a Specified Conflicted Subsidiary designated as such as a result of a Specified Conflicted Subsidiary Designation Event under clause (d) of the definition thereof) that occurs when the following conditions have been satisfied:

(i)    subject, in the case of a Limited Condition Acquisition, to Section 1.5, before and after giving effect to such Acquisition, no Default or Event of Default has occurred and is continuing or would result therefrom; provided that (A) this clause (i) shall be limited to Events of Default referenced in Section 2.23(a)(iii) if an Incremental Commitment is being funded in connection with any such Permitted Acquisition and (B) if the Borrower makes an LCA Election pursuant to Section 1.5 and such condition is tested as of the applicable LCA Test Date, it shall also be a condition that no Event of Default under Section 8.1(a), (b), (g), (h) or (i) shall have occurred and be continuing or would result from such Acquisition and the transactions consummated in connection therewith (including the incurrence of any Indebtedness and the use proceeds thereof) on the date on which such Acquisition is consummated;
(ii)    subject, in the case of a Limited Condition Acquisition, to Section 1.5, before and after giving effect to such Acquisition, on a Pro Forma Basis (giving effect to such Acquisition and any related debt incurrences), the Borrower is in compliance with each of the covenants set forth in Article VI, measuring Consolidated Total Net Debt for purposes of Section 6.1 as of the date of such Acquisition and otherwise recomputing the covenants set forth in Article VI as of the end of the most recently ended Test Period as if such Acquisition (and any other Acquisitions that have been consummated since the end of such Test Period and on or prior to the date of such Acquisition) had occurred, and any Indebtedness incurred in connection therewith was incurred, on the first day of the relevant period for testing compliance;
(iii)    at least five (5) days (or such shorter period of time as may be agreed to by the Administrative Agent) prior to the date of the consummation of any such Acquisition for which the aggregate consideration to be paid is at least $30,000,000, the Borrower shall have delivered to the Administrative Agent notice of such Acquisition, together with, to the extent available and received by the Borrower in connection with such Acquisition (including after request by the Borrower to the applicable seller), historical financial information with respect to the Person whose stock or assets are being acquired, the acquisition agreement and such other information in the possession of the Borrower that is reasonably requested by the Administrative Agent, and which is not subject to confidentiality agreements restricting the Borrower from providing such information;
(iv)    such Acquisition is not opposed by the board of directors (or the equivalent thereof) of the Person whose stock or assets are being acquired;
(v)    the Person or assets being acquired is in the same type of business conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related thereto or ancillary or complementary thereto;
(vi)    the Person being acquired shall become a Subsidiary Loan Party in accordance with Section 5.12 (or shall be merged or otherwise consolidated or combined with the Borrower or a Subsidiary Loan Party, with the Borrower or such Subsidiary Loan Party being the surviving person) or the assets being acquired shall be acquired by the Borrower or a Subsidiary Loan Party, as applicable;

(vii)    such Acquisition is consummated in compliance in all material respects with all Requirements of Law, and all material consents and approvals from any Governmental Authority and all material consents and approvals from any other Person in each case required in connection with such Acquisition have been obtained; and
(viii)    at least five (5) days (or such shorter period of time as may be agreed to by the Administrative Agent) prior to the date of the consummation of any such Acquisition for which the aggregate consideration to be paid is at least $30,000,000, the Borrower shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer certifying that each of the conditions set forth above has been satisfied (or, as applicable, will be satisfied by the date of the consummation of such Acquisition); provided that, in the case of a Limited Condition Acquisition, the conditions set forth above that are tested as of the applicable LCA Test Date shall be certified in the applicable LCA Election Certificate instead of the certificate delivered pursuant to this clause (viii).
“Permitted Encumbrances” shall mean:
(i)    (x) Liens on Real Estate for real estate taxes not yet delinquent and (y) Liens imposed by law for Taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
(ii)    Statutory liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law, in each case, which arise in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
(iii)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(iv)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(v)    judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(vi)    customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where Holdings or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;
(vii)    easements, zoning restrictions, other restrictions, covenants, conditions, rights-of-way and other similar encumbrances on real property that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;
(viii)    (x) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries and (y) restrictions on transfers of assets that are subject to sale or transfer pursuant to purchase and sale arrangements, in each case, in connection with any letter of intent or purchase and sale agreement permitted hereunder;
(ix)    in the case of any non-wholly owned Subsidiary or joint venture, any put and call arrangements or restrictions on disposition related to its Capital Stock set forth in its organizational documents or any related joint venture or similar agreement; and
(x)    licenses and sublicenses of intellectual property granted by any Loan Party in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Loan Parties;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (other than Liens in respect of Real Estate of the Loan Parties in favor of Administrative Agent, for the benefit of the Secured Parties, created pursuant to the Loan Documents).
“Permitted Holders” shall mean (a) Jason Murray, (b) Mark Hancock and (c) any trust, family limited partnership, family limited liability company or other estate planning entity (in each case of this clause (c), the beneficiaries, partners or members of which are principally the Persons listed in clauses (a) or (b) hereof).
“Permitted Investments” shall mean:
(i)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
(ii)    commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;
(iii)    certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000 (determined at the time of such investment);
(iv)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above (determined at the time of such investment); and

(v)    mutual funds investing primarily in any one or more of the Permitted Investments described in clauses (i) through (iv) above (determined at the time of such investment).
“Permitted Specified Conflicted Subsidiary Acquisition” shall mean any Acquisition by PGI or any Subsidiary of PGI of any Person that will, upon the consummation of such Acquisition, constitute a Specified Conflicted Subsidiary from an unaffiliated third party that occurs when the following conditions have been satisfied:
(i)    such acquired Person shall either have Indebtedness on the date it is so acquired that is not extinguished in connection with such Acquisition and is permitted pursuant to Section 7.1(h) or shall incur Indebtedness permitted pursuant to Section 7.1(h) in connection with such Acquisition or it shall be contemplated at the time of such Acquisition that such Person will in the future incur Indebtedness permitted pursuant to Section 7.1(h);
(ii)    the Borrower shall designate by written notice to the Administrative Agent such acquired Person as a “Specified Conflicted Subsidiary” at the time of such Acquisition;
(iii)    subject, in the case of a Limited Condition Acquisition, to Section 1.5, before and after giving effect to such Acquisition, no Default or Event of Default has occurred and is continuing or would result therefrom; provided that (A) this clause (iii) shall be limited to Events of Default referenced in Section 2.23(a)(iii) if an Incremental Commitment is being funded in connection with any such Permitted Specified Conflicted Subsidiary Acquisition and (B) if the Borrower makes an LCA Election pursuant to Section 1.5 and such condition is tested as of the applicable LCA Test Date, it shall also be a condition that no Event of Default under Section 8.1(a), (b), (g), (h) or (i) shall have occurred and be continuing or would result from such Acquisition and the transactions consummated in connection therewith (including the incurrence of any Indebtedness and the use proceeds thereof) on the date on which such Acquisition is consummated;
(iv)    subject, in the case of a Limited Condition Acquisition, to Section 1.5, before and after giving effect to such Acquisition, on a Pro Forma Basis (giving effect to such Acquisition and any related debt incurrences), the Borrower is in compliance with each of the covenants set forth in Article VI, measuring Consolidated Total Net Debt for purposes of Section 6.1 as of the date of such Acquisition and otherwise recomputing the covenants set forth in Article VI as of the end of the most recently ended Test Period as if such Acquisition (and any other Acquisitions that have been consummated since the end of such Test Period and on or prior to the date of such Acquisition) had occurred, and any Indebtedness incurred in connection therewith was incurred, on the first day of the relevant period for testing compliance;
(v)    at least five (5) days (or such shorter period of time as may be agreed to by the Administrative Agent) prior to the date of the consummation of any such Acquisition for which the aggregate consideration to be paid is at least $30,000,000, the Borrower shall have delivered to the Administrative Agent notice of such Acquisition, together with, to the extent available and received by the Borrower in connection with such

Acquisition (including after request by the Borrower to the applicable seller), historical financial information with respect to the Person whose stock or assets are being acquired, the acquisition agreement and such other information in the possession of the Borrower that is reasonably requested by the Administrative Agent, and which is not subject to confidentiality agreements restricting the Borrower from providing such information;
(vi)    such Acquisition is not opposed by the board of directors (or the equivalent thereof) of the Person whose stock or assets are being acquired;
(vii)    the Person or assets being acquired is in the same type of business conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related thereto or ancillary or complementary thereto;
(viii)    such Acquisition is consummated in compliance in all material respects with all Requirements of Law, and all material consents and approvals from any Governmental Authority and all material consents and approvals from any other Person in each case required in connection with such Acquisition have been obtained; and
(ix)    at least five (5) days (or such shorter period of time as may be agreed to by the Administrative Agent) prior to the date of the consummation of any such Acquisition for which the aggregate consideration to be paid is at least $30,000,000, the Borrower shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer certifying that each of the conditions set forth above has been satisfied (or, as applicable, will be satisfied by the date of the consummation of such Acquisition); provided that, in the case of a Limited Condition Acquisition, the conditions set forth above that are tested as of the applicable LCA Test Date shall be certified in the applicable LCA Election Certificate instead of the certificate delivered pursuant to this clause (ix).
“Permitted Third Party Bank” shall mean any bank or other financial institution with whom any Loan Party maintains (i) a Controlled Account and with whom a Control Account Agreement has been executed or (ii) a Government Receivables Account and with whom a Government Receivables Account Agreement has been executed.
“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.
“PGI” shall mean Providence Group, Inc., a California corporation, which is a direct Subsidiary of the Borrower.
“Plan” shall mean any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) subject to Title IV of ERISA maintained or contributed to by Holdings, the Borrower or any ERISA Affiliate or to which Holdings, the Borrower or any ERISA Affiliate has or may have an obligation to contribute, and each such plan that is subject to Title IV of ERISA for the five-year period immediately following the latest date on which Holdings, the Borrower or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained, contributed to, had an obligation to contribute to, or otherwise had liability with respect to) such plan.

“Plum Healthcare Acquisition” shall mean those certain transactions, which closed on November 5, 2021, pursuant to (i) that certain Unit Purchase Agreement and Plan of Merger made and entered into as of February 25, 2021 by and among PGI, as purchaser, Suitable Acquisition Company, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of PGI, Bay Bridge Capital Partners, LLC, a Delaware limited liability company, GI Plum Fund B Blocker LLC, a Delaware limited liability company, GI Plum Fund B AIV LP, a Delaware limited partnership, GI GP IV L.P., a Delaware limited partnership, GI Plum Holdings LLC, a Delaware limited liability company, New Sisu Holdco, LLC, a Delaware limited liability company, and GI Partners Acquisitions LLC, as the sellers’ representative and (ii) the ancillary and related documents executed in connection therewith, in each case, as amended from time to time.
“Pro Forma Basis” shall mean, (i) with respect to any Person, business, property or asset acquired in a Permitted Acquisition or other Acquisition permitted hereunder or approved in writing by the Required Lenders, the inclusion as “Consolidated EBITDA” of the Consolidated EBITDA (determined by reference to such Person, business, property or asset) for such Person, business, property or asset as if such Acquisition had been consummated on the first day of the applicable period, based on historical results accounted for in accordance with GAAP, adjusted by (A) any credit received for acquisition-related costs and savings to the extent expressly permitted pursuant to Article 11 of Securities and Exchange Commission Regulation S-X and (B) other reasonable adjustments consistent with the operation by the Borrower or any of its Subsidiaries of comparable businesses, properties or assets that are in the same or reasonably related line of business in the same or similar geographies for (1) insurance expense savings, (2) bad debt expense savings and (3) any other non-recurring or non-cash charges that have been deducted from the EBITDA of or attributable to such Person, business, property or asset prior to such Acquisition; provided that the amount included in Consolidated EBITDA pursuant to this clause (i)(B), together with the amount added back in the determination of Consolidated EBITDA for the applicable Test Period pursuant to clause (iv) of the definition of “Consolidated EBITDA”, shall not exceed 15.0% of Consolidated EBITDA (after giving effect to such inclusions and addbacks) for such period, (ii) with respect to any Person, business, property or asset sold, transferred or otherwise disposed of, the exclusion from “Consolidated EBITDA” of the portion of Consolidated EBITDA for such Person, business, property or asset so disposed of during such period as if such disposition had been consummated on the first day of the applicable period, in accordance with GAAP, (iii) with respect to any Subsidiary designated as a Specified Conflicted Subsidiary during such period in accordance with the terms of this Agreement the inclusion in the calculation of the Maximum Attributable EBITDA Cap of the portion of Consolidated EBITDA that is attributable to such Subsidiary as if such designation had been consummated on the first day of the applicable period and (iv) with respect to any Subsidiary that is a Specified Conflicted Subsidiary which is redesignated as a Subsidiary that is not a Specified Conflicted Subsidiary during such period in accordance with the terms of this Agreement the exclusion from the calculation of the Maximum Attributable EBITDA Cap of the portion of Consolidated EBITDA that is attributable to such Subsidiary as if such redesignation had been consummated on the first day of the applicable period.
“Pro Rata Share” shall mean (i) with respect to any Class of Commitment or Loan of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment of such Class (or, if such Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure or Term

Loan, as applicable), and the denominator of which shall be the sum of all Commitments of such Class of all Lenders (or, if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure or Term Loans, as applicable, of all Lenders) and (ii) with respect to all Classes of Commitments and Loans of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or, if such Revolving Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and Term Loan and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or, if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments) and Term Loans.
“Proceeding” shall mean any investigation, inquiry, litigation, review, hearing, suit, claim, audit, arbitration, proceeding or action (in each case, whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Company Costs” shall mean, as to any Person, fees, costs and expenses associated with becoming a standalone entity or a public company and public company costs (including, for the avoidance of doubt, fees, costs and expenses relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity securities held by the public, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, costs and expenses relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees), in each case to the extent arising solely by virtue of the initial listing of such Person’s equity securities on a national securities exchange.
“Public Lender” shall mean any Lender who does not wish to receive Non-Public Information and who may be engaged in investment and other market related activities with respect to Holdings, the Borrower, their Affiliates or any of their securities or loans.
“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” shall have the meaning set forth in Section 10.20.
“Qualified Capital Stock” shall mean, with respect to any Person, any Capital Stock of such Person that is not Disqualified Capital Stock.
“Qualified IPO” shall mean any transaction or series of transactions that results in the common Capital Stock of Holdings or any direct or indirect parent company of Holdings being publicly-traded on any United States national securities exchange or over-the-counter market;

provided that a Qualified IPO shall not include a public offering pursuant to a registration statement on Form S-8.
“Real Estate” shall mean all real property in which Holdings or any of its Subsidiaries has any right, title or interest in and to, including any fee interest, ground lease interest, leasehold interest, easement or license or any other right to use or occupy such real property.
“Real Estate Documents” shall mean, collectively, as to each real property constituting Material Real Estate: (i) a Mortgage covering such Material Real Estate, duly executed by each applicable Loan Party, (ii) a title search relating to such Material Real Estate reasonably satisfactory in form and substance to the Administrative Agent, (iii) (x) a “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard determination, (y) a notice, in the form required under the Flood Insurance Laws, about special flood hazard area status and flood disaster assistance duly executed by each applicable Loan Party, and (z) if any improved real property encumbered by the applicable Mortgage is located in a special flood hazard area, a policy of flood insurance that is on terms satisfactory to the Administrative Agent, (iv) evidence that the applicable Mortgage has been recorded where necessary under applicable law to create a valid and enforceable first priority Lien (subject, in the case of priority only, to Liens expressly permitted by Section 7.2 which are prior as a matter of law) on such Material Real Estate in favor of the Administrative Agent, for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local law), and (v) such other reports, documents, instruments and agreements, including, without limitation, title insurance policies, surveys, zoning reports, environmental reports and assessments, environmental indemnities and legal opinions, as the Administrative Agent shall reasonably request, each in form and substance satisfactory to Administrative Agent.
“Recipient” shall mean, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank.
“Refinanced Indebtedness” shall mean (a) all Loans (as defined in the Existing Credit Agreement) outstanding as of the Closing Date under the Existing Credit Agreement and (b) all principal, interest, fees and other amounts outstanding as of the Closing Date under (i) that certain Credit and Security Agreement, dated as of November 5, 2021, by and among Capital Finance, LLC, as administrative agent, the lenders party thereto and certain subsidiaries of PGI party thereto, as borrowers, as amended, (ii) that certain Credit and Security Agreement, dated as of December 20, 2019, by and among Capital Finance, LLC, as administrative agent, the lenders party thereto and certain subsidiaries of PGI party thereto, as borrowers, as amended, and (iii) that certain Credit and Security Agreement, dated as of September 4, 2015, by and among Capital Finance, LLC, as administrative agent, and certain subsidiaries of PGI party thereto, as borrowers, as amended.
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.
“Related Transaction Documents” shall mean the Loan Documents and all other agreements or instruments executed in connection with the Related Transactions.
“Related Transactions” shall mean, collectively, the Closing Date Refinancing, the making of the initial Loans on the Closing Date, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all Related Transaction Documents.
“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or any successor thereto.
“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments and Term Loans at such time or, if the Lenders have no Commitments outstanding, then Lenders holding more than 50% of the aggregate outstanding Revolving Credit Exposure and Term Loans of the Lenders at such time; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments, Revolving Credit Exposure and Term Loans shall be excluded for purposes of determining Required Lenders; and provided, further, at any time that there are two or more unaffiliated Non-Defaulting Lenders, Required Lenders shall consist of at least two such Non-Defaulting Lenders.
“Required Revolving Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments at such time or, if the Lenders have no Revolving Commitments outstanding, then Lenders holding more than 50% of the aggregate outstanding Revolving Credit Exposure at such time; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Revolving Lenders; and provided, further, at any time that there are two or more unaffiliated Non-Defaulting

Lenders holding Revolving Commitments, Required Revolving Lenders shall consist of at least two such Non-Defaulting Lenders.
“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, statute, act or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, all Health Care Laws.
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” shall mean (x) with respect to certifying compliance with the financial covenants set forth in Article VI, the chief financial officer or the treasurer of the Borrower and (y) with respect to all other provisions, any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower (or Holdings or any Subsidiary, as applicable) or such other representative of the Borrower (or Holdings or any Subsidiary, as applicable) as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent.
“Restricted Payment” shall mean, for any Person, any dividend or distribution on any class of its Capital Stock, or any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of any shares of its Capital Stock, any Indebtedness subordinated to the Obligations or any Guarantee thereof or any options, warrants or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding.
“Revolver Availability” shall mean the amount by which the Aggregate Revolving Commitment Amount exceeds the aggregate Revolving Credit Exposure of all Lenders.
“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule I, as such schedule may be amended pursuant to Section 2.23, or, in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the amount provided in the Incremental Commitment Joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to the terms hereof.
“Revolving Commitment Termination Date” shall mean the earliest of (a) December 7, 2028, (b) the date on which the Revolving Commitments are terminated pursuant to Section 2.8 and (c) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.
“Revolving Lender” shall mean each Lender with a Revolving Commitment (or if the Revolving Commitments have terminated, who holds Revolving Credit Exposure).
“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a SOFR Loan.
“S&P” shall mean S&P Global Ratings, a division of S&P Global Inc.
“Sanctioned Country” shall mean, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions (which as of the Closing Date includes the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” shall mean, at any time, (a) any Person that is the subject or target of any Sanctions, (b) any Person located, organized, operating or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom or (c) any other relevant sanctions authority.
“Secured Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Secured Net Debt as of such date to (ii) Consolidated EBITDA for the most recently ended Test Period.
“Secured Parties” shall mean the Administrative Agent, the Lenders, the Issuing Banks, the Lender-Related Hedge Providers and the Bank Product Providers.
“SOFR” shall mean a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Loan” shall mean a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (iii) of the definition of “Base Rate”.
“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.
“Specified Conflicted Subsidiary” shall mean (a) each Subsidiary of the Borrower that is designated by the Borrower as a “Specified Conflicted Subsidiary” on Schedule 4.14 on the Closing Date, (b) each other Subsidiary of the Borrower that is designated by the Borrower by written notice to the Administrative Agent as a “Specified Conflicted Subsidiary” pursuant to Section 5.18 subsequent to the Closing Date and (c) each Subsidiary of PGI that is acquired subsequent to the Closing Date pursuant to Section 7.4(m) and designated at the time of such acquisition by the Borrower by written notice to the Administrative Agent as a “Specified Conflicted Subsidiary”.
“Specified Conflicted Subsidiary Designation” shall have the meaning set forth in Section 5.18.
“Specified Conflicted Subsidiary Designation Amount” shall have the meaning set forth in Section 5.18.
“Specified Conflicted Subsidiary Designation Event” shall mean the occurrence of any of the following with respect to any Subsidiary of the Borrower that, immediately prior to such event, is not a Specified Conflicted Subsidiary:
(a)    such Subsidiary incurs or assumes (or such Subsidiary is acquired pursuant to a Permitted Specified Conflicted Subsidiary Acquisition and has) Indebtedness that is permitted pursuant to Section 7.1(h) that is secured by Liens that are permitted pursuant to Section 7.2(f);
(b)    such Subsidiary enters into a lease with respect to Real Estate to be operated or otherwise used by such Subsidiary, which lease requires such Subsidiary to grant a first priority Lien in favor of such landlord on such Subsidiary’s accounts receivable and/or the Capital Stock of such Subsidiary or otherwise prohibits such Subsidiary from granting a first priority Lien in favor of the Administrative Agent on such Subsidiary’s accounts receivable and/or the Capital Stock of such Subsidiary (or results in a lease default if such Lien is granted), unless such Subsidiary is a Subsidiary Loan Party and the Liens and security interests in favor of the landlord on the assets of such Subsidiary Loan Party are permitted pursuant to, and subject to an intercreditor agreement contemplated by, Section 7.2(i);
(c)    with respect to a lease that was previously entered into by such Subsidiary with respect to Real Estate operated or otherwise used by such Subsidiary, which lease requires, upon the incurrence by the landlord under such lease of Indebtedness (or the refinancing of any such Indebtedness), such Subsidiary to grant a first priority Lien to secure such Indebtedness on such Subsidiary’s accounts receivable and/or the Capital Stock of such Subsidiary or otherwise prohibits such Subsidiary from granting a first priority Lien in favor of the Administrative Agent on such Subsidiary’s accounts receivable and/or the Capital Stock of such Subsidiary (or results in a lease default if such Lien is granted), the incurrence by the landlord under such lease of such Indebtedness; or
(d)    with respect to a lease that was previously entered into by such Subsidiary with respect to Real Estate to be operated or otherwise used by such Subsidiary and in connection with such lease the landlord under such lease was granted a Lien on and security interest in the assets of such Subsidiary that were permitted immediately prior to such Specified Conflicted Subsidiary Designation Event pursuant to, and subject to an intercreditor agreement contemplated by, Section 7.2(i), such landlord delivers an enforcement notice, lease payment default notice, “possession date” notice or any other notice under such intercreditor agreement such that the running of a period of time commences at the end of which any of the Liens on and security interests in favor of such landlord on the assets of such Subsidiary may cease to have the relative lien priority necessary for such Liens and security interests to be permitted pursuant to Section 7.2(i) or such Subsidiary is or may be actually or constructively dispossessed of the relevant Real Estate and/or replaced by a new temporary or permanent operator or tenant (and regardless of whether the lease is assigned or the Subsidiary remains or will remain the party in whose name the permits, provider agreements, provider numbers and similar items utilized with respect to such Real Estate are issued).
“Specified Conflicted Subsidiary Revocation” shall have the meaning set forth in Section 5.18.
“Specified Representations” shall mean the representations and warranties set forth in Sections 4.1(i) and (ii), 4.2, 4.3(a), 4.3(b), 4.3(c) (with respect to organizational documents of the Loan Parties), 4.7, 4.9 (with respect to margin regulations), 4.15, 4.17(a), and 4.20.
“Specified Target Representations” shall have the meaning set forth in Section 2.23(a)(iii).
“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of Holdings or the Borrower, as applicable.
“Subsidiary Loan Party” shall mean any Subsidiary that executes or becomes a party to the Guaranty and Security Agreement, unless and until any such Subsidiary is released pursuant to Section 9.11.
“Supported QFC” shall have the meaning set forth in Section 10.20.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $20,000,000.
“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.
“Swingline Lender” shall mean Truist Bank in its capacity as such, together with any successor in such capacity.
“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.
“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, plus (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Lender” shall mean a Lender holding a Term Loan or a Term Loan Commitment.
“Term Loan” shall mean any term loan made hereunder pursuant to Section 2.23.
“Term Loan Commitment” shall mean, with respect to each Lender, such Lender’s Incremental Term Loan Commitment.
“Term SOFR” shall mean,
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR

Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.
“Term SOFR Adjustment” shall mean a percentage equal to 0.10% per annum.
“Term SOFR Administrator” shall mean the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” shall mean the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.
“Test Period” shall mean, for any date of determination under this Agreement, the four consecutive Fiscal Quarters most recently ended as of such date of determination for which financial statements have been or are required to have been delivered pursuant to Section 5.1(a) or (b), provided, that for Test Periods prior to the first such required delivery after the Closing Date, “Test Period” shall refer to the most recently ended period of four consecutive Fiscal Quarters for which financial statements are available; provided, further, that for the purposes of determining quarterly compliance with Sections 6.1 and 6.2, Test Period shall mean the four consecutive Fiscal Quarters ending on the applicable date of determination.
“Third Party Payor” shall mean any Governmental Payor, private insurers, managed care plans, and any other person or entity which presently or in the future maintains Third Party Payor Programs.
“Third Party Payor Authorizations” shall mean all participation agreements, provider or supplier agreements, enrollments, accreditations and billing numbers necessary to participate in and receive reimbursement from a Third Party Payor Program, including all Medicare and Medicaid participation agreements.

“Third Party Payor Programs” shall mean all payment or reimbursement programs, sponsored or maintained by any Third Party Payor, in which Holdings or any of its Subsidiaries participates.
“Threshold Amount” shall have the meaning set forth in Section 5.12(c).
“Total Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Net Debt as of such date to (ii) Consolidated EBITDA for the most recently ended Test Period.
“Trademark” shall have the meaning assigned to such term in the Guaranty and Security Agreement.
“Trademark Security Agreement” shall mean any Trademark Security Agreement executed by a Loan Party owning registered Trademarks or applications for Trademarks in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Original Closing Date and thereafter.
“TRICARE” shall mean, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all laws applicable to such programs.
“Type”, when used in reference to a Loan or a Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted Term SOFR or the Base Rate.
“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Unfunded Pension Liability” of any Pension Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Pension Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Pension Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).
“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as amended and in effect from time to time in the State of New York.

“United States” or “U.S.” shall mean the United States of America.
“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” shall have the meaning set forth in Section 10.20.
“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.20(e)(ii).
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” shall mean the Borrower, any other Loan Party or the Administrative Agent, as applicable.
“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2    Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. “Revolving Loan” or “Term Loan”) or by Type (e.g. “SOFR Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving SOFR Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving

Borrowing”) or by Type (e.g. “SOFR Borrowing”) or by Class and Type (e.g. “Revolving SOFR Borrowing”).
Section 1.3    Accounting Terms and Determination. Unless otherwise defined or specified herein (including as set forth in Section 1.7), all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied, except as otherwise indicated therein, on a basis consistent with the most recent audited consolidated financial statement of Holdings delivered pursuant to Section 5.1(a); provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders (and each party hereto agrees to negotiate in good faith with respect to such amendment). Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein; and (ii) for purposes of this Agreement, GAAP will be deemed to treat operating leases and capitalized leases in a manner consistent with the treatment under GAAP as in effect prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of Accounting Standards Update No. 2016-02.
Notwithstanding anything to the contrary herein, all financial ratios and tests contained in this Agreement that are calculated with respect to any Test Period during which any Permitted Acquisition or other Acquisition permitted hereunder occurs shall be calculated with respect to such Test Period and such Permitted Acquisition or other Acquisition permitted hereunder on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (other than for compliance with the definition of “Permitted Acquisition”) any Permitted Acquisition or other Acquisition permitted hereunder shall have occurred then any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Permitted Acquisition or other Acquisition permitted hereunder had occurred at the beginning of the applicable Test Period (it being understood, for the avoidance of doubt, that solely for purposes of calculating quarterly compliance with Sections 6.1 and 6.2, the date of the required calculation shall be the end of the Test Period, and no Permitted Acquisition or other Acquisition permitted hereunder occurring thereafter shall be taken into account).
Notwithstanding anything to the contrary herein, all financial ratios and tests contained in this Agreement that are calculated with respect to any Test Period during which any designation or redesignation with respect to any Specified Conflicted Subsidiary permitted hereunder occurs shall be calculated with respect to such Test Period and such designation or redesignation permitted hereunder on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (other than for compliance with the definition of “Permitted Specified Conflicted Subsidiary Acquisition”) any designation or redesignation with respect to any Specified Conflicted Subsidiary permitted hereunder shall have occurred then any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such designation or redesignation permitted hereunder had occurred at the beginning of the applicable Test Period (it being understood, for the avoidance of doubt, that solely for purposes of calculating quarterly compliance with Sections 6.1 and 6.2, the date of the required calculation shall be the end of the Test Period, and no designation or redesignation with respect to any Specified Conflicted Subsidiary permitted hereunder occurring thereafter shall be taken into account).
Section 1.4    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, (v) any definition of or reference to any law shall include all statutory and regulatory provisions consolidating, amending, or interpreting any such law and any reference to or definition of any law or regulation, unless otherwise specified, shall refer to such law or regulation as amended, modified or supplemented from time to time and (vi) all references to a specific time shall be construed to refer to the time in Charlotte, North Carolina, unless otherwise indicated. Any reference herein or in any other Loan Document to an assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust, as if it were an assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person, and any reference herein to a merger, consolidation or amalgamation, or similar term, shall be deemed to apply to the unwinding of such a division or allocation, as if it were a merger, consolidation or amalgamation, or similar term, as applicable, with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, a Specified Conflicted Subsidiary, a joint venture or any other like term shall also constitute such a Person unless, in the case of a Subsidiary or a Specified Conflicted Subsidiary, it is otherwise designated in accordance with the terms of this Agreement).

Section 1.5    Limited Condition Acquisitions. Notwithstanding anything to the contrary herein, for purposes of (i) determining compliance with Sections 6.1 and 6.2 on a pro forma basis and capacity under baskets (including baskets measured as a percentage of Consolidated EBITDA or based on a ratio test) with respect to the making of any Permitted Acquisitions or other Acquisitions permitted hereunder and the incurrence of any Indebtedness permitted hereunder in connection therewith (other than Indebtedness under or other use of the Revolving Commitment or the establishment of any Incremental Revolving Commitment) or (ii) determining compliance with representations and warranties or any Default or Event of Default test with respect to the making of any Permitted Acquisitions or other Acquisitions permitted hereunder and the incurrence of any Indebtedness permitted hereunder in connection therewith (other than Indebtedness under or other use of the Revolving Commitment or the establishment of any Incremental Revolving Commitment), in the case of clauses (i) and (ii), in connection with a Limited Condition Acquisition, if the Borrower has made an LCA Election with respect to such Limited Condition Acquisition, the date of determination of whether any such action is permitted hereunder (including, in the case of calculating Consolidated EBITDA, the reference date for determining the most recently ended period of four consecutive Fiscal Quarters) shall be deemed to be the date the definitive agreement for such Limited Condition Acquisition (a “Limited Condition Acquisition Agreement”) is entered into (the “LCA Test Date”), and if, after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including the incurrence of any Indebtedness and the use of proceeds thereof) on a pro forma basis, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such financial covenant, basket, representation and warranty or Default or Event of Default test, such financial covenant, basket, representation and warranty or Default or Event of Default test shall be deemed to have been complied with. Upon making an LCA Election with respect to any Limited Condition Acquisition, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent (a) notifying the Administrative Agent of such LCA Election and (b) certifying that each of the conditions for such Limited Condition Acquisition and any related transactions that are tested as of the LCA Test Date have been satisfied (which shall include calculations in reasonable detail for any conditions requiring compliance on a pro forma basis with the covenants set forth in Article VI or with any relevant ratio tests) (such certificate, an “LCA Election Certificate”). For the avoidance of doubt, if the Borrower has made an LCA Election and any of the financial covenant, basket, representation and warranty or Default or Event of Default tests for which compliance was determined or tested as of the LCA Test Date would thereafter have failed to have been satisfied as a result of fluctuations in any such financial covenant or basket, including due to fluctuations in Consolidated EBITDA, or changes in compliance with such representation and warranty or Default or Event of Default test at or prior to the consummation of the relevant Limited Condition Acquisition, such financial covenant, basket, representation and warranty and Default or Event of Default tests will not be deemed to have failed to have been satisfied as a result of such fluctuations or changes. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio (other than testing of actual compliance with the covenants set forth in Article VI and determination of the Total Leverage Ratio for purposes of determining the Applicable Margin) or basket on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the Limited Condition Acquisition Agreement therefor is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated (x) on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (y) with respect to Restricted Payments only, also on a standalone basis without giving effect to such Limited Condition Acquisition and the other transactions in connection therewith.
Section 1.6    Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.7    Specified Conflicted Subsidiaries. Notwithstanding anything to the contrary herein, for purposes of this Agreement, Indebtedness of a Specified Conflicted Subsidiary shall not include (or be deemed to include) Indebtedness of such Specified Conflicted Subsidiary that exists (or is deemed to exist) solely by virtue of such Specified Conflicted Subsidiary having granted a Lien on its assets to secure Indebtedness of any third party landlord.
ARTICLE II
AMOUNT AND TERMS OF THE COMMITMENTS
Section 2.1    General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Revolving Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Revolving Lender severally agrees (to the extent of such Revolving Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2; (ii) each Issuing Bank may issue Letters of Credit in accordance with Section 2.22; (iii) the Swingline Lender may make Swingline Loans in accordance with Section 2.4; and (iv) each Revolving Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed the Aggregate Revolving Commitment Amount in effect from time to time.
Section 2.2    Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share of the Aggregate Revolving Commitments, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Revolving Lender’s Revolving Credit Exposure exceeding such Revolving Lender’s Revolving Commitment or (b) the aggregate Revolving Credit Exposures of all Revolving Lenders exceeding the Aggregate Revolving Commitment Amount. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement.
Section 2.3    Procedure for Revolving Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing, substantially in the form of Exhibit 2.3 attached hereto (a “Notice of Borrowing”), (x) prior to 11:00 a.m. on the requested date of each Base Rate Borrowing and (y) prior to 1:00 p.m. three (3) Business Days (or, for any such Borrowing on the Closing Date, such shorter period as the Administrative Agent may agree) prior to the requested date of each SOFR Borrowing. Each Notice of Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Class and Type of Loan comprising such Borrowing and (iv) in the case of a SOFR Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist entirely of Base Rate Loans or SOFR Loans, as the Borrower may request. The aggregate principal amount of each SOFR Borrowing shall not be less than $5,000,000 or a larger multiple of $250,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided that Base Rate Loans made pursuant to Section 2.4 or Section 2.22(d) may be made in lesser amounts as provided therein. At no time shall the total number of SOFR Borrowings outstanding at any time exceed eight (8). Promptly following the receipt of a Notice of Borrowing in accordance herewith, the Administrative Agent shall advise each applicable Lender of the details thereof and the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.4    Swingline Commitment.
(a)    Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitment Amount and the aggregate Revolving Credit Exposures of all Lenders; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

(b)    The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing, substantially in the form of Exhibit 2.4 attached hereto (a “Notice of Swingline Borrowing”), prior to 1:00 p.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify (i) the principal amount of such Swingline Borrowing, (ii) the date of such Swingline Borrowing (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Borrowing should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. The aggregate principal amount of each Swingline Loan shall not be less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 3:00 p.m. on the requested date of such Swingline Borrowing.
(c)    The Swingline Lender, at any time and from time to time in its sole discretion, may, but in no event no less frequently than once each calendar week shall, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Borrowing to the Administrative Agent requesting the Revolving Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Revolving Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, which will be used solely for the repayment of such Swingline Loan.
(d)    If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Revolving Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Revolving Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.
(e)    Each Revolving Lender’s obligation to make a Base Rate Loan pursuant to subsection (c) of this Section or to purchase participating interests pursuant to subsection (d) of this Section shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Revolving Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Revolving Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Revolving Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Revolving

Lender, together with accrued interest thereon for each day from the date of demand thereof (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. Until such time as such Revolving Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Revolving Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder to the Swingline Lender to fund the amount of such Revolving Lender’s participation interest in such Swingline Loans that such Revolving Lender failed to fund pursuant to this Section, until such amount has been purchased in full.
Section 2.5    [Reserved].
Section 2.6    Funding of Borrowings.
(a)    Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 1:00 p.m. to the Administrative Agent at the Payment Office; provided that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or, at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.
(b)    Unless the Administrative Agent shall have been notified by any Lender prior to 12:00 p.m. on the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.
(c)    All Revolving Borrowings shall be made by the Revolving Lenders on the basis of their respective Pro Rata Shares of the Revolving Commitments. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.7    Interest Elections.
(a)    Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    To make an election pursuant to this Section, the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.7 attached hereto (a “Notice of Conversion/Continuation”) (x) prior to 1:00 p.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 1:00 p.m. three (3) Business Days prior to a continuation of or conversion into a SOFR Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing), (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a SOFR Borrowing, and (iv) if the resulting Borrowing is to be a SOFR Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a SOFR Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for SOFR Borrowings and Base Rate Borrowings set forth in Section 2.3.
(c)    If, on the expiration of any Interest Period in respect of any SOFR Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a SOFR Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders holding Loans comprising such Borrowing shall have otherwise consented in writing. No conversion of any SOFR Loan shall be permitted except on the last day of the Interest Period in respect thereof.
(d)    Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
Section 2.8    Optional Reduction and Termination of Commitments.
(a)    Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date.

(b)    Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable unless the Borrower provides in such notice (in connection with a termination in whole) that it is conditional on the occurrence of another financing or transaction, in which case such notice may be revoked if such financing or transaction does not occur on a timely basis; provided that the Borrower shall pay all amounts required to be paid pursuant to Section 2.19 as a result of such revocation), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the aggregate outstanding Revolving Credit Exposure of all Lenders. Any such reduction in the Aggregate Revolving Commitment Amount below the principal amount of the Swingline Commitment and the LC Commitment shall result in a dollar-for-dollar reduction in the Swingline Commitment and the LC Commitment, as applicable.
(c)    With the written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender, and in such event the provisions of Section 2.26 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim that the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender.
Section 2.9    Repayment of Loans.
(a)    The outstanding principal amount of all Revolving Loans and Swingline Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.
(b)    [Reserved].
(c)    The Borrower unconditionally promises to repay any Incremental Term Loan on the applicable Maturity Date and on the applicable dates scheduled for the repayment of principal of any Incremental Term Loan and in the amounts set forth in the applicable Incremental Commitment Joinder.
Section 2.10    Evidence of Indebtedness.
(a)    Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment and the Term Loan Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and, in the case of each SOFR Loan, the Interest Period applicable thereto, (iii) the date of any continuation of any Loan pursuant to Section 2.7, (iv) the date of any conversion of all or a portion of any Loan to another Type pursuant to Section 2.7, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.
(b)    This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.11    Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of any prepayment of any SOFR Borrowing, 1:00 p.m. not less than three (3) Business Days prior to the date of such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, 1:00 p.m. not less than one (1) Business Day prior to the date of such prepayment, and (iii) in the case of any prepayment of any Swingline Borrowing, prior to 1:00 p.m. on the date of such prepayment. Each such notice shall be irrevocable (provided that (x) any such notice in connection with the repayment of all Loans may be conditioned on the occurrence of another financing or transaction, in which case such notice may be revoked if such financing or transaction does not occur on a timely basis and (y) the Borrower shall pay all amounts required to be paid pursuant to Section 2.19 as a result of such revocation) and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice (unless revoked as provided above), together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(d); provided that if a SOFR Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19. Each partial prepayment of (i) each SOFR Borrowing shall not be less than $5,000,000 or a larger multiple of $250,000, (ii) each Base Rate Borrowing (other than a Base Rate Borrowing of Swingline Loans) shall not be less than $1,000,000 or a larger multiple of $100,000 and (iii) each Base Rate Borrowing of Swingline Loans shall not be less than $100,000 or a larger multiple of

$50,000. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing and, in the case of a prepayment of a Term Loan Borrowing, to principal installments in the manner directed by the Borrower.
Section 2.12    Mandatory Prepayments.
(a)    Immediately upon receipt by Holdings or any of its Subsidiaries of any proceeds of any sale or disposition by Holdings or any of its Subsidiaries of any of its assets, or any proceeds from any casualty insurance policies or eminent domain, condemnation or similar proceedings, the Borrower shall prepay the Obligations in an amount equal to all such proceeds, net of commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Borrower in connection therewith (in each case, paid to non-Affiliates); provided that the Borrower shall not be required to prepay the Obligations with respect to (i) proceeds from the sales of inventory in the ordinary course of business, (ii) proceeds from the sales of assets securing Indebtedness permitted under Section 7.1(b) (to the extent secured on the Closing Date), Section 7.1(c), Section 7.1(f), Section 7.1(h) or Section 7.1(p) to the extent such proceeds are required to be used, and are actually used, to repay such Indebtedness, (iii) proceeds from other asset sales permitted under Section 7.6 in an aggregate amount less than (x) $2,500,000 in any Fiscal Year and (y) $10,000,000 in the aggregate after the Closing Date and (iv) proceeds that are reinvested in assets then used or usable in the business of the Borrower and its Subsidiaries within 180 days following receipt thereof (or if the Borrower or any of its Subsidiaries has entered into and not abandoned or rejected a binding agreement to so reinvest such proceeds within 180 days following receipt thereof, such proceeds are so reinvested within 90 days after the end of such 180-day period). Any such prepayment shall be applied in accordance with subsection (d) of this Section.
(b)    In the event that Holdings or any of its Subsidiaries receives proceeds from the issuance or incurrence of Indebtedness by Holdings or any of its Subsidiaries that is not permitted under Section 7.1, the Borrower shall, substantially simultaneously with (and in any event not later than the fifth succeeding Business Day) the receipt of such proceeds by Holdings or its applicable Subsidiary, apply an amount equal to 100% of such proceeds, net of all fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith, to prepay the Obligations in accordance with subsection (d) of this Section (for the avoidance of doubt, it is understood and agreed that the making of such prepayment shall not cure or be deemed to cure the Event of Default resulting from the issuance or incurrence of such Indebtedness). In the event that Holdings or any of its Subsidiaries receives proceeds from the issuance or incurrence of Indebtedness that constitutes Incremental Term Loans or Revolving Loans in respect of Incremental Revolving Commitments, in each case incurred to refinance all or any portion of the Term Loans, the Borrower shall, substantially simultaneously with (and in any event not later than the fifth succeeding Business Day) the receipt of such proceeds by Holdings or its applicable Subsidiary, apply an amount equal to 100% of such proceeds, net of all fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith, to prepay the outstanding principal amount of the relevant Term Loans and, thereafter, to prepay the Obligations in accordance with subsection (d) of this Section.
(c)    [Reserved].

(d)    Any prepayments made by the Borrower pursuant to subsection (a) or (b) of this Section shall be applied as follows: first, to the Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; fourth, unless otherwise provided in the applicable Incremental Commitment Joinder, to the principal balance of any then outstanding Term Loans, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of such Term Loans, and applied to installments of such Term Loans on a pro rata basis (including, without limitation, the final payment due on the Maturity Date); fifth, to the principal balance of the Swingline Loans, until the same shall have been paid in full, to the Swingline Lender; sixth, to the principal balance of the Revolving Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Commitments; and seventh, to Cash Collateralize the Letters of Credit in an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon.
(e)    If at any time the aggregate Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.8 or otherwise increased pursuant to Section 2.23, the Borrower shall immediately repay the Swingline Loans and the Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19. Each such prepayment shall be applied as follows: first, to the Swingline Loans to the full extent thereof; second, to the Revolving Loans that are Base Rate Loans to the full extent thereof; and third, to the Revolving Loans that are SOFR Loans to the full extent thereof. If, after giving effect to prepayment of all Swingline Loans and Revolving Loans, the aggregate Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess plus any accrued and unpaid fees thereon.
(f)    If, at any time that the Total Leverage Ratio for the most recently ended Test Period exceeds 2.75:1.00, the Revolver Availability is less than $50,000,000 (other than solely as a result of Agent Advances), the Borrower shall immediately repay the Swingline Loans and the Revolving Loans in an amount equal to the amount necessary to cause the Revolver Availability (without giving effect to Agent Advances) to be $50,000,000, together with all accrued and unpaid interest on such amount and any amounts due under Section 2.19. Each such prepayment shall be applied as follows: first, to the Swingline Loans to the full extent thereof; second, to the Revolving Loans that are Base Rate Loans to the full extent thereof; and third, to the Revolving Loans that are SOFR Loans to the full extent thereof.
Section 2.13    Interest on Loans.
(a)    The Borrower shall pay interest on (i) each Base Rate Loan at the Base Rate plus the Applicable Margin in effect from time to time and (ii) each SOFR Loan at Adjusted Term SOFR for the applicable Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time.

(b)    The Borrower shall pay interest on each Swingline Loan at the Base Rate plus the Applicable Margin in effect from time to time.
(c)    Notwithstanding subsections (a) and (b) of this Section, automatically upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest (“Default Interest”) with respect to all overdue principal and interest and all other Obligations not paid when due at the rate per annum equal to 200 basis points above the otherwise applicable interest rate with respect thereto (i.e., for SOFR Loans at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for such SOFR Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for Base Rate Loans). Notwithstanding the foregoing, automatically upon the occurrence and during the continuance of an Event of Default under Sections 8.1(g), (h) or (i), the Borrower shall pay Default Interest in accordance with the preceding sentence with respect to all Obligations whether or not overdue.
(d)    Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans and Swingline Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the applicable Maturity Date. Interest on all outstanding SOFR Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any SOFR Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the applicable Maturity Date. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.
(e)    The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.
(f)    In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
Section 2.14    Fees.
(a)    The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.

(b)    The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Percentage per annum (determined daily in accordance with the Pricing Grid) on the daily amount of the unused Revolving Commitment of such Revolving Lender during the Availability Period. For purposes of computing the commitment fee, the Revolving Commitment of each Revolving Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Revolving Lender.
(c)    The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Revolving Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for letter of credit fees then in effect on the average daily amount of such Revolving Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including, without limitation, any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to each Issuing Bank for its own account a facing fee, which shall accrue at the rate separately agreed to by the Borrower and such Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as such Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the Borrower, in accordance with Section 2.13(c), is obligated to pay Default Interest with respect to the Obligations whether or not overdue, the fee payable pursuant to this subsection (c) shall increase by two percent (2.00%) per annum.
(d)    [Intentionally Omitted].
(e)    The Borrower shall pay on the Closing Date to the Administrative Agent and its Affiliates all fees in the Fee Letter that are due and payable on the Closing Date. The Borrower shall pay on the Closing Date to the Lenders all upfront and other fees previously agreed in writing.
(f)    Accrued fees under subsections (b) and (c) of this Section shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on December 31, 2023, and on the Revolving Commitment Termination Date (and, if later, the date the Revolving Loans and LC Exposure shall be repaid in their entirety); provided that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.
(g)    Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to commitment fees accruing with respect to its Revolving Commitment during such period pursuant to subsection (b) of this Section or letter of credit fees accruing during such period pursuant to subsection (c) of this Section (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), provided that (x) to the extent that a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.26, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitments, and (y) to the extent any portion of such LC Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the applicable Issuing Bank (unless such LC exposure has been Cash Collateralized). The pro rata payment provisions of Section 2.21 shall automatically be deemed adjusted to reflect the provisions of this subsection.
Section 2.15    Computation of Interest and Fees.
Interest hereunder based on the prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.
Section 2.16    Inability to Determine Interest Rates; Benchmark Replacement Setting.
(a)    Inability to Determine SOFR. Subject to paragraphs (b) through (f) below, if, prior to the commencement of any Interest Period for any SOFR Borrowing:
(i)    the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or
(ii)    the Administrative Agent shall have received notice from the Required Lenders that Adjusted Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their SOFR Loans for such Interest Period, then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter.
Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.19. Subject to paragraphs (b) through (f) below, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that

“Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (iii) of the definition of “Base Rate” until the Administrative Agent revokes such determination.
(b)    Benchmark Replacement.
(i)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(ii)    No hedge or swap agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.16.
(c)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.16(e). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16.
(e)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will be not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
Section 2.17    Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any SOFR Loan or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligation of such Lender to make SOFR Loans, or to continue or convert outstanding Loans as or into SOFR Loans, shall be suspended and (ii) the Base Rate shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (iii) thereof. In the case of the making of a SOFR Borrowing, such Lender’s Loan shall be made as a Base Rate Loan as part of the same Borrowing for the same Interest Period and, if the affected SOFR Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such SOFR Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such SOFR Loan to such date (and in each instance the Base Rate shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (iii) thereof). Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.
Section 2.18    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of Adjusted Term SOFR hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in Adjusted Term SOFR) or any Issuing Bank;
(ii)    impose on any Lender, any Issuing Bank or the SOFR loan market any other condition (other than Taxes) affecting this Agreement or any SOFR Loans made by such Lender or any Letter of Credit or any participation therein; or
(iii)    subject any Recipient to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a SOFR Loan or to increase the cost to such Lender or such Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount), then, from time to time, such Lender or such Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts and within five (5) Business Days after receipt of the certificate required under subsection (c) below, the Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amounts as will compensate such Lender or such Issuing Bank for any such increased costs incurred or reduction suffered.
(b)    If any Lender or any Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital and liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or assets (or on the capital or assets of the Parent Company of such Lender or such Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, such Issuing Bank or such Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies or the policies of such Parent Company with respect to capital adequacy and liquidity), then, from time to time, such Lender or such Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such reduced amounts, and within five (5) Business Days after receipt of the certificate required under subsection (c) below, the Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amounts as will compensate such Lender, such Issuing Bank or such Parent Company for any such reduction suffered.
(c)    A certificate of such Lender or such Issuing Bank setting forth (x) the amount or amounts necessary to compensate such Lender, such Issuing Bank or the Parent Company of such Lender or such Issuing Bank, as the case may be, specified in subsection (a) or (b) of this Section and (y) a reasonably detailed explanation of the applicable Change in Law, shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.
(d)    Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 2.19    Funding Indemnity. In the event of (a) the payment of any principal of a SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a SOFR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any SOFR Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a SOFR Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such SOFR Loan if such event had not occurred at Adjusted Term SOFR applicable to such SOFR Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such SOFR Loan) over (B) the amount of interest that would accrue on the principal amount of such SOFR Loan for the same period if Adjusted Term SOFR were set on the date such SOFR Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such SOFR Loan. A certificate as to any additional amount payable under this Section submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.
Section 2.20    Taxes.
(a)    Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made without deduction or withholding for any applicable Taxes, except as required by applicable law. If applicable law (as determined in the good faith discretion of the Withholding Agent) requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding

Agent shall make such deduction and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other Loan Party, as applicable, shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient shall receive an amount equal to the sum it would have received had no such deductions or withholdings been made.
(b)    In addition the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse it for the payment of any such Other Taxes.
(c)    Without duplication of any amounts paid under Sections 2.20(a) or 2.20(b) above, the Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes paid or payable by such Recipient (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or other Loan Party, as applicable, shall deliver to the Administrative Agent an original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Tax Forms. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(i) or (iii) below and Section 2.20(f)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing:

(i)    Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly executed copies of IRS Form W-9 certifying, to the extent such Lender is legally entitled to do so, that such Lender is exempt from U.S. federal backup withholding tax.
(ii)    Any Lender that is a Foreign Person and that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party with respect to payments under this Agreement shall deliver, to the extent it is legally entitled to do so, to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.
(iii)    Each Lender that is a Foreign Person shall, to the extent it is legally entitled to do so, (w) on or prior to the date such Lender becomes a Lender under this Agreement, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this subsection, and (z) from time to time upon the reasonable request by the Borrower or the Administrative Agent, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or the Administrative Agent), whichever of the following is applicable:
(A)    if such Lender is claiming eligibility for benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, duly executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)     duly executed copies of IRS Form W-8ECI, or any successor form thereto, certifying that the payments received by such Lender are effectively connected with such Lender’s conduct of a trade or business in the United States;
(C)     if such Lender is claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, duly executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or any successor form thereto, together with a certificate (a “U.S. Tax Compliance Certificate”) upon which such Lender certifies that (1) such Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, or the obligation of the Borrower hereunder is not, with respect to such Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that Section, (2) such Lender is not a 10% shareholder of the Borrower within the meaning of Section 871(h)(3) or Section 881(c)(3)(B) of the Code, (3) such Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code, and (4) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Lender; or
(D)    if such Lender is not the beneficial owner (for example, a partnership or a participating Lender granting a typical participation), duly executed copies of IRS Form W-8IMY, or any successor form thereto, accompanied by IRS Form W-9, IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, and/or other certification documents from each beneficial owner, as applicable.
(iv)    Each Lender agrees that if any form or certification it previously delivered under this Section expires or becomes obsolete or inaccurate in any respect and such Lender is not legally entitled to provide an updated form or certification, it shall promptly notify the Borrower and the Administrative Agent of its inability to update such form or certification.
(f)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g) in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Administrative Agent Tax Forms. On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall provide to the Borrower, two duly-signed, properly completed copies of the documentation prescribed in clause (i) or (ii) below, as applicable (together with all required attachments thereto): (i) IRS Form W-9 or any successor thereto, or (ii) (A) IRS Form W-8ECI or any successor thereto, and (B) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto evidencing its agreement with the Borrower to be treated as a U.S. Person for U.S. federal withholding purposes. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower.
(i)    Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 2.21    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.18, 2.19 or 2.20, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or, except as provided in Section 2.18 or 2.20, withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19, 2.20 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied as follows: first, to all fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the

Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Banks then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Banks based on their respective pro rata shares of such fees and expenses; third, to all interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to all principal of the Loans and unreimbursed LC Disbursements then due and payable hereunder, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal and unreimbursed LC Disbursements.
(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans then due that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure, Term Loans and accrued interest and fees thereon (as applicable) than the proportion received by any other Lender with respect to its Revolving Credit Exposure or Term Loans (as applicable), then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure and Term Loans (as applicable) of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure and Term Loans (as applicable); provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure or Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 2.22    Letters of Credit.

(a)    During the Availability Period, each Issuing Bank, in reliance upon the agreements of the other Revolving Lenders pursuant to subsections (d) and (e) of this Section, shall issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof (which may be an automatically renewing or extending Letter of Credit), one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the latest Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $50,000; and (iii) the Borrower may not request any Letter of Credit if, after giving effect to such issuance, (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitment Amount. Each Lender with a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.
(b)    To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the applicable Issuing Bank and the Administrative Agent irrevocable written notice prior to 1:00 p.m. at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, renewed or extended, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Section 3.2, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the applicable Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as such Issuing Bank shall reasonably require; provided that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.
(c)    At least two (2) Business Days prior to the issuance of any Letter of Credit, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice, and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Unless such Issuing Bank has received notice from the Administrative Agent, on or before the Business Day immediately preceding the date such Issuing Bank is to issue the requested Letter of Credit, directing such Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in subsection (a) of this Section or that one or more conditions specified in Section 3.2 are not then satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with such Issuing Bank’s usual and customary business practices.

(d)    Each Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The applicable Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether such Issuing Bank has made or will make a LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse such Issuing Bank for any LC Disbursements paid by such Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the applicable Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately following the date on which such drawing is honored that the Borrower intends to reimburse such Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting the Revolving Lenders to make a Base Rate Borrowing on such date in an exact amount due to such Issuing Bank; provided that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Revolving Lenders of such Borrowing in accordance with Section 2.3, and each Revolving Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of such Issuing Bank in accordance with Section 2.6. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse such Issuing Bank for such LC Disbursement.
(e)    If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Revolving Lender (other than the applicable Issuing Bank) shall be obligated to fund the participation that such Revolving Lender purchased pursuant to subsection (a) of this Section in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Revolving Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Revolving Lender or any other Person may have against the applicable Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of Holdings, the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by Holdings, the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Revolving Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the applicable Issuing Bank. Whenever, at any time after the applicable Issuing Bank has received from any such Revolving Lender the funds for its participation in a LC Disbursement, such Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or such Issuing Bank, as the case may be, will distribute to such Revolving Lender its Pro Rata Share of such payment; provided that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Revolving Lender will return to the Administrative Agent or such Issuing Bank any portion thereof previously distributed by the Administrative Agent or such Issuing Bank to it.

(f)    To the extent that any Revolving Lender shall fail to pay any amount required to be paid pursuant to subsection (d) or (e) of this Section on the due date therefor, such Revolving Lender shall pay interest to the applicable Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided that if such Revolving Lender shall fail to make such payment to the applicable Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Revolving Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.13(c).
(g)    If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this subsection, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of each Issuing Bank and the Revolving Lenders, an amount in cash equal to 103% of the aggregate LC Exposure of all Lenders as of such date plus any accrued and unpaid fees thereon; provided that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default described in Section 8.1(g), (h) or (i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this subsection. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it had not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.
(h)    Upon the request of any Revolving Lender, but no more frequently than quarterly, each Issuing Bank shall deliver (through the Administrative Agent) to each Revolving Lender and the Borrower a report describing the aggregate Letters of Credit issued by such Issuing Bank and then outstanding. Upon the request of any Revolving Lender from time to time, each Issuing Bank shall deliver to such Revolving Lender any other information reasonably requested by such Revolving Lender with respect to each Letter of Credit issued by such Issuing Bank and then outstanding.

(i)    The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:
(i)    any lack of validity or enforceability of any Letter of Credit or this Agreement;
(ii)    the existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including any Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;
(iii)    any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;
(iv)    payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document to such Issuing Bank that does not comply with the terms of such Letter of Credit;
(v)    any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s obligations hereunder; or
(vi)    the existence of a Default or an Event of Default.
Neither the Administrative Agent, any Issuing Bank, any Lender nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(j)    Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.
(k)    The parties hereto agree that the Existing Letters of Credit shall constitute Letters of Credit for all purposes hereunder as if such letters of credit were issued by an Issuing Bank under this Agreement.
Section 2.23    Increase of Commitments; Additional Lenders.
(a)    From time to time after the Closing Date and in accordance with this Section, the Borrower and one or more Increasing Lenders or Additional Lenders (each as defined below) may enter into an agreement to (i) increase the aggregate Revolving Commitments (each, an “Incremental Revolving Commitment” and the loans made pursuant thereto, “Incremental Revolving Loans”) and/or (ii) establish (or increase) one or more tranches of term loan commitments hereunder (each, an “Incremental Term Commitment” and the term loans made pursuant thereto, an “Incremental Term Loan”, and the Incremental Term Commitments, together with the Incremental Revolving Commitments, “Incremental Commitments”, and the Incremental Term Loans, together with the Incremental Revolving Loans, “Incremental Loans”) so long as the following conditions are satisfied:
(i)    subject, in the case of an Incremental Term Loan (and related Incremental Term Commitments) used to finance a Limited Condition Acquisition, to Section 1.5, the aggregate principal amount of all such Incremental Commitments made pursuant to this Section shall not exceed the sum of (A) $150,000,000 plus (B) additional amounts so long as the Secured Leverage Ratio, calculated on a pro forma basis (giving pro forma effect to the incurrence of such Incremental Commitments (and treating any unfunded Incremental Commitments as fully drawn) and any transactions entered into in connection therewith, including the incurrence or repayment of any Indebtedness and any Acquisitions (on a Pro Forma Basis)) without netting the cash proceeds of the Incremental Term Loans or Revolving Loans made under such Incremental Commitments or the proceeds of any other Indebtedness incurred substantially concurrently therewith, does not exceed 2.00:1.00;

(ii)    the Borrower shall execute and deliver such documents and instruments and take such other actions as may be reasonably required by the Administrative Agent in connection with and at the time of any such proposed increase;
(iii)    subject, in the case of an Incremental Term Loan (and related Incremental Term Commitments) used to finance a Limited Condition Acquisition, to Section 1.5, at the time of and immediately after giving effect to any such Incremental Commitment, (x) no Event of Default shall exist; provided that (A) in the case of any Incremental Commitment obtained for the purposes of financing an Acquisition not prohibited by this Agreement, the Lenders providing such Incremental Commitment and the Administrative Agent may agree that such condition shall be limited to an absence of an Event of Default under Section 8.1(a), (b), (g), (h) or (i) and (B) if the Borrower makes an LCA Election pursuant to Section 1.5 and such condition is tested as of the applicable LCA Test Date, it shall also be a condition that no Event of Default under Section 8.1(a), (b), (g), (h) or (i) shall have occurred and be continuing or would result from the incurrence of such Incremental Loans (and related Incremental Commitments) and the transactions consummated in connection therewith (including the incurrence of any Indebtedness and the use proceeds thereof) on the date on which such Incremental Loans (and related Incremental Commitments) are incurred and the applicable Limited Condition Acquisition is consummated, and (y) all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as of the date of the establishment of such Incremental Commitment (or, if such representation or warranty relates to an earlier date, as of such earlier date); provided that in the case of any Incremental Commitment obtained for the purposes of financing an Acquisition or other Investment not prohibited by this Agreement, the Lenders providing such Incremental Commitment may agree that the only representations and warranties the accuracy of which shall be a condition to such Incremental Commitment (and the Incremental Loans provided thereunder) shall be (I) the Specified Representations and (II) the representations and warranties made by or on behalf of the applicable target in the purchase, acquisition or similar agreement governing such Acquisition or other Investment as are material to the interests of the Lenders, but only to the extent that the Borrower (or the Borrower’s applicable Affiliates or Subsidiaries) has the right (determined without regard to any notice requirement) not to consummate or the right to terminate (or cause the termination of) the Borrower’s (or such Affiliates’ or Subsidiaries’) obligations under such purchase, acquisition or other agreement as a result of a breach of such representations or warranties in such purchase, acquisition or other agreement (or the failure of such representations or warranties to be accurate or to satisfy the closing conditions in such purchase, acquisition or other agreement applicable to such representations or warranties) (such representations and warranties, the “Specified Target Representations”);
(iv)    (x) any Incremental Term Loans shall have a maturity date no earlier than the latest Maturity Date in effect at the time such Incremental Term Loans are incurred, shall have a Weighted Average Life to Maturity no shorter than that of any then outstanding Term Loans (without giving effect to previous reductions in and previously made amortization payments on such Term Loans), shall not require amortization in excess of 10.0% of the original principal amount of such Incremental Term Loans per annum and shall otherwise have terms (other than pricing and any representations, warranties, covenants and other provisions applicable only to periods after the latest Maturity Date hereunder at such time) that either are consistent with the applicable terms of the existing Loans and Commitments hereunder or are reasonably satisfactory to the Administrative Agent (it being understood and agreed that to the extent that any more restrictive terms are added for the benefit of any Incremental Term Commitments and related Incremental Term Loans, no consent shall be required from the Administrative Agent or any Lender to the extent that such terms are also added for the benefit of the existing Loans and Commitments (to the extent applicable)), and (y) any Incremental Revolving Commitments shall have identical terms (including pricing and termination date; provided that upfront fees for any Incremental Revolving Commitments will be permitted and shall be determined by the Borrower and the Lenders providing such Incremental Revolving Commitments) to the Revolving Commitments and be treated as the same Class as the Revolving Commitments and the Borrower shall, after the establishment of any Incremental Revolving Commitments pursuant to this Section, repay and incur Revolving Loans ratably as between the Incremental Revolving Commitments and the Revolving Commitments outstanding immediately prior to such increase (provided that such repayment and incurrence may, with the Administrative Agent’s consent, be effectuated through assignments among Lenders with Revolving Commitments, which shall not require an Assignment and Acceptance and may be effectuated by the Administrative Agent through changes in the Register and fundings from such Lenders providing Incremental Commitments); provided, further, that Interest Periods applicable to Incremental Term Loans or Revolving Loans advanced pursuant to Incremental Revolving Commitments may, at the election of the Administrative Agent and the Borrower, be made with Interest Period(s) identical to the then remaining Interest Period(s) applicable to any existing Term Loans of the relevant Class or existing Revolving Loans of the applicable Class (and allocated to such Interest Period(s) on a proportional basis);
(v)     subject, in the case of an Incremental Term Loan (and related Incremental Term Commitments) used to finance a Limited Condition Acquisition, to Section 1.5, the Borrower and its Subsidiaries shall be in pro forma compliance with each of the financial covenants set forth in Article VI as of the most recently ended Test Period, calculated as if all such Incremental Term Loans had been made and all such Incremental Revolving Commitments had been established (and fully funded) as of the first day of the relevant period for testing compliance (including giving effect to any Acquisitions on a Pro Forma Basis that are contemplated to be funded with such Incremental Term Loans or Incremental Revolving Commitments), but without netting any cash proceeds of any such Indebtedness;
(vi)     such Incremental Commitments (and related Incremental Loans) shall rank pari passu in right of payment and have the same borrower and guarantees as the then-existing Loans; and
(vii)    any collateral securing any such Incremental Commitments (and related Incremental Loans) shall also secure all other Obligations on a pari passu basis.

(b)    The Borrower shall provide at least ten (10) days’ (or such shorter period of time as may be agreed to by the Administrative Agent in its sole discretion) written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender) of any proposal to establish an Incremental Commitment. The Borrower may also, but is not required to, specify any fees offered to those Lenders (the “Increasing Lenders”) that agree to increase the principal amount of their Revolving Commitments and/or provide Incremental Term Commitments, which fees may be variable based upon the amount by which any such Lender is willing to increase the principal amount of its Revolving Commitment and/or the principal amount of the Incremental Term Commitment such Lender is willing to provide, as applicable. No Lender (or any successor thereto) shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Revolving Commitment and/or provide an Incremental Term Commitment, and any decision by a Lender to increase its Revolving Commitment and/or provide an Incremental Term Commitment shall be made in its sole discretion independently from any other Lender. Only the consent of each Increasing Lender shall be required for Incremental Commitments pursuant to this Section. No Lender which declines to increase the principal amount of its Revolving Commitment and/or provide an Incremental Term Commitment may be replaced with respect to its existing Revolving Commitment, its existing Term Loan Commitment (if any) and/or its existing Term Loans (if any), as applicable, as a result thereof without such Lender’s consent. The Borrower may accept some or all of the offered amounts from existing Lenders or designate new lenders that are acceptable to the Administrative Agent (any such consent to be required only to the extent required under Section 10.4(b) for an assignment of Revolving Commitments or Term Loans, as applicable, to such new lender), the Borrower and, in the case of any Incremental Revolving Commitments, each Issuing Bank (such approvals of the Administrative Agent, the Borrower and the Issuing Banks not to be unreasonably withheld) as additional Lenders hereunder in accordance with this Section (the “Additional Lenders”), which Additional Lenders may assume all or a portion of such Incremental Commitment. The Borrower shall have discretion to adjust the allocation of such Incremental Revolving Commitments and/or such Incremental Term Loans among the then-existing Lenders and the Additional Lenders (as it may elect).
(c)    Subject to subsections (a) and (b) of this Section, any increase requested by the Borrower shall be effective upon delivery to the Administrative Agent of each of the following documents:
(i)     an originally executed copy of an instrument of joinder (each, an “Incremental Commitment Joinder”), in form and substance reasonably acceptable to the Administrative Agent, executed by the Administrative Agent, by the Borrower, by each Additional Lender and by each Increasing Lender, setting forth the Incremental Revolving Commitments and/or Incremental Term Commitments, as applicable, of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all of the terms and provisions hereof;
(ii)    such evidence of appropriate corporate authorization on the part of the Borrower with respect to such Incremental Commitment and such opinions of counsel for the Borrower with respect to such Incremental Commitment as the Administrative Agent may reasonably request;

(iii)    a certificate of the Borrower signed by a Responsible Officer, in form and substance reasonably acceptable to the Administrative Agent, certifying that each of the conditions in subsection (a) of this Section has been satisfied; provided that, in the case of an Incremental Term Loan (and related Incremental Term Commitments) used to finance a Limited Condition Acquisition, the conditions set forth in subsection (a) of this Section that are tested as of the applicable LCA Test Date shall be certified in the applicable LCA Election Certificate instead of the certificate delivered pursuant to this subsection (iii);
(iv)     to the extent requested by any Additional Lender or any Increasing Lender, executed promissory notes evidencing such Incremental Revolving Commitments and/or such Incremental Term Loans, issued by the Borrower in accordance with Section 2.10; and
(v)    any other certificates or documents that the Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent.
Upon the effectiveness of any such Incremental Commitment, the Commitments and Pro Rata Share of each Lender will be adjusted to give effect to the Incremental Commitments and/or the Incremental Term Loans, as applicable, and Schedule I shall automatically be deemed amended accordingly.
(d)    If any Incremental Term Commitments are to be established pursuant to this Section, other than as set forth herein, all terms with respect thereto shall be as set forth in the applicable Incremental Commitment Joinder, the execution and delivery of which agreement shall be a condition to the effectiveness of the establishment of the Incremental Term Commitments. Notwithstanding anything to the contrary in Section 10.2, the Administrative Agent is expressly permitted to amend the Loan Documents to the extent necessary to give effect to any Incremental Commitments and/or Incremental Loans pursuant to this Section and mechanical changes necessary or advisable in connection therewith (including amendments to implement the requirements in the preceding sentence or the foregoing clause (a)(iv) of this Section, amendments to ensure pro rata allocations of SOFR Loans and Base Rate Loans between Loans incurred pursuant to this Section and Loans outstanding immediately prior to any such incurrence and amendments to implement ratable participation in Letters of Credit between the Incremental Revolving Commitments and the Revolving Commitments outstanding immediately prior to any such incurrence).
(e)    This Section 2.23 shall supersede any provisions in Section 2.21 or 10.2 to the contrary.
Section 2.24    Mitigation of Obligations. If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.18 or Section 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.
Section 2.25    Replacement of Lenders. If (a) any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20 or any Lender has failed to approve an amendment or waiver that requires the consent of all Lenders or all Lenders of a particular Class or all affected Lenders (and such amendment or waiver has been approved by Required Lenders or Lenders with a majority of the Commitments or Loans of a particular Class or a majority of affected Lenders), or (b) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.18 or 2.20, as applicable) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender) (a “Replacement Lender”); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), and (iii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. If a Lender fails to execute an Assignment and Acceptance giving effect to the assignment contemplated under this Section 2.25, such Assignment and Acceptance may be executed by the Borrower, the Administrative Agent and any Replacement Lender and become effective without the consent of such replaced Lender.
Section 2.26    Defaulting Lenders.
(a)    Cash Collateral
(i)    At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize each Issuing Bank’s LC Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.26(b)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 103% of such Issuing Bank’s LC Exposure with respect to such Defaulting Lender.
(ii)    The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (iii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the minimum amount required pursuant to clause (i) above, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.26(a) or Section 2.26(b) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit or LC Disbursements (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(iv)    Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s LC Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.26(a) following (A) the elimination of the applicable LC Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.26(b) through (d), the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated LC Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
(b)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Required Revolving Lenders and in Section 10.2.
(ii)    Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Issuing Bank or the Swingline Lender hereunder; third, to Cash Collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with Section 2.26(a); fourth, as the Borrower may request (so long as no

Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.26(a); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in respect of Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to sub-section (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.26(b)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    (A) No Defaulting Lender shall be entitled to receive any commitment fees pursuant to Section 2.14(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive letter of credit fees pursuant to Section 2.14(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to that portion of its LC Exposure for which it has provided Cash Collateral pursuant to Section 2.26(a).
(C)    With respect to any letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s LC Exposure or Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender that has not been Cash Collateralized, and (z) not be required to pay the remaining amount of any such fee.
(iv)    All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares of the Revolving Commitments (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 10.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender and (y) second, Cash Collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.26(a).
(c)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lender and Issuing Banks agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.26(b)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(d)    New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Swingline Exposure after giving effect to such Swingline

Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no LC Exposure after giving effect thereto.
Section 2.27    Agent Advances.
(a)     Subject to the limitations set forth below and notwithstanding anything else in this Agreement to the contrary, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time (including, without limitation, at any time that (A) a Default or an Event of Default exists or (B) any of the other conditions precedent set forth in Article III have not been satisfied) in the Administrative Agent’s sole and absolute discretion, to make Base Rate Revolving Loans to or for the account of the Borrower on behalf of the Revolving Lenders so long as the aggregate Revolving Credit Exposures of all Revolving Lenders after giving effect thereto do not exceed the Aggregate Revolving Commitment Amount, which the Administrative Agent, in its reasonable business judgment, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to the Loan Parties pursuant to the terms of this Agreement, including costs, fees and expenses as provided under this Agreement (any of such advances are herein referred to as “Agent Advances”); provided, that the Required Revolving Lenders may at any time revoke the Administrative Agent’s authorization to make Agent Advances. Absent such revocation, the Administrative Agent’s determination that funding of an Agent Advance is appropriate shall be conclusive. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. The Administrative Agent shall promptly provide to the Borrower written notice of any Agent Advance.
(b)    The Agent Advances shall be secured by the Collateral and shall constitute Obligations hereunder. Each Agent Advance shall bear interest as a Base Rate Loan. Each Agent Advance shall be subject to all terms and conditions of this Agreement and the other Loan Documents applicable to Revolving Loans, except that all payments thereon shall be made to the Administrative Agent solely for its own account and the making of any Agent Advance shall not require the consent of the Borrower. The Administrative Agent shall have no duty or obligation to make any Agent Advance hereunder.
(c)    The Administrative Agent shall notify each Revolving Lender no less frequently than weekly, as determined by the Administrative Agent, of the principal amount of Agent Advances outstanding as of 11:00 a.m. as of such date, and each Revolving Lender’s pro rata share thereof. Each Revolving Lender shall before 1:00 p.m. on such Business Day make available to the Administrative Agent, in immediately available funds, the amount of its pro rata share of such principal amount of Agent Advances outstanding. Upon such payment by a Revolving Lender, such Revolving Lender shall be deemed to have made a Revolving Loan to the Borrower, notwithstanding any failure of the Borrower to satisfy the conditions in Article III. The Administrative Agent shall use such funds to repay the principal amount of Agent Advances. Additionally, if at any time any Agent Advances are outstanding, any of the events described in clauses (g), (h) or (i) of Section 8.1 shall have occurred, then each Revolving Lender shall automatically, upon the occurrence of such event, and without any action on the part of the Administrative Agent, the Borrower or the Lenders, be deemed to have purchased an undivided participation in the principal and interest of all Agent Advances then outstanding in an amount equal to such Revolving Lender’s Pro Rata Share of the Aggregate Revolving Commitments and each Revolving Lender shall, notwithstanding such Event of Default, immediately pay to the Administrative Agent in immediately available funds, the amount of such Revolving Lender’s participation.
ARTICLE III
CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT
Section 3.1    Conditions to Effectiveness. The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of each Issuing Bank to issue any Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2 or otherwise permitted to be satisfied after the Closing Date pursuant to Section 5.16):
(a)    The Administrative Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including, without limitation, reimbursement or payment of all out-of-pocket expenses of the Administrative Agent, the Lead Arrangers and their Affiliates (including reasonable fees, charges and disbursements of one primary counsel to the Administrative Agent, one local counsel in each applicable jurisdiction and any special regulatory counsel) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Lead Arrangers.
(b)    The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance satisfactory to the Administrative Agent:
(i)    a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy or email transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;
(ii)    a certificate of the Secretary or Assistant Secretary of each Loan Party in the form of Exhibit 3.1(b)(ii), attaching and certifying copies of (A) such Loan Party’s articles or certificate of incorporation, formation, organization or limited partnership, or other registered organizational documents, which shall, if a recently certified copy thereof has been received by the Loan Parties from such Secretary of State prior to the Closing Date, be certified as of a recent date by the Secretary of State of the jurisdiction of organization of such Loan Party, or certifying that there have been no changes to such Loan Party’s articles or certificate of incorporation, formation, organization or limited partnership, or other registered organizational documents, as applicable, certified by the Secretary of State of the jurisdiction of organization of such Loan Party and delivered to the Administrative Agent on the Original Closing Date or the date of such Loan Party’s joinder as a Loan Party, as applicable, (B) such Loan Party’s bylaws, limited liability company agreement or partnership agreement, as applicable, or certifying that there have been no changes to such Loan Party’s bylaws, limited liability company agreement or partnership agreement, as applicable, delivered to the

Administrative Agent on the Original Closing Date or the date of such Loan Party’s joinder as a Loan Party, as applicable, (C) the resolutions of such Loan Party’s board of directors, managers, members, general partner or other equivalent governing body, authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (D) certificates of good standing or existence, as applicable, from the Secretary of State of the jurisdiction of incorporation or organization of such Loan Party and each other jurisdiction where the failure of such Loan Party to be qualified to do business as a foreign company would have a Material Adverse Effect, in each case as of a recent date, and (E) a certificate of incumbency containing the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which such Loan Party is a party;
(iii)    favorable written opinions of (A) Latham & Watkins LLP, counsel to the Loan Parties, (B) Whiteford, Taylor & Preston L.L.P., Delaware counsel to the Loan Parties, (C) Sternshein Group, California and Texas counsel to the Loan Parties, (D) Husch Blackwell, Missouri counsel to the Loan Parties, (E) Taft Stettinius & Hollister LLP, Ohio counsel to the Loan Parties, (F) Shumaker, South Carolina counsel to the Loan Parties, (G) Fultz Maddox Dickens PLC, Kentucky counsel to the Loan Parties, (H) Messner Reeves LLP, Colorado and Arizona counsel to the Loan Parties, and (I) Buchalter, Utah counsel to the Loan Parties, in each case, addressed to the Administrative Agent, each Issuing Bank and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;
(iv)    a certificate in the form of Exhibit 3.1(b)(iv), dated the Closing Date and signed by a Responsible Officer, certifying that after giving effect to the Related Transactions, (A) no Default or Event of Default has occurred and is continuing on the Closing Date, (B) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects), (C) since the date of the financial statements of PGI described in Section 4.4(i), there has been no change which has had or could reasonably be expected to have a Material Adverse Effect and (D) the conditions set forth in clause (b)(vii) and (xv) below have been satisfied;
(v)    a duly executed Notice of Borrowing for each Borrowing on the Closing Date;
(vi)    a report setting forth the sources and uses of the proceeds hereof;
(vii)    all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any Requirement of Law, or by any Contractual Obligation of any Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents, the other Related Transaction Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing;
(viii)    copies of (A) the quarterly financial statements of Holdings and its Subsidiaries on a consolidated basis for the Fiscal Quarter ended September 30, 2023, including the related statements of income and cash flows, (B) the restated audited consolidated financial statements for PGI and its Subsidiaries for the Fiscal Years ended December 31, 2021 and December 31, 2022, including in each case the related statements of income, shareholders’ equity and cash flows, (C) a pro forma balance sheet and related pro forma statements of income and cash flows of Holdings and its Subsidiaries as of and for the twelve-month period ending on September 30, 2023 prepared so as to give effect to the Related Transactions as if the Related Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements) and (D) financial projections of Holdings and its Subsidiaries on an annual basis through December 31, 2028;
(ix)    a certificate, dated the Closing Date and signed by a Responsible Officer, certifying that (A) the Total Leverage Ratio as of September 30, 2023 is not greater than 3.00:1.00 and (B) the Fixed Charge Coverage Ratio as of September 30, 2023 is not less than 1.10:1.00, in each case, calculated on a pro forma basis as if the initial Borrowing(s) had been funded and the other Related Transactions had occurred as of the first day of the four Fiscal Quarter period ending on such date (and setting forth in reasonable detail such calculations);
(x)    a certificate, dated the Closing Date and signed by the chief financial officer of the Borrower, confirming that the Borrower is, and the Borrower and its Subsidiaries, on a consolidated basis, are, Solvent before and after giving effect to the funding of the initial Borrowing(s) and the consummation of the other Related Transactions contemplated to occur on the Closing Date;
(xi)    the Guaranty and Security Agreement, duly executed by Holdings, the Borrower and each of its Domestic Subsidiaries (other than the Specified Conflicted Subsidiaries), together with (A) UCC financing statements and other applicable documents under the laws of all necessary or appropriate jurisdictions with respect to the perfection of the Liens granted under the Guaranty and Security Agreement, as requested by the Administrative Agent in order to perfect such Liens, duly authorized by the Loan Parties, (B) copies of favorable UCC, tax and judgment lien search reports in all necessary or appropriate jurisdictions, as requested by the Administrative Agent, indicating that there are no prior Liens on any of the Collateral other than Permitted Encumbrances and other Liens permitted under Section 7.2 and Liens to be released on the Closing Date, (C) a Perfection Certificate, duly completed and executed by the Borrower, (D) duly executed Patent Security Agreements, Trademark Security Agreements and Copyright Security Agreements, (E) original certificates evidencing all issued and outstanding shares of Capital Stock of all Subsidiaries (other than the Specified Conflicted Subsidiaries) owned directly by any Loan Party; provided that, in the case of Capital Stock of any Foreign Subsidiary or any Pass-Through Foreign Holdco, such original certificates shall be limited to 65% of the issued and outstanding voting Capital Stock and 100% of the issued and outstanding non-voting Capital Stock of such Foreign Subsidiary or such Pass-Through Foreign Holdco, as applicable, (F) stock or membership interest powers or other appropriate instruments of transfer executed in blank and (G) the Master Intercompany Note duly executed by Holdings and its Subsidiaries;
(xii)    certificates of insurance, in form and detail acceptable to the Administrative Agent, describing the types and amounts of insurance (property and liability) maintained by any of the Loan Parties, in each case naming the Administrative Agent as loss payee or additional insured, as the case may be, together with endorsements in form and substance reasonably satisfactory to the Administrative Agent;
(xiii)    amendments to existing Mortgages with respect to the Mortgaged Property as of the Closing Date;
(xiv)    at least three (3) days prior to the Closing Date, (A) all documentation and other information with respect to the Borrower and each other Loan Party that the Administrative Agent or any Lender reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation, to the extent reasonably requested by the Administrative Agent at least ten (10) days before the Closing Date, and (B) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower; and
(xv)    the Closing Date Refinancing shall have occurred or shall occur substantially concurrently with the effectiveness of this Agreement.
Without limiting the generality of the provisions of this Section, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved of, accepted or been satisfied with each document or other matter required thereunder to be consented to, approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 3.2    Conditions to Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to Section 2.26(c) and the satisfaction of the following conditions:
(a)    at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;
(b)    at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects, unless such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects);
(c)    the Borrower shall have delivered the required Notice of Borrowing; and
(d)    if, on a pro forma basis after giving effect thereto (with, for the avoidance of doubt, Consolidated EBITDA for such purposes being the Consolidated EBITDA for the most recently ended Test Period), the Total Leverage Ratio exceeds 2.75:1.00, the Revolver Availability (after giving effect thereto) shall not be less than $50,000,000.
Each Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in subsections (a), (b) and, if applicable, (d) of this Section. Notwithstanding the foregoing, the incurrence of Incremental Commitments and the initial borrowing of Incremental Term Loans (but not Revolving Loans) thereunder shall be subject solely to the conditions set forth in Section 2.23.
Section 3.3    Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in Section 3.1, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, if requested by a Lender, in sufficient counterparts or copies for each such Lender.
Section 3.4    Effect on Existing Credit Facilities. Upon this Agreement becoming effective, all commitments of the lenders under the Existing Credit Agreement to fund additional advances shall terminate automatically and be replaced by the Commitments set forth in Schedule I, and all amounts outstanding under the Existing Credit Agreement, together with all accrued and unpaid interest, fees and other amounts shall be paid in full by the initial Borrowing(s) hereunder (including through deemed repayment of any Loans (as defined in the Existing Credit Agreement) of a Lender (as defined in the Existing Credit Agreement) that are continued as (or deemed to be converted to) Revolving Loans hereunder in lieu of being repaid to such Lender in cash and funded again in cash by such Lender on the Closing Date) (other than with respect to the Existing Letters of Credit which shall, from and after the Closing Date, be deemed to be Letters of Credit issued pursuant to this Agreement). Notwithstanding the foregoing, the parties hereto agree that the Liens granted to the Administrative Agent under or in connection with the Existing Credit Agreement, the Guaranty and Security Agreement (as defined in the Existing Credit Agreement), the Mortgages (as defined in the Existing Credit Agreement) and any other Loan Document (as defined in the Existing Credit Agreement) shall continue in full force and effect and secure the Secured Obligations (as defined in the Guaranty and Security Agreement and the Mortgages (for the avoidance of doubt, each as defined herein), as applicable) upon the effectiveness of this Agreement. Each Lender party to this Agreement that was also a Lender under and as defined in the Existing Credit Agreement hereby waives any amounts due and owing to such Lender pursuant to Section 2.19 of the Existing Credit Agreement as a result of the repayment of loans under the Existing Credit Agreement on the Closing Date in connection with the effectiveness hereof.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Each of Holdings and the Borrower represents and warrants, both before and after giving effect to the Related Transactions, to the Administrative Agent, each Lender and each Issuing Bank as follows:
Section 4.1    Existence; Power. Holdings and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company, as applicable, under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
Section 4.2    Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents and the other Related Transaction Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document and Related Transaction Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of Holdings, the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
Section 4.3    Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of the Loan Documents and the other Related Transaction Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect and except for filings necessary to perfect or maintain perfection of the Liens created under the Loan Documents, (b) will not violate any Requirement of Law applicable to Holdings or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) except as set forth on Schedule 4.3(c), will not violate or result in a default under any Contractual Obligation of Holdings or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by Holdings or any of its Subsidiaries, (d) will not result in the creation or imposition of any Lien on any asset of Holdings or any of its Subsidiaries, except Liens (if any) created under the Loan Documents, and (e) do not affect Holdings’ or any Subsidiary’s right to receive, or reduce the amount of, payments and reimbursements from Third Party Payors, or materially adversely affect any Health Care Permit.
Section 4.4    Financial Statements. The Borrower has furnished to each Lender (i) the restated audited consolidated balance sheet of PGI and its Subsidiaries as of December 31, 2021 and December 31, 2022, and the related audited consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, audited by Ernst & Young LLP and (ii) the unaudited consolidated balance sheet of Holdings and its Subsidiaries as of September 30, 2023 and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ended, certified by a Responsible Officer. Such financial statements fairly present the consolidated financial condition of PGI and its Subsidiaries or Holdings and its Subsidiaries, as applicable, as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii). Since December 31, 2022, there have been no changes with respect to Holdings and its Subsidiaries which have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section 4.5    Litigation and Environmental Matters.
(a)    No litigation, investigation or Proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened in writing against or affecting Holdings or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which could reasonably be expected to result in the invalidity or unenforceability of this Agreement or any other Loan Document or any other Related Transaction Document.
(b)    Neither Holdings nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, in the case of each of clauses (i), (ii), (iii) and (iv) which have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section 4.6    Compliance with Laws and Agreements. Holdings and each of its Subsidiaries is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 4.7    Investment Company Act. Neither Holdings nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith.
Section 4.8    Taxes. Holdings and its Subsidiaries and each other Person for whose Taxes Holdings or any of its Subsidiaries could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all Taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which Holdings or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP.
Section 4.9    Use of Proceeds; Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”. The Borrower will use the proceeds of the Loans and Letters of Credit in accordance with Section 5.9.
Section 4.10    ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, each Pension Plan and Plan is in substantial compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, or is established under a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service, and, except as would not reasonably be expected to have a Material Adverse Effect, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification). No ERISA Event has occurred or is reasonably expected to occur. There exists no Unfunded Pension Liability with respect to any Pension Plan. None of Holdings, any of its Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, or has, within any of the five calendar years immediately preceding the date this representation is given or deemed given, made, or accrued an obligation to make, contributions to any Multiemployer Plan. There are no actions, suits or claims pending against or involving a Pension Plan or Plan (other than routine claims for benefits) or, to the knowledge of Holdings, any of its Subsidiaries or any ERISA Affiliate, threatened in writing, which would reasonably be expected to be asserted successfully against any Pension Plan or Plan and which, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect. Except as would not reasonably be expected either individually or in the aggregate to have a Material Adverse Effect, Holdings, each of its Subsidiaries and each ERISA Affiliate have made all contributions to or under each Pension Plan, Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, by the terms of such Pension Plan, Plan or Multiemployer Plan, respectively, or by any contract or agreement requiring contributions to a Pension Plan, Plan or Multiemployer Plan. No Pension Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA. None of Holdings, any of its Subsidiaries or any ERISA Affiliate have ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Pension Plan subject to Section 4064(a) of ERISA to which it made contributions. None of Holdings or any of its Subsidiaries has established, contributes to or maintains any Non-U.S. Plan.
Section 4.11    Ownership of Property; Insurance.
(a)    Each of Holdings and its Subsidiaries has good title to, or valid leasehold interests in or other right to occupy, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.4 or purported to have been acquired by the Borrower or any of its Subsidiaries after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of Holdings and its Subsidiaries taken as a whole are valid and subsisting and are in full force. The Borrower has delivered to Administrative Agent a true, complete and correct copy of each Material Lease.
(b)    Each of Holdings and its Subsidiaries owns, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business (collectively, the “IP Rights”), and the use thereof by Holdings and its Subsidiaries does not infringe on the rights of any other Person, except in any manner to the extent that such failure to do so or such infringement would not reasonably be expected to result in a Material Adverse Effect.
(c)    The properties of Holdings and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Holdings or any applicable Subsidiary operates.
Section 4.12    Disclosure. None of the reports (including, without limitation, any reports that Holdings or the Borrower may be required to file with the Securities and Exchange Commission), financial statements (including, for the avoidance of doubt, the pro forma financial statements referred to in Section 3.1(b)(viii)(C)), certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole in light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such projected information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood and agreed that such projected information is subject to contingencies and assumptions, many of which are not within the control of the Borrower, and no assurances can be given that any projections will be realized, and any divergences from projected results may be material. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 4.13    Labor Relations. There are no strikes, lockouts or other labor disputes or grievances against Holdings or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened in writing against or affecting Holdings or any of its Subsidiaries, and no unfair labor practice charges or grievances are pending against Holdings or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened in writing against any of them before any Governmental Authority, in each case, that would, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All payments due from Holdings or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of Holdings or any such Subsidiary, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 4.14    Subsidiaries. As of the Closing Date and as of each date on which such schedule is subsequently updated pursuant to the terms of this Agreement, Schedule 4.14 sets forth the name of, the ownership interest of the applicable owner in, the jurisdiction of incorporation or organization of, and the type of each Subsidiary of Holdings and the other Loan Parties and identifies each Subsidiary that is a Subsidiary Loan Party and each Subsidiary that is a Specified Conflicted Subsidiary.
Section 4.15    Solvency. After giving effect to the execution and delivery of the Loan Documents and the other Related Transaction Documents and the making of the Loans under this Agreement and the consummation of the other Related Transactions, the Borrower is, and the Borrower and its Subsidiaries, on a consolidated basis, are, Solvent.
Section 4.16    Deposit and Disbursement Accounts. Schedule 4.16 lists all banks and other financial institutions at which any Loan Party maintains deposit accounts, lockbox accounts, disbursement accounts, investment accounts or other similar accounts as of the Closing Date, and such Schedule correctly identifies the name, address and telephone number of each financial institution, the name in which the account is held, the type of the account, and the complete account number therefor, and whether such account is a Government Receivables Account.
Section 4.17    Collateral Documents.
(a)    The Guaranty and Security Agreement is effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral (as defined therein), and when UCC financing statements in appropriate form are filed in the offices specified on Schedule 3 to the Guaranty and Security Agreement, the Liens created under the Guaranty and Security Agreement shall constitute a fully perfected Lien (to the extent that such Lien may be perfected by the filing of a UCC financing statement) on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.2. When the certificates evidencing all Capital Stock pledged pursuant to the Guaranty and Security Agreement are delivered to the Administrative Agent, together with appropriate stock powers or other similar instruments of transfer duly executed in blank, the Liens in such Capital Stock shall be fully perfected first priority security interests, perfected by “control” as defined in the UCC.

(b)    When the filings in subsection (a) of this Section are made and when, if applicable, the Patent Security Agreements and the Trademark Security Agreements are filed in the United States Patent and Trademark Office and the Copyright Security Agreements are filed in the United States Copyright Office, the Liens created under the Guaranty and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Patents, Trademarks and Copyrights, if any, in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person, subject to inchoate Liens permitted hereunder that do not secure Indebtedness.
(c)    Each Mortgage is, or when duly executed and delivered by the relevant Loan Party will be, effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of such Loan Party’s right, title and interest in and to the Material Real Estate of such Loan Party and the Collateral covered thereby and the proceeds of such Material Real Estate and/or Collateral, and constitutes, or when such Mortgage is filed in the real estate records where the respective Mortgaged Property is located, such Mortgage shall constitute, a fully perfected Lien on, and security interest in, all right, title and interest of such Loan Party in such Material Real Estate and Collateral and the proceeds of such Material Real Estate and/or Collateral, to the extent such Lien and security interest may be perfected by the filing of a Mortgage in such real estate records, in each case prior and superior in right to any other Person, other than, in the case of priority only, Liens expressly permitted by Section 7.2 which are prior as a matter of law or contract.
(d)    No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, unless the applicable Loan Party maintains flood insurance with respect to such improved real property in compliance with the requirements of Section 5.8.
Section 4.18    [Reserved].
Section 4.19    Healthcare Matters.
(a)    Compliance with Health Care Laws. Holdings and each of its Subsidiaries is, and at all times during the four calendar years immediately preceding the Closing Date has been, in compliance with all Health Care Laws and requirements of Third Party Payor Programs applicable to it, its assets, business or operations, except where the failure to do so has not had or could not reasonably be expected to have, in the aggregate, a Material Adverse Effect. No circumstance exists or event has occurred which could result in a violation of any Health Care Law or any requirement of any Third Party Payor Program that could reasonably be expected to result in a Material Adverse Effect.
(b)    Health Care Permits. Holdings and each of its Subsidiaries holds, and at all times during the four calendar years immediately preceding the Closing Date has held, all Health Care Permits necessary for it to own, lease, sublease or operate its assets or to conduct its business or operations for the period covered by such Health Care Permit. All such Health Care Permits are, and at all times during the four calendar years immediately preceding the Closing Date have been, in full force and effect and there is and has been no material default under, violation of, or other noncompliance with the terms and conditions of any such Health Care Permit. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, has resulted or would result in the suspension, revocation, termination, restriction, limitation, modification or non-renewal of any Health Care Permit that could reasonably be expected to have, in the aggregate, a Material Adverse Effect. Other than as set forth on Schedule 4.19, no Governmental Authority has taken, or to the knowledge of Holdings or any of its Subsidiaries intends to take, action to suspend, revoke, terminate, place on probation, restrict, limit, modify or not renew any Health Care Permit of Holdings or any of its Subsidiaries. As of the Closing Date, Schedule 4.19 sets forth an accurate, complete and current list of all Health Care Permits, and all Third Party Payor Authorizations for Third Party Payor Programs in which Holdings or any of its Subsidiaries participates, in each case which is material to Holdings and its Subsidiaries on a consolidated basis.
(c)    Third Party Payor Authorizations. Holdings and each of its Subsidiaries holds, and at all times during the four calendar years immediately preceding the Closing Date has held, in full force and effect, all Third Party Payor Authorizations necessary to participate in and be reimbursed by all Third Party Payor Programs in which Holdings or any of its Subsidiaries participates, except where the failure to do so has not had or could not reasonably be expected to have, in the aggregate, a Material Adverse Effect. There is no investigation, audit, claim review, survey (including any complaint survey) or other action pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened in writing, which could result in a suspension, revocation, termination, restriction, limitation, modification or non-renewal of any Third Party Payor Authorization or result in the exclusion of Holdings or any of its Subsidiaries from any Third Party Payor Program that could reasonably be expected to have, in the aggregate, a Material Adverse Effect.
(d)    Licensed Personnel. The Licensed Personnel have complied and currently are in compliance with all applicable Health Care Laws and hold, and, at all times that such Persons have been Licensed Personnel of Holdings or any of its Subsidiaries, have held, all professional licenses and other Health Care Permits and all Third Party Payor Authorizations required in the performance of such Licensed Personnel’s duties for Holdings or any of its Subsidiaries, and each such Health Care Permit and Third Party Payor Authorization is in full force and effect and, to the knowledge of Holdings and its Subsidiaries, no suspension, revocation, termination, impairment, modification or non-renewal of any such Health Care Permit or Third Party Payor Authorization is pending or threatened in writing, except, in each case, where the failure to do so has not had or could not reasonably be expected to have, in the aggregate, a Material Adverse Effect.
(e)    Accreditation. Holdings and each of its Subsidiaries has obtained and maintains accreditation in good standing and without limitation or impairment by all applicable accrediting organizations, to the extent prudent and customary in the industry in which it is engaged or required by law (including any foreign law or equivalent regulation), except where the failure to have or maintain such accreditation in good standing or imposition of limitation or impairment would not have, in the aggregate, a Material Adverse Effect.

(f)    Proceedings; Audits. There are no pending (or, to the knowledge of Holdings or any of its Subsidiaries, threatened) Proceedings against or affecting Holdings or any of its Subsidiaries or, to the knowledge of Holdings or any of its Subsidiaries, any Licensed Personnel, relating to any actual or alleged non-compliance with any Health Care Law or requirement of any Third Party Payor Program, in each case, that could reasonably be expected to have, in the aggregate, a Material Adverse Effect. There are no facts, circumstances or conditions that would reasonably be expected to form the basis for any such Proceeding against or affecting any Loan Party or, to the knowledge of Holdings or any of its Subsidiaries, any Licensed Personnel that could reasonably be expected to have, in the aggregate, a Material Adverse Effect. There currently exist no restrictions, deficiencies, required plans of correction, civil monetary penalties, or other such remedial measures with respect to any Health Care Permit of Holdings or any of its Subsidiaries, or the participation by Holdings or any of its Subsidiaries in any Third Party Payor Program, in each case, that could reasonably be expected to have, in the aggregate, a Material Adverse Effect. Without limiting the foregoing, no validation review, program integrity review, audit or other investigation related to Holdings or any of its Subsidiaries or its operations, or the consummation of the transactions contemplated in the Loan Documents or related to the Collateral, (i) has been conducted by or on behalf of any Governmental Authority, or (ii) is scheduled, pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened in writing, in each case that could reasonably be expected to have, in the aggregate, a Material Adverse Effect.
(g)    Overpayments. Neither Holdings nor any of its Subsidiaries (i) has knowingly retained an overpayment received from, or failed to refund any amount due to, any Third Party Payor in material violation of any Health Care Law or contract; or (ii) except as set forth on Schedule 4.19, has received written notice of, or has knowledge of, any overpayment or refunds due to any Third Party Payor (aside from any which have been incurred in the ordinary course of business, have been resolved or are in the process of being resolved in the ordinary course of business, and in any case are not material).
(h)    Material Statements. Neither Holdings nor any of its Subsidiaries nor any officer, Affiliate, employee or agent of Holdings or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact that must be disclosed to any Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such statement, disclosure or failure to disclose occurred, in each case, that could reasonably be expected to have, in the aggregate, a Material Adverse Effect.
(i)    Prohibited Transactions. Except as where any of the following could not be reasonably expected to result in a Material Adverse Effect, neither Holdings nor any of its Subsidiaries, nor any officer, Affiliate or managing employee of Holdings or any of its Subsidiaries, directly or indirectly, has (i) offered or paid or solicited or received any remuneration, in cash or in kind, or made any financial arrangements, in violation of any Health Care Law; (ii) given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) in violation of any Health Care Law; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of any Governmental Authority having jurisdiction over such payment, contribution or gift; (iv) established or maintained any unrecorded fund or asset for any purpose or made any misleading, false or artificial entries on any of its books or records for any reason; or (v) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any person with the intention or understanding that any part of such payment would be in violation of any Health Care Law or used or was given for any purpose other than that described in the documents supporting such payment. To the knowledge of Holdings and its Subsidiaries, no Person has filed or has threatened in writing to file against Holdings, any of its Subsidiaries or any of their Affiliates an action under any federal or state whistleblower statute, including, without limitation, under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), to the extent such a filing, if adversely determined, would reasonably be expected to result in a Material Adverse Effect.
(j)    Exclusion. Except as where any of the following could not be reasonably expected to result in a Material Adverse Effect, neither Holdings nor any of its Subsidiaries, nor any owner, officer, director, partner, agent, managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in Holdings or any of its Subsidiaries, nor any Licensed Personnel of Holdings or any of its Subsidiaries, has been (or has been threatened to be) (i) excluded from any Third Party Payor Program pursuant to 42 U.S.C. § 1320a-7 and related regulations, (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (42 C.F.R. Subpart 9.4), or other applicable laws or regulations, (iii) debarred, disqualified, suspended or excluded from participation in any Third Party Payor Program or is listed on the Office of Inspector General or General Services Administration list of excluded parties, nor is any such debarment, disqualification, suspension or exclusion threatened or pending, or (iv) made a party to any other action by any Governmental Authority that may prohibit it from selling products or providing services to any governmental or other purchaser pursuant to any federal, state or local laws or regulations.
(k)    No Data Breaches. Except as would not reasonably be expected to result in a Material Adverse Effect, neither Holdings nor any of its Subsidiaries has experienced a data breach, including without limitation any incident involving any unauthorized or unlawful access, acquisition, disclosure, deletion, modification, interruption or inaccessibility, copying or use of individually identifiable information including protected health information.
Section 4.20    Sanctions and Anti-Corruption Laws.
(a)    None of Holdings or any of its Subsidiaries or any of their respective directors, officers, employees, agents or affiliates is a Sanctioned Person.
(b)    Holdings, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Borrower, the agents of Holdings and its Subsidiaries, are in compliance in all material respects with applicable Anti-Corruption Laws and applicable Sanctions. Holdings and its Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve continued compliance with applicable Sanctions and Anti-Corruption Laws.

Section 4.21    Affected Financial Institutions. Neither Holdings nor any Subsidiary is an Affected Financial Institution.
ARTICLE V
AFFIRMATIVE COVENANTS
Each of Holdings and the Borrower covenants and agrees that until Payment in Full of the Obligations:
Section 5.1    Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent (for distribution to each Lender):
(a)    as soon as available and in any event within 120 days (or if Holdings (or the Borrower) is required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, then 90 days) after the end of each Fiscal Year of Holdings (commencing with the Fiscal Year ended December 31, 2023), a copy of the annual audited report for such Fiscal Year for Holdings and its Subsidiaries, containing a consolidated balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by Ernst & Young LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit (other than any “going concern” or similar qualification or exception related to the maturity of the Obligations)) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of Holdings and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP, and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, and together with a management discussion and analysis with respect thereto;
(b)    as soon as available and in any event within 45 days (or, with respect to the Fiscal Quarter ended March 31, 2024, 60 days) after the end of each of the first three Fiscal Quarters of Holdings (commencing with the Fiscal Quarter ended March 31, 2024), an unaudited consolidated balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of Holdings’ previous Fiscal Year, and together with a management discussion and analysis with respect thereto;
(c)    concurrently with the delivery of the financial statements referred to in subsections (a) and (b) of this Section, a Compliance Certificate signed by the principal executive officer or the principal financial officer of the Borrower (i) certifying that such financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP, in the case of quarterly financial statements subject only to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether there exists a Default or Event of Default on the date of such certificate and, if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (iii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Article VI (beginning with the Fiscal Year ended December 31, 2023), (iv) specifying any change in the identity of Holdings or any of its Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from Holdings and its Subsidiaries identified to the Lenders on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be, (v) stating whether any change in GAAP or the application thereof has occurred since the date of the mostly recently delivered audited financial statements of Holdings and its Subsidiaries, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate, (vi) setting forth a list of all Subsidiaries of the Borrower (other than Specified Conflicted Subsidiaries) that are not Subsidiary Loan Parties as of such date and setting forth in reasonable detail calculations of total assets of such Subsidiaries as of such date and the total revenue of such Subsidiaries for the Test Period then ended and (vii) setting forth a list of all Specified Conflicted Subsidiaries as of such date and setting forth in reasonable detail calculations of (w) Indebtedness of such Specified Conflicted Subsidiaries incurred pursuant to Section 7.1(h) that remains outstanding as of such date, (x) the total amount of Investments made in Specified Conflicted Subsidiaries pursuant to Section 7.4(h) as of such date, (y) the total amount of Investments made by Loan Parties in Specified Conflicted Subsidiaries pursuant to Section 7.4(e) at times when the Total Leverage Ratio (calculated on a pro forma basis after giving effect to such Investments) was greater than 2.00:1.00 and (z) that portion of Consolidated EBITDA that is attributable to such Specified Conflicted Subsidiaries with respect to the applicable Fiscal Year or Fiscal Quarter end;
(d)    as soon as available and in any event within 60 days after the end of the calendar year, a budget for the succeeding Fiscal Year, containing an income statement, balance sheet and statement of cash flow;
(e)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by Holdings to its shareholders generally, as the case may be; and
(f)    promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of Holdings or any of its Subsidiaries (including information and documentation for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation) as the Administrative Agent may reasonably request (provided that no such information shall be required to be provided if providing such information would violate confidentiality agreements or result in a loss of attorney-client privilege or a claim of attorney work product with respect to such information so long as the Borrower notifies the Administrative Agent that such information is being withheld and the reason therefor).

If and to the extent that Holdings is required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, the Borrower shall be deemed to have satisfied its obligation to deliver the financial statements referred to in clauses (a), (b) and (e) upon the filing of such reports with the Securities and Exchange Commission.
Section 5.2    Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender) prompt written notice of the following:
(a)    the occurrence of any Default or Event of Default;
(b)    the filing or commencement of, or any material development in, any action, suit, Proceeding, audit, survey, claim, demand, order or dispute with, by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting Holdings or any of its Subsidiaries that (i) seeks injunctive or similar relief, (ii) seeks to impose civil monetary penalties or immediate jeopardy findings, (iii) alleges potential or actual violations of any Health Care Law by Holdings or any of its Subsidiaries or any of its Licensed Personnel or (iv) places at risk of revocation, limitation, or other negative impact on any Health Care Permits or Third Party Payor Authorizations, in each case, which would, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any event or any other development by which Holdings or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability, in each case which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(d)    promptly and in any event within 15 days after Holdings, any of its Subsidiaries or any ERISA Affiliate (i) knows or has reason to know that any ERISA Event has occurred, a certificate of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by Holdings, such Subsidiary or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto, and (ii) knows (1) that there has been a material increase in Unfunded Pension Liabilities (not taking into account Pension Plans with negative Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (2) of the existence of any material Withdrawal Liability, (3) of the adoption of, or the commencement of contributions to, any Pension Plan subject to Section 412 of the Code by Holdings, any of its Subsidiaries or any ERISA Affiliate, or (4) of the adoption of any amendment to a Pension Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of Holdings, any of its Subsidiaries or any ERISA Affiliate, a detailed written description thereof from the chief financial officer of the Borrower;
(e)    the occurrence of any event of default, or the receipt by Holdings or any of its Subsidiaries of any written notice of an alleged event of default, with respect to any Material Indebtedness of Holdings or any of its Subsidiaries;

(f)    any termination, expiration or loss of any Material Agreement that, individually or in the aggregate, could reasonably be expected to result in a reduction in Consolidated EBITDA of 10% or more on a consolidated basis from the prior Fiscal Year;
(g)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and
(h)    any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein.
The Borrower will furnish to the Administrative Agent and each Lender the following:
(x)    notice of any change (i) in any Loan Party’s legal name (but, for the avoidance of doubt, excluding any trade names), (ii) in any Loan Party’s chief executive office, (iii) in any Loan Party’s organizational existence or (iv) in any Loan Party’s federal taxpayer identification number or organizational number or jurisdiction of organization, in each case, prior to or concurrently with such change;
(y)    as soon as available and in any event within 30 days after receipt thereof, a copy of any environmental report or site assessment obtained by or for the Borrower or any of its Subsidiaries after the Closing Date on any Mortgaged Property; and
(z)    promptly and in any event no later than three (3) Business Days after any Responsible Officer of Holdings or any of its Subsidiaries has actual knowledge of:
(i)     the voluntary disclosure by Holdings or any of its Subsidiaries to the Office of the Inspector General of the United States Department of Health and Human Services, or any Third Party Payor Program (including to any intermediary, carrier or contractor of such Program), of an actual overpayment matter involving the submission of claims to a Third Party Payor in an amount greater than $1,000,000;
(ii)    that Holdings or any of its Subsidiaries, or an owner, officer, manager, employee, agent or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in Holdings or any of its Subsidiaries, (i) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a-7a or is the subject of a Proceeding seeking to assess such penalty; (ii) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or is the subject of a Proceeding seeking to assess such penalty; (iii) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is the subject of a Proceeding seeking to assess such penalty; or (iv) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731, in a State Attorney General complaint made or any other action taken including by a Medicaid Fraud Control Unit, pursuant to a state equivalent false claims act, or in any qui tam action brought pursuant to 31 U.S.C. §3729 et seq. or state equivalent;

(iii)    any claim to recover any alleged overpayments (other than any such claim made against Holdings or any of its Subsidiaries that relates to a period during which Holdings or such Subsidiary did not operate the respective facility) with respect to any receivables in excess of $500,000;
(iv)    notice of any final and documented reduction in the level of reimbursement expected to be received with respect to receivables which could reasonably be expected to have a Material Adverse Effect;
(v)    any allegations of licensure violations or fraudulent acts or omissions involving Holdings or any of its Subsidiaries, or, to the knowledge of Holdings or any of its Subsidiaries, any Licensed Personnel that would, in the aggregate, have a Material Adverse Effect;
(vi)     the pending or threatened imposition of any material fine or penalty by any Governmental Authority under any Health Care Law against Holdings or any of its Subsidiaries, or, to the knowledge of Holdings or any of its Subsidiaries, any Licensed Personnel;
(vii)    any changes in any Health Care Law (including the adoption of a new Health Care Law) known to Holdings or any of its Subsidiaries that would, in the aggregate, have a Material Adverse Effect;
(viii)    any pending or threatened (in writing) revocation, suspension, termination, probation, restriction, limitation, denial, or non-renewal with respect to any Health Care Permit or Third Party Payor Authorization that is material to the business of the impacted facility or facilities;
(ix)     any non-routine inspection, including any complaint survey, of any facility of Holdings or any of its Subsidiaries by any Governmental Authority which could reasonably be expected to have a Material Adverse Effect; and
(x)    without duplication, any failure of Holdings or any of its Subsidiaries to comply with the covenants and conditions of Section 5.15.
Each notice or other document delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto.
Section 5.3    Existence; Conduct of Business. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to (i) maintain in full force and effect its legal existence and (ii) preserve, renew and maintain its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business (except, in the case of this clause (ii), as would not reasonably be expected to result in a Material Adverse Effect); provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.
Section 5.4    Compliance with Laws. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, maintain in effect and enforce policies and procedures designed to promote and achieve compliance by Holdings, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions
Section 5.5    Payment of Obligations. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity all of its obligations and liabilities (including, without limitation, all Taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and Holdings, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make any such payment could not reasonably be expected to result in a Material Adverse Effect.
Section 5.6    Books and Records. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Holdings in conformity with GAAP.
Section 5.7    Visitation and Inspection. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent or any Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided that (a) so long as no Event of Default shall have occurred and be continuing, the Administrative Agent and the Lenders shall not make more than one (1) such visit and inspection in any Fiscal Year; (b) if an Event of Default has occurred and is continuing, no prior notice shall be required and the limitation on the number of visits and inspections shall no longer apply; (c) any such inspection and examination, copies and discussions shall not be permitted to the extent it would violate confidentiality agreements or result in a loss of attorney-client privilege or claim of attorney work product so long as the Borrower notifies the Administrative Agent of such limitation and the reason therefor; and (d) any such inspection and examination, copies and discussions shall be subject to the terms of any applicable Collateral Access Agreement.
Section 5.8    Maintenance of Properties; Insurance. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear, force majeure, casualty and condemnation events excepted, (b) maintain with financially sound and reputable insurance companies which are not Affiliates of the Borrower, (i) insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations (including, in any event, flood insurance as described in the definition of Real Estate Documents) and (ii) all insurance required to be maintained pursuant to the Collateral Documents, and will, upon request of the Administrative Agent, furnish to each Lender a certificate of a Responsible Officer setting forth the nature and extent of all insurance maintained by Holdings and its Subsidiaries in accordance with this Section, and (c) at all times shall name the Administrative Agent as additional insured on all liability policies of the Borrower and the other Loan Parties and as loss payee (pursuant to a loss payee endorsement approved by the Administrative Agent) on all casualty and property insurance policies of the Borrower and the other Loan Parties; provided that, so long as no Event of Default shall have occurred and be continuing, the Administrative Agent shall not make more than two requests for a certificate pursuant to clause (b)(ii) of this Section in any Fiscal Year; provided, further, that if an Event of Default has occurred and is continuing, the limitation on the number of requests for such a certificate shall no longer apply.
Section 5.9    Use of Proceeds; Margin Regulations. The Borrower (i) will use the proceeds of the initial Borrowing(s) to consummate the Closing Date Refinancing and the other Related Transactions, to pay transaction costs and expenses arising in connection herewith and for working capital and other general corporate purposes, and (ii) after the Closing Date, will use the proceeds of the Revolving Loans and the Swingline Loans for working capital, capital expenditures, dividends, distributions and Permitted Acquisitions not prohibited by this Agreement, for other general corporate purposes of the Borrower and its Subsidiaries and for any other purpose not prohibited by this Agreement. The Borrower will use the proceeds of any Incremental Term Loans for the purposes set forth in the applicable Incremental Commitment Joinder. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X. All Letters of Credit will be used for general corporate purposes.
Section 5.10    [Reserved].
Section 5.11    Cash Management. Subject to Section 5.16, each of Holdings and the Borrower will, and will cause each of the Subsidiary Loan Parties to:
(a)    maintain all cash management and treasury business with Truist Bank or a Permitted Third Party Bank, including all deposit accounts, disbursement accounts, investment accounts and lockbox accounts (other than Excluded Accounts and Government Receivables Accounts) (each such deposit account, disbursement account, investment account and lockbox account, a “Controlled Account”);
(b)    ensure that each Controlled Account shall be subject to a Control Account Agreement;
(c)    deposit promptly, and in any event no later than 10 Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other Collateral into Controlled Accounts, in each case except for cash and Permitted Investments the aggregate value of which does not exceed $500,000 at any time; and

(d)    with respect to each deposit account into which the Borrower or any Subsidiary Loan Party receives payments from Federal/State Health Care Program Account Debtors (a “Government Receivables Account”), the Borrower or such Subsidiary Loan Party shall enter into a customary sweep agreement (a “Government Receivables Account Agreement”) with the applicable Permitted Third Party Bank at which such Government Receivables Account is located, in such form as may be reasonably approved by the Administrative Agent. All funds deposited into any Government Receivables Account shall be transferred promptly (but in any event within one (1) Business Day of deposit) to a Controlled Account of the Borrower or the applicable Subsidiary Loan Party. Neither the Borrower nor any Subsidiary Loan Party shall terminate or modify a Government Receivables Account Agreement without the approval of the Administrative Agent.
Section 5.12    Additional Subsidiaries and Collateral.
(a)    Within 30 days (or such longer period as the Administrative Agent shall permit in its sole discretion) after the Borrower delivers (or is required to have delivered) the financial statements required by Section 5.1(b) and the Compliance Certificate required by Section 5.1(c) with respect to each of the first and third Fiscal Quarter of each Fiscal Year of Holdings, the Borrower will (i) cause each Domestic Subsidiary that is a Material Subsidiary (excluding any Excluded Subsidiary and any Subsidiary that is already a Guarantor) (a “Joining Guarantor”) (A) to become a new Guarantor and to grant Liens in favor of the Administrative Agent in all of its personal property subject to the Guaranty and Security Agreement by executing and delivering to the Administrative Agent a supplement to the Guaranty and Security Agreement in form and substance reasonably satisfactory to the Administrative Agent, executing and delivering a Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement, as and to the extent applicable, and authorizing and delivering, at the request of the Administrative Agent, such UCC financing statements or similar instruments required by the Administrative Agent to perfect the Liens in favor of the Administrative Agent and granted under any of the Loan Documents, (B) to deliver all such other documentation (including, without limitation, Real Estate Documents with respect to any Material Real Estate of such Joining Guarantor, intercreditor agreements, certified organizational documents, resolutions, lien searches and, if requested by the Administrative Agent, legal opinions) and to take all such other actions as such Joining Guarantor would have been required to deliver and take pursuant to Section 3.1 if such Joining Guarantor had been a Loan Party on the Closing Date, (C) to comply with Section 5.11 and (D) to use commercially reasonable efforts to deliver Collateral Access Agreements with respect to any Material Leases pursuant to which it leases Real Estate, (ii) pledge, or cause the applicable Loan Party to pledge, all of the Capital Stock of such Joining Guarantor to the Administrative Agent as security for the Obligations by executing and delivering a supplement to the Guaranty and Security Agreement in form and substance reasonably satisfactory to the Administrative Agent, and (iii) deliver the original certificates (if any and to the extent not prohibited under applicable law) evidencing such pledged Capital Stock to the Administrative Agent, together with appropriate powers executed in blank.
(b)    Within 30 days (or such longer period as the Administrative Agent shall permit in its sole discretion) after the Borrower delivers (or is required to have delivered) the financial statements required by Section 5.1(b) and the Compliance Certificate required by Section 5.1(c) with respect to each of the first and third Fiscal Quarter of each Fiscal Year of Holdings, the

Borrower shall (i) cause the applicable Loan Parties to pledge 65% of the issued and outstanding voting Capital Stock and 100% of the issued and outstanding non-voting Capital Stock of each Foreign Subsidiary and each Pass-Through Foreign Holdco to the extent such Capital Stock is owned directly by a Loan Party to the Administrative Agent as security for the Obligations pursuant to the Guaranty and Security Agreement (to the extent such Capital Stock has not previously been so pledged), (ii) deliver the original certificates (if any and to the extent not prohibited under applicable law) evidencing such pledged Capital Stock to the Administrative Agent, together with appropriate powers executed in blank (to the extent such certificates and powers have not previously been so delivered) and (iii) deliver all such other documentation (including, without limitation, certified organizational documents, resolutions, lien searches and, if requested by the Administrative Agent, legal opinions) and to take all such other actions as the Administrative Agent may reasonably request.
(c)    If as of the end of any Fiscal Quarter either (x) the aggregate assets of all Immaterial Subsidiaries as of such date are in excess of 10.0% of the total assets of the Borrower and its Subsidiaries (other than, for the avoidance of doubt, Specified Conflicted Subsidiaries) determined on a consolidated basis as of such date or (y) the aggregate revenues of all Immaterial Subsidiaries as of such date are in excess of 5.0% of the total revenues of the Borrower and its Subsidiaries (other than, for the avoidance of doubt, Specified Conflicted Subsidiaries) on a consolidated basis as of such date (such percentages in clauses (x) and (y), the “Threshold Amounts”), then within 30 days (or such longer period as the Administrative Agent shall permit in its sole discretion) after the Borrower delivers (or is required to have delivered) the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.1(c) with respect to such Fiscal Quarter, the Borrower shall cause one or more of such Immaterial Subsidiaries to become an additional Subsidiary Loan Party to the extent necessary to cause the aggregate assets and the aggregate revenue of all Immaterial Subsidiaries at such time to be no greater than the Threshold Amounts, by executing and delivering the documents and taking the actions described in subsection (a) above as if such Domestic Subsidiaries were Joining Guarantors.
(d)    Each of Holdings and the Borrower agrees that, following the delivery of any Collateral Documents required to be executed and delivered by this Section, the Administrative Agent shall have a valid and enforceable, first priority perfected Lien on the property required to be pledged pursuant to subsections (a), (b) and (c) of this Section (to the extent that such Lien can be perfected by execution, delivery and/or recording of the Collateral Documents or UCC financing statements, or possession of such Collateral), free and clear of all Liens other than Liens expressly permitted by Section 7.2. All actions to be taken pursuant to this Section shall be at the expense of the Borrower or the applicable Loan Party, and shall be taken to the reasonable satisfaction of the Administrative Agent.
Section 5.13    Additional Real Estate; Collateral Access Agreements.
(a)    If any Loan Party acquires any Material Real Estate after the Closing Date, it shall deliver (i) to the Administrative Agent (for distribution to each Lender), at least 20 Business Days (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion) in advance of signing of any Mortgage, the Real Estate Documents described in clause (iii) in the definition of such term and (ii) to the Administrative Agent, within 90 days (or such longer period as may be agreed to by the Administrative Agent in its sole discretion) after the acquisition thereof, all other Real Estate Documents with respect to such Material Real Estate.
(b)    To the extent otherwise permitted hereunder, if any Loan Party proposes to lease any Real Estate pursuant to a Material Lease, it shall first provide to the Administrative Agent a copy of such lease (if the Administrative Agent has not previously received a copy of such lease) and a Collateral Access Agreement from the landlord of such leased property; provided that no such Collateral Access Agreement shall be required if the Borrower is unable to obtain such Collateral Access Agreement following use of commercially reasonable efforts to do so.
Section 5.14    Further Assurances. Each of Holdings and the Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. Each of Holdings and the Borrower also agrees to provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.
Section 5.15    Health Care Matters.
(a)    Without limiting or qualifying Section 5.4, or any other provision of this Agreement, Holdings, the Borrower and each of its Subsidiaries will be in material compliance with all applicable Health Care Laws relating to the operation of such Person’s business.
(b)    Each of Holdings, the Borrower and its Subsidiaries shall:
(i)    obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all material Health Care Permits (including, as applicable, Health Care Permits or Third Party Payor Authorizations necessary for it to be eligible to receive payment and compensation from and to participate in Medicare, Medicaid or any other Third Party Payor programs) which are necessary or useful in the proper conduct of its business;
(ii)    be and remain in material compliance with all requirements for participation in, and for licensure required to provide the goods or services that are reimbursable under, Medicare, Medicaid and other Third Party Payor Programs;
(iii)    cause all Licensed Personnel to be in material compliance with all applicable Health Care Laws in the performance of their duties to or for Holdings and its Subsidiaries, and to maintain in full force and effect all professional licenses and other Health Care Permits required to perform such duties; and
(iv)    keep and maintain in all material respects all records required to be maintained by any Governmental Authority or otherwise under any Health Care Law.

(c)    Holdings, the Borrower and each of its Subsidiaries shall maintain a corporate and health care regulatory compliance program (“CCP”) which addresses the requirements of Health Care Laws, including, without limitation, HIPAA and fraud and abuse laws and includes at least the following seven components consistent with compliance program guidance from the Office of Inspector General and allows the Administrative Agent (and/or its consultants) from time to time to review such CCP: (i) standards of conduct, policies, and procedures addressing Health Care Laws with an emphasis on prevention of fraud and abuse; (ii) a specific officer within high-level personnel identified as having overall responsibility for compliance with such standards, policies, and procedures and establishment of a compliance committee; (iii) training and education programs which effectively communicate the compliance standards, policies, and procedures to employees and agents, including, without limitation, fraud and abuse laws and illegal billing practices; (iv) establishment of effective and open lines of communication, including, without limitation, publicizing a report system to allow employees and other agents to anonymously report criminal or suspect conduct and potential compliance concerns; (v) auditing and monitoring systems and reasonable steps for achieving compliance with such standards, policies, and procedures; (vi) disciplinary guidelines and consistent enforcement of compliance policies, including, without limitation, discipline of individuals responsible for the failure to detect violations of the CCP; and (vii) mechanisms to immediately respond to detected violations of the CCP. Holdings, the Borrower and its Subsidiaries shall modify such CCPs from time to time, as may be necessary to ensure continuing compliance with all applicable Health Care Laws. Upon request, the Administrative Agent (and/or its consultants) shall be permitted to review such CCPs.
Section 5.16    Post-Closing Matters. Each of Holdings and the Borrower will, and will cause each other Loan Party to, satisfy the requirements set forth on Schedule 5.16 on or before the date specified for such requirement or such later date as agreed to by the Administrative Agent in its sole discretion.
Section 5.17    [Reserved].
Section 5.18    Designation and Revocation of Specified Conflicted Subsidiaries.
(a)    Upon the occurrence of, and substantially simultaneously with (and in any event not later than three (3) Business Days after), any Specified Conflicted Subsidiary Designation Event, the Borrower shall designate the applicable Subsidiary as a “Specified Conflicted Subsidiary” under this Agreement and, other than in the case of a Specified Conflicted Subsidiary Designation Event under clause (d) of the definition thereof, cause all of the Capital Stock of such Subsidiary to be transferred to PGI or a Subsidiary of PGI (a “Specified Conflicted Subsidiary Designation”), provided that:
(i)    no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Specified Conflicted Subsidiary Designation;
(ii)    the Borrower would be permitted to make an Investment under Section 7.4(m) (in the case of a Permitted Specified Conflicted Subsidiary Acquisition) or Section 7.4(h) (in all other cases) at the time of such Specified Conflicted Subsidiary

Designation (assuming the effectiveness of such Specified Conflicted Subsidiary Designation) in an amount (the “Specified Conflicted Subsidiary Designation Amount”) equal to (x) in the case of a Permitted Specified Conflicted Subsidiary Acquisition, the aggregate consideration to be paid for such Permitted Specified Conflicted Subsidiary Acquisition or (y) in all other cases, the sum of the book value (or, in the case of cash, the amount of cash invested) (without duplication) of Investments held by the Borrower or the other Loan Parties in such Subsidiary determined net of any payments received with respect to such Investment from the date that such Investment was made through the date of such Specified Conflicted Subsidiary Designation (in each case, to be determined without duplication of other Investments permitted under Section 7.4); and
(iii)    after giving effect to such Specified Conflicted Subsidiary Designation and any Acquisition or Disposition permitted by this Agreement consummated since the most recently ended Test Period, the Borrower shall be in compliance on a pro forma basis with the covenants set forth in Article VI as of the end of the most recently ended Test Period as if such Specified Conflicted Subsidiary Designation had occurred on the first day of such Test Period.
(b)    Upon any such Specified Conflicted Subsidiary Designation after the Closing Date, the Borrower and its Subsidiaries shall be deemed to have made an Investment in such Specified Conflicted Subsidiary in an amount equal to the Specified Conflicted Subsidiary Designation Amount.
(c)    Borrower may redesignate a Subsidiary that is a Specified Conflicted Subsidiary as a Subsidiary that is not a Specified Conflicted Subsidiary (a “Specified Conflicted Subsidiary Revocation”), whereupon such Subsidiary shall cease to be a Specified Conflicted Subsidiary, if:
(i)    (x) such Subsidiary is not a borrower or guarantor of, has not granted any Liens to secure, and is not (or upon such Specified Conflicted Subsidiary Revocation will not be) otherwise obligated with respect to any Indebtedness of the type that is permitted pursuant to Section 7.1(b) or 7.1(h) or of the type that is permitted to be secured by Liens pursuant to Section 7.2(c) or 7.2(f) (and, for the avoidance of doubt, without giving effect to Section 1.7(a), such Subsidiary has not granted Liens to secure Indebtedness of any third party landlord), (y) such Subsidiary is not party to a lease with respect to Real Estate operated or otherwise used by such Subsidiary, which lease requires such Subsidiary to grant a first priority Lien in favor of such landlord on the Capital Stock of such Subsidiary, and (z) to the extent such Subsidiary is party to a lease with respect to Real Estate to be operated or otherwise used by such Subsidiary, which lease requires such Subsidiary to grant a first priority Lien in favor of such landlord on such Subsidiary’s assets, (A) the Administrative Agent shall have entered into an intercreditor agreement as contemplated by Section 7.2(i) thereby permitting such Liens and security interests in favor of the landlord on the assets of such Subsidiary hereunder and (B) if any Liens and security interests in favor of any landlord on the assets of such Subsidiary are or have been permitted pursuant to, or subject to an intercreditor agreement contemplated by, Section 7.2(i), such landlord shall not have, at any time during the term of this Agreement, delivered an enforcement notice, lease payment default notice, “possession date” notice or any similar notice under such intercreditor agreement;
(ii)    no Default or Event of Default shall have occurred and be continuing at the time and immediately after giving effect to such Specified Conflicted Subsidiary Revocation;
(iii)    after giving effect to such Specified Conflicted Subsidiary Revocation and any Acquisition or Disposition permitted by this Agreement consummated since the most recently ended Test Period, the Borrower shall be in compliance on a pro forma basis with the covenants set forth in Article VI as of the end of the most recently ended Test Period as if such Specified Conflicted Subsidiary Revocation had occurred on the first day of such Test Period;
(iv)    all of the Capital Stock of such Subsidiary shall be transferred to IntermediateCo or a Subsidiary of IntermediateCo;
(v)    all Liens and Indebtedness of such Specified Conflicted Subsidiary and its Subsidiaries outstanding immediately following such Specified Conflicted Subsidiary Revocation would, if incurred at the time of such Specified Conflicted Subsidiary Revocation, have been permitted to be incurred for all purposes of this Agreement; and
(vi)    such Subsidiary (and any other applicable Loan Party) executes and delivers the documents and takes the actions described in Section 5.12(a) as if such Subsidiary was a Joining Guarantor.
(d)    All Specified Conflicted Subsidiary Designations and Specified Conflicted Subsidiary Revocations occurring after the Closing Date must be evidenced by a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent certifying compliance with the foregoing provisions of this Section 5.18(a) (in the case of any such Specified Conflicted Subsidiary Designations) and of Section 5.18(c) (in the case of any such Specified Conflicted Subsidiary Revocations).
(e)    If the Borrower designates a Subsidiary Loan Party as a Specified Conflicted Subsidiary in accordance with this Section 5.18, other than as a result of a Specified Conflicted Subsidiary Designation Event under clause (d) of the definition thereof, the Obligations of such Subsidiary Loan Party under the Loan Documents shall terminate and be of no further force and effect and all Liens granted by such Subsidiary Loan Party under the applicable Collateral Documents shall terminate and be released and be of no further force and effect, and all Liens on the Capital Stock and debt obligations of such Subsidiary Loan Party shall be terminated and released and of no further force and effect, in each case, without any action required by the Administrative Agent. At the Borrower’s request, the Administrative Agent will execute and deliver any instrument evidencing such termination and the Administrative Agent shall take all actions appropriate in order to effect such termination and release of such Liens and without recourse or warranty by the Administrative Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to effect such release).  Any such foregoing actions taken by the Administrative Agent shall be at the sole cost and expense of the Borrower.
ARTICLE VI
FINANCIAL COVENANTS
Each of Holdings and the Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:
Section 6.1    Total Leverage Ratio. The Borrower will maintain, as of the end of each Test Period, commencing with the Test Period ended on December 31, 2023, a Total Leverage Ratio of not greater than 3.00:1.00 (the “Maximum Total Leverage Threshold”); provided that if the aggregate consideration paid in connection with any Permitted Acquisition consummated during the last Fiscal Quarter of the then current Test Period exceeds $50,000,000, then, at the election of the Borrower by written notice to the Administrative Agent (with a description in reasonable detail of such Permitted Acquisition and the consideration paid), the Maximum Total Leverage Threshold shall be increased to 3.50:1.00 for such Fiscal Quarter and the immediately following three Fiscal Quarters; provided, further, that the Maximum Total Leverage Threshold shall not be increased pursuant to the preceding proviso (i) more than three times (or with respect to more than twelve Fiscal Quarters) during the term of this Agreement and (ii) unless in the most recently ended four consecutive Fiscal Quarter period there shall be at least one Fiscal Quarter in respect of which the Maximum Total Leverage Threshold has not been increased.
Section 6.2    Fixed Charge Coverage Ratio. The Borrower will maintain, as of the end of each Test Period, commencing with the Test Period ended on December 31, 2023, a Fixed Charge Coverage Ratio of not less than 1.10:1.00.
ARTICLE VII
NEGATIVE COVENANTS
Each of Holdings and the Borrower covenants and agrees that until Payment in Full of the Obligations:
Section 7.1    Indebtedness and Preferred Equity. Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness created pursuant to the Loan Documents;
(b)    Indebtedness of the Borrower and its Subsidiaries existing on the Closing Date and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(c)    Indebtedness of the Borrower or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations (it being understood that the completion of the construction or development of additional beds at existing facilities or new facilities shall constitute the acquisition of property), and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets (provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements), and extensions, renewals, refinancings or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal, refinancing or replacement, other than in an amount not to exceed unpaid interest and fees and expenses incurred in connection therewith) or shorten the maturity or the weighted average life thereof; provided that the aggregate principal amount of such Indebtedness at any time outstanding does not exceed $25,000,000;
(d)    Indebtedness of the Borrower owing to any Subsidiary and of any Subsidiary owing to the Borrower or any other Subsidiary, in each case, evidenced by the Master Intercompany Note; provided that any such Indebtedness that is owed by a Subsidiary that is not a Subsidiary Loan Party (or that is a Specified Conflicted Subsidiary designated as such as a result of a Specified Conflicted Subsidiary Designation Event under clause (d) of the definition thereof) shall be subject to Section 7.4;
(e)    Guarantees by the Borrower of Indebtedness (other than lease obligations) of any Subsidiary and by any Subsidiary of Indebtedness (other than lease obligations) of the Borrower or any other Subsidiary; provided that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party (or that is a Specified Conflicted Subsidiary designated as such as a result of a Specified Conflicted Subsidiary Designation Event under clause (d) of the definition thereof) pursuant to this clause (e) shall be subject to Section 7.4;
(f)    Indebtedness of any Person which becomes a Subsidiary (other than a Specified Conflicted Subsidiary) after the date of this Agreement and Indebtedness secured by assets acquired by the Borrower or any of its Subsidiaries (other than a Specified Conflicted Subsidiary) after the date of this Agreement; provided that in each case (i) such Indebtedness exists at the time that such Person becomes a Subsidiary or such asset is acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary or such asset being acquired, and (ii) the aggregate principal amount of all such Indebtedness permitted hereunder at any time outstanding shall not exceed $40,000,000;
(g)    Hedging Obligations permitted by Section 7.10;
(h)    Indebtedness of a Specified Conflicted Subsidiary (including, for the avoidance of doubt, any such Subsidiary that is acquired pursuant to a Permitted Specified Conflicted Subsidiary Acquisition) secured by Liens permitted by Section 7.2(f) in an aggregate principal amount, when taken together with the aggregate amount of Investments in Specified Conflicted Subsidiaries made pursuant to Section 7.4(h) that remain outstanding at such time, for all such Indebtedness not to exceed at any time outstanding the greater of $300,000,000 and 100.0% of Consolidated EBITDA for the most recently ended Test Period; provided that, at the time of and immediately after giving effect to the incurrence or assumption of any such

Indebtedness, (A) no Default or Event of Default shall exist and (B) the Borrower and its Subsidiaries shall be in pro forma compliance with Sections 6.1 and 6.2 as of the most recently ended Test Period;
(i)    other unsecured Indebtedness of the Borrower or its Subsidiaries in an aggregate principal amount for all such Indebtedness not to exceed $40,000,000; provided that, at the time of and immediately after giving effect to any such Indebtedness, (A) no Default or Event of Default shall exist and (B) the Borrower and its Subsidiaries shall be in pro forma compliance with Sections 6.1 and 6.2 as of the most recently ended Test Period, calculated as if all such Indebtedness had been incurred as of the first day of the relevant period for testing compliance (and without netting any cash proceeds of any such Indebtedness);
(j)    Guarantees by Holdings, the Borrower, PGI and IntermediateCo of lease obligations of Subsidiaries of PGI and IntermediateCo solely to the extent that any such Guarantees are unsecured;
(k)    unsecured Indebtedness of a Subsidiary Loan Party owing to its landlord or Affiliates of such landlord under a lease of Real Estate for loans advanced by such landlord or its Affiliates for the purpose of funding Capital Expenditures with respect to healthcare facilities located on such Real Estate, provided that the aggregate amount of Indebtedness at any time outstanding pursuant to this Section 7.1(k) shall not exceed $1,000,000;
(l)    Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety appeal or similar bonds, completion guarantees and letters of credit arising in the ordinary course of its business;
(m)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of its incurrence;
(n)    Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;
(o)    Indebtedness consisting of the financing of insurance premiums in the ordinary course of business; and
(p)    other Indebtedness of the Borrower or its Subsidiaries (other than Specified Conflicted Subsidiaries) in an aggregate principal amount at any time outstanding not to exceed $40,000,000.
Each of Holdings and the Borrower will not, and will not permit any Subsidiary to, issue any preferred stock or other equity interest that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by Holdings, the Borrower or such Subsidiary at the option of the holder thereof, in whole or in part, or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interest described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the date that is 180 days after the later of the Revolving Commitment Termination Date and the then latest Maturity Date.
Section 7.2    Liens. Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:
(a)    Liens securing the Obligations; provided that no Liens may secure Hedging Obligations or Bank Product Obligations without securing all other Obligations on a basis at least pari passu with such Hedging Obligations or Bank Product Obligations and subject to the priority of payments set forth in Section 2.21 and Section 8.2;
(b)    Permitted Encumbrances;
(c)    Liens on any property or asset existing on the date hereof and set forth on Schedule 7.2; provided that such Liens shall not apply to any other property or asset of Holdings or any Subsidiary;
(d)    purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided that (i) any such Lien secures Indebtedness permitted by Section 7.1(c), (ii) any such Lien attaches to such asset concurrently or within 90 days after the acquisition or the completion of the construction or improvements thereof (or, in the case of an extension, refinancing, replacement or renewal, at the time of such extension, refinancing, replacement or renewal), (iii) any such Lien does not extend to any other asset other than accessions and reasonable extensions thereof, and (iv) the Indebtedness secured thereby does not exceed the cost (including interest costs) of acquiring, constructing or improving such fixed or capital assets;
(e)    any Lien (x) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, (y) existing on any asset of any Person (other than any Subsidiary of the Borrower) at the time such Person is merged with or into the Borrower or any of its Subsidiaries, or (z) existing on any asset prior to the acquisition thereof by the Borrower or any of its Subsidiaries; provided that (i) any such Lien was not created in the contemplation of any of the foregoing and (ii) any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition;
(f)    Liens on the assets of, and Capital Stock in, any Specified Conflicted Subsidiary securing only Indebtedness of such Specified Conflicted Subsidiary permitted by Section 7.1(h); provided that (i) no such Lien is prohibited by any other Contractual Obligation of Holdings or any of its Subsidiaries, (ii) at the time of and immediately after giving effect to any such Lien, (A) no Default or Event of Default shall exist and (B) the Borrower and its Subsidiaries shall be in pro forma compliance with Sections 6.1 and 6.2 as of the most recently ended Test Period and (iii) such Liens shall not apply to any other property or asset of Holdings or any Subsidiary (other than the assets of, and Capital Stock in, such Specified Conflicted Subsidiary);

(g)    Liens on the assets of, and Capital Stock in, a Subsidiary Loan Party (a “Lessee Loan Party”) in favor of another Subsidiary Loan Party, which other Subsidiary Loan Party owns Real Estate in fee or has a ground leasehold or leasehold interest in Real Estate (a “Lessor Loan Party”), in each case, that is leased or subleased by such Lessee Loan Party from such Lessor Loan Party to secure such Lessee Loan Party’s obligations to such Lessor Loan Party in respect of such lease or sublease arrangement; provided that any such Lien shall be subordinated to the Liens securing the Obligations pursuant to the Master Intercompany Note;
(h)    extensions, renewals, or replacements of any Lien referred to in subsections (b) through (g) of this Section; provided that the principal amount of the Indebtedness secured thereby is not increased (other than in an amount not to exceed unpaid interest and fees, and expenses incurred in connection therewith) and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby;
(i)    to the extent required by the landlord under a lease of Real Estate entered into by a Subsidiary with a landlord that is not an Affiliate of the Borrower, Liens on the assets of such Subsidiary (but not, for the avoidance of doubt, on the Capital Stock of such Subsidiary or such Subsidiary’s Subsidiaries) to secure the obligations of such Subsidiary under such lease; provided that such Subsidiary shall be, or shall be required to be designated in accordance with Section 5.18(a) as, a Specified Conflicted Subsidiary unless any such Liens granted to or in favor of such landlord are subject to an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent between the Administrative Agent and the landlord under such lease that provides that any such Liens of such landlord on accounts receivable (and proceeds thereof, books and records related thereto and accounts into which the same are deposited) of such Subsidiary (collectively, “Accounts Collateral”) shall be junior to the Lien of the Administrative Agent on such Accounts Collateral; and
(j)    Liens on the assets of the Borrower or its Subsidiaries (other than Specified Conflicted Subsidiaries) not otherwise permitted by this Section 7.2, securing an aggregate principal amount of obligations at any time outstanding not to exceed $40,000,000.
Section 7.3    Fundamental Changes.
(a)    Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (i) Borrower may merge with a Person (other than Holdings, IntermediateCo or any Specified Conflicted Subsidiary) if Borrower is the surviving Person, (ii) any Subsidiary of Borrower (other than any Specified Conflicted Subsidiary) may merge with a Person (other than Holdings, the Borrower, IntermediateCo or any Specified Conflicted Subsidiary) if such Subsidiary is the surviving person (provided that if any such Subsidiary is a Subsidiary Loan Party, such Subsidiary Loan Party shall be the surviving Person), (iii) any Subsidiary of Borrower (other than any Specified Conflicted Subsidiary) may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party (other than a Specified Conflicted Subsidiary designated as such as a result of a Specified Conflicted Subsidiary Designation Event under clause (d) of the definition thereof), (iv) any Subsidiary of Borrower may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that if such Subsidiary is a Subsidiary Loan Party (other than a Specified Conflicted Subsidiary designated as such as a result of a Specified Conflicted Subsidiary Designation Event under clause (d) of the definition thereof), the assets of such Subsidiary shall be distributed to the Borrower or a Subsidiary Loan Party (other than a Specified Conflicted Subsidiary designated as such as a result of a Specified Conflicted Subsidiary Designation Event under clause (d) of the definition thereof), (v) subject to clause (ii), any Subsidiary of Borrower may merge, dissolve or consolidate in connection with the consummation of any Permitted Acquisition, (vi) any Subsidiary of Borrower that is not a Loan Party (other than any Specified Conflicted Subsidiary) may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or any Subsidiary of the Borrower (other than any Specified Conflicted Subsidiary), (vii) upon a Specified Conflicted Subsidiary Designation Event, all of the Capital Stock of a Subsidiary of IntermediateCo may be transferred to PGI or a Subsidiary of PGI to effectuate a Specified Conflicted Subsidiary Designation in accordance with, and subject to the terms of, Section 5.18(a) and (viii) all of the Capital Stock of a Subsidiary of PGI may be transferred to IntermediateCo or a Subsidiary of IntermediateCo to effectuate a Specified Conflicted Subsidiary Revocation in accordance with, and subject to the terms of, Section 5.18(c).
(b)    Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by Holdings, the Borrower and their Subsidiaries on the date hereof and businesses ancillary or reasonably related to, or extensions of, the business of Holdings, the Borrower and their Subsidiaries.
Section 7.4    Investments, Loans. Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Capital Stock, evidence of Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person, or any assets of any other Person that constitute a business unit or division of such Person, or create or form any Subsidiary (all of the foregoing being collectively called “Investments”), except:
(a)    (x) Investments existing on the date hereof in Specified Conflicted Subsidiaries that are set forth on Schedule 7.4, (y) Investments existing on the date hereof in any Person that is not a Subsidiary that are set forth on Schedule 7.4 and (z) other Investments (other than Investments of the type contemplated by the foregoing clauses (x) and (y) and Permitted Investments) existing on the date hereof (including Investments in Subsidiaries that are not Specified Conflicted Subsidiaries);
(b)    Permitted Investments;

(c)    Guarantees by Holdings, the Borrower, PGI and IntermediateCo of lease obligations of Subsidiaries of PGI and IntermediateCo solely to the extent that any such Guarantees are unsecured;
(d)    Guarantees by the Borrower and its Subsidiaries constituting Indebtedness (other than lease obligations) permitted by Section 7.1; provided that (x) no Loan Party shall Guarantee any Indebtedness of any Specified Conflicted Subsidiary (other than any Specified Conflicted Subsidiary designated as such as a result of a Specified Conflicted Subsidiary Designation Event under clause (d) of the definition thereof) pursuant to this clause (d) and (y) the aggregate principal amount of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties (or Specified Conflicted Subsidiaries) that is Guaranteed by any Loan Party shall be subject to the limitation set forth in subsection (e) of this Section;
(e)    Investments made by Holdings in or to the Borrower, the Borrower in or to any Subsidiary and by any Subsidiary to the Borrower or in or to another Subsidiary; provided that with respect to any such Investments by the Loan Parties in or to (including, without limitation, Guarantees by the Loan Parties of Indebtedness of) Subsidiaries that are not Loan Parties (including, without limitation, Specified Conflicted Subsidiaries), if the Total Leverage Ratio for the most recently ended four consecutive Fiscal Quarter period for which financial statements were required to have been delivered pursuant to Section 5.1(a) or (b) (calculated on a pro forma basis as if such Investment (and any other Investments or Restricted Payments that occur subsequent to such four consecutive Fiscal Quarter period for which the pro forma financial effect of such events has been calculated under this Agreement) had been made on the first day of such four consecutive Fiscal Quarter period), exceeds 2.00:1.00 then, at the time of and immediately after giving effect to such Investment, the aggregate outstanding amount of Investments by the Loan Parties that were made by the Loan Parties at a time when the Total Leverage Ratio (calculated on a pro forma basis after giving effect to such Investments) is greater than 2.00:1.00 in or to (including, without limitation, Guarantees by the Loan Parties of Indebtedness of) (x) Specified Conflicted Subsidiaries shall not exceed the greater of $112,500,000 and 37.5% of Consolidated EBITDA for the most recently ended Test Period and (y) Subsidiaries that are not Subsidiary Loan Parties (other than Specified Conflicted Subsidiaries) shall not, in the aggregate with the aggregate outstanding amount of all Investments by the Loan Parties in or to (including, without limitation, Guarantees by the Loan Parties of Indebtedness of) Subsidiaries that are not Subsidiary Loan Parties (other than Specified Conflicted Subsidiaries) existing on the Closing Date that are set forth on Schedule 7.4 and the aggregate outstanding amount of Investments made in reliance upon Section 7.4(i), exceed $50,000,000; provided, further, that, in the case of Investments in Specified Conflicted Subsidiaries pursuant to this clause (e), at the time of and immediately after giving effect to any such Investment, (A) no Default or Event of Default shall exist and (B) the Borrower and its Subsidiaries shall be in pro forma compliance with Sections 6.1 and 6.2 as of the most recently ended Test Period, calculated as if such Investment had been made as of the first day of the relevant period for testing compliance; provided, further, that no Loan Party shall Guarantee any Indebtedness of any Specified Conflicted Subsidiary (other than any Specified Conflicted Subsidiary designated as such as a result of a Specified Conflicted Subsidiary Designation Event under clause (d) of the definition thereof) pursuant to this clause (e);
(f)    loans or advances to employees, officers or directors of the Borrower or any of its Subsidiaries in the ordinary course of business for travel, relocation and related expenses;

provided that the aggregate amount of all such loans and advances does not exceed $5,000,000 at any time outstanding;
(g)    Hedging Transactions permitted by Section 7.10;
(h)    (x) Investments (not constituting Guarantees or Permitted Specified Conflicted Subsidiary Acquisitions) in Specified Conflicted Subsidiaries made for the purpose of financing the construction, development, refurbishment or expansion of any health care facility and (y) Investments constituting Specified Conflicted Subsidiary Designation Amounts (other than, in the case of this clause (y), cash or cash equivalents funded by any Loan Party into a Specified Conflicted Subsidiary prior to such Subsidiary being designated as a Specified Conflicted Subsidiary, except to the extent of cash or cash equivalents funded for the purpose of financing the Permitted Specified Conflicted Subsidiary Acquisition of such Subsidiary or the construction, development, refurbishment or expansion of any health care facility); provided that the aggregate amount of Investments in Specified Conflicted Subsidiaries made for the purpose of financing the construction, development, refurbishment or expansion of any health care facility and Specified Conflicted Subsidiary Designation Amounts pursuant to this Section 7.4(h), together with the amount of any then outstanding Indebtedness that was incurred or assumed pursuant to Section 7.1(h) and any other then outstanding Investment in any Specified Conflicted Subsidiary arising pursuant to this Section 7.4(h) (in each case, without duplication), shall not exceed at any time the greater of $300,000,000 and 100.0% of Consolidated EBITDA for the most recently ended Test Period;
(i)    Investments made after the Closing Date in joint ventures in which the Borrowers and its Subsidiaries collectively own less than 50% of the equity and which do not otherwise constitute Subsidiaries of the Borrower; provided that the aggregate outstanding amount of all such Investments, together with the aggregate outstanding amount of Investments made in reliance upon Section 7.4(e), shall not exceed $50,000,000;
(j)    other Investments that in the aggregate do not exceed at any time outstanding the greater of $75,000,000 and 25.0% of Consolidated EBITDA for the most recently ended Test Period;
(k)    Investments held by a Subsidiary Loan Party that is acquired after the Closing Date, or of a Person (other than a Subsidiary of the Borrower) merged or consolidated with or into the Borrower or a Subsidiary Loan Party, in each case in accordance with the terms of this Agreement to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation (such Investments, “Acquired Investments”); provided, however, that Acquired Investments shall not include (and in no event shall this Section 7.4(k) permit) Investments in or with respect to Specified Conflicted Subsidiaries (including, for the avoidance of doubt, Investments constituting Specified Conflicted Subsidiary Designation Amounts);
(l)    Permitted Acquisitions; and

(m)    Permitted Specified Conflicted Subsidiary Acquisitions in an aggregate amount not to exceed $150,000,000.
The amount of any Investment shall be deemed to be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, and the amount of any Investment constituting a Guarantee shall be reflective of the principal amount subject to such Guarantee from time to time.
Notwithstanding the foregoing, (i) in no event shall any Specified Conflicted Subsidiary make, purchase, hold or acquire any Investments in the Capital Stock of any Loan Party, (ii) in no event shall any Loan Party Guarantee any Indebtedness of any Specified Conflicted Subsidiary (other than any Specified Conflicted Subsidiary designated as such as a result of a Specified Conflicted Subsidiary Designation Event under clause (d) of the definition thereof) that does not consist of lease obligations, (iii) in no event shall any Loan Party Guarantee any lease obligations of any Specified Conflicted Subsidiary other than Guarantees by Holdings, the Borrower and IntermediateCo pursuant to Section 7.4(c) (which Guarantees, for the avoidance of doubt, must be unsecured) and (iv) in no event shall any Loan Party make any Investment which results in or facilitates in any manner any Material Intellectual Property owned by such Loan Party being contributed or otherwise transferred by such Loan Party to any non-Loan Party.
Section 7.5    Restricted Payments. Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
(i)    dividends payable by Holdings solely in interests of any class of its common equity;
(ii)    Restricted Payments made by any Subsidiary to Holdings or to another Subsidiary (other than, for the avoidance of doubt, Restricted Payments by a Subsidiary Loan Party to a Specified Conflicted Subsidiary), on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly owned by Holdings and other wholly owned Subsidiaries of Holdings;
(iii)    following the consummation of a Qualified IPO, the declaration and payment of dividends on the Borrower’s common Capital Stock (or the payment of dividends to any direct or indirect parent of the Borrower to fund the payment by any direct or indirect parent of the Borrower of dividends on such entity’s common Capital Stock) of up to 6.0% per annum of the cash proceeds net of underwriting fees received by the Borrower from any public offering of Capital Stock or contributed to the Borrower by any direct or indirect parent of the Borrower from any public offering of Capital Stock, other than public offerings with respect to the Borrower’s common Capital Stock registered on Form S-4 or S-8 or successor form thereto;
(iv)    Holdings may repurchase common stock or common stock options from present or former officers, directors or employees (or heirs of, estates of or trusts formed by such Persons) of Holdings or any Subsidiary upon the death, disability, retirement or termination of employment or position of such officer, director or employee or pursuant to the terms of any stock option plan or like agreement; provided, however, that the aggregate amount of payments under this clause (except to the extent made with Equity Issuance Proceeds received for such purpose that are not otherwise applied to increase basket capacity hereunder) shall not exceed the lesser of (i) $1,000,000 in any Fiscal Year or (ii) $3,000,000 during the term of this Agreement;
(v)    other Restricted Payments (including, for the avoidance of doubt, payments with respect to subordinated Indebtedness) in an aggregate amount not to exceed $15,000,000 in any Fiscal Year; provided that, at the time of and immediately after giving effect to the making of any such Restricted Payment, no Default or Event of Default shall exist;
(vi)    Holdings and its Subsidiaries may repurchase Capital Stock to the extent deemed to occur upon exercise of stock options, warrants or rights in respect thereof to the extent such Capital Stock represents a portion of the exercise price of such options, warrants or rights in respect thereof;
(vii)    Holdings and its Subsidiaries may make Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or, warrants or rights or upon the conversion or exchange of or into Capital Stock, or payments or distributions to dissenting stockholders pursuant to applicable law;
(viii)    with respect to any taxable period (or portion thereof) for which Holdings, the Borrower and any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar income tax group for U.S. federal and/or applicable state or local income tax purposes of which a direct or indirect parent of Holdings is the common parent, dividends or distributions by Holdings, the Borrower or such applicable Subsidiary, as may be relevant, to such direct or indirect parent of Holdings in an amount not to exceed the sum of the amount of the relevant U.S. federal, state and/or local income taxes that the Borrower and such Subsidiaries, as applicable, would have paid for such taxable period had Holdings, the Borrower and such Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group reduced by any such income taxes directly paid or withheld at the level of Holdings, the Borrower or such Subsidiaries;
(ix)    the refinancing of any Indebtedness that is subordinated to the Obligations; provided that (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom; (B) any such refinancing Indebtedness shall (x) not have a stated maturity or, other than in the case of a revolving credit facility, a Weighted Average Life to Maturity that is shorter than that of the Indebtedness being refinanced, (y) if the Indebtedness being refinanced is subordinated to the Obligations by its terms or by the terms of any agreement or instrument relating to such Indebtedness, be at least as subordinate to the Obligations as the Indebtedness being refinanced (and unsecured if the refinanced Indebtedness is unsecured) and (z) be in a principal amount that does not exceed the principal amount so refinanced, plus, accrued interest, plus, any premium or other payment required to be paid in connection with such refinancing, plus, the amount of fees and expenses of the Borrower or any of its Subsidiaries incurred in connection with such refinancing, plus, any unutilized commitments thereunder; (C) the obligors on such refinancing Indebtedness shall be the obligors on such Indebtedness being refinanced; provided, further, however, that (i) the borrower of the refinancing indebtedness shall be the Borrower or the borrower of the Indebtedness being refinanced, (ii) any Loan Party (other than Holdings) shall be permitted to guarantee any such refinancing Indebtedness of any other Loan Party (other than any Specified Conflicted Subsidiary designated as such as a result of a Specified Conflicted Subsidiary Designation Event under clause (d) of the definition thereof) and (iii) any non-Loan Party shall be permitted to guarantee any such refinancing Indebtedness of any other non-Loan Party (other than any Specified Conflicted Subsidiary) and (D) such refinancing Indebtedness shall not be secured by any assets not securing the Indebtedness being refinanced; and
(x)    in addition to the other Restricted Payments otherwise permitted under this Section 7.5, Holdings and its Subsidiaries may make additional Restricted Payments so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) the Total Leverage Ratio for the most recently ended four consecutive Fiscal Quarter period for which financial statements were required to have been delivered pursuant to Section 5.1(a) or (b) (calculated on a pro forma basis as if such Restricted Payment (and any other Restricted Payment or Investment that occurs subsequent to such four consecutive Fiscal Quarter period for which the pro forma financial effect of such events has been calculated under this Agreement) had been made on the first day of such four consecutive Fiscal Quarter period) does not exceed 2.50:1.00.
Section 7.6    Sale of Assets. Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of any of its assets, business or property or, in the case of any Subsidiary of Holdings (other than an Immaterial Subsidiary), any shares of such Subsidiary’s Capital Stock, in each case whether now owned or hereafter acquired, to any Person, except:
(a)    dispositions by (i) any Subsidiary of the Borrower (other than any Specified Conflicted Subsidiary) to the Borrower or any Subsidiary Loan Party (other than a Specified Conflicted Subsidiary designated as such as a result of a Specified Conflicted Subsidiary Designation Event under clause (d) of the definition thereof), (ii) any Specified Conflicted Subsidiary (other than a Specified Conflicted Subsidiary designated as such as a result of a Specified Conflicted Subsidiary Designation Event under clause (d) of the definition thereof) to any other Specified Conflicted Subsidiary (other than a Specified Conflicted Subsidiary designated as such as a result of a Specified Conflicted Subsidiary Designation Event under clause (d) of the definition thereof), (iii) any Specified Conflicted Subsidiary (other than a Specified Conflicted Subsidiary designated as such as a result of a Specified Conflicted Subsidiary Designation Event under clause (d) of the definition thereof) to the Borrower or any Subsidiary Loan Party (other than a Specified Conflicted Subsidiary designated as such as a result of a Specified Conflicted Subsidiary Designation Event under clause (d) of the definition thereof) solely to the extent made in connection with, and otherwise constituting, a Specified Conflicted Subsidiary Revocation and (iv) any Loan Party to PGI or any of its Subsidiaries solely to the extent made in connection with, and otherwise constituting, a Specified Conflicted Subsidiary Designation (other than a Specified Conflicted Subsidiary Designation made as a result of a Specified Conflicted Subsidiary Designation Event under clause (d) of the definition thereof);

(b)    the sale or other disposition of obsolete or worn out property or other property not necessary for operations or no longer useful in the business disposed of in the ordinary course of business;
(c)    the sale of inventory and Permitted Investments in the ordinary course of business;
(d)    dispositions of cash and cash equivalents;
(e)    dispositions of equipment to the extent that (i) such equipment is exchanged for credit against the purchase price of similar replacement equipment and (ii) the proceeds of such disposition are applied in whole or in part to purchases of such replacement equipment;
(f)    assets sold in connection with condemnation, eminent domain or insurance claims;
(g)    dispositions to qualify directors if required by applicable law; and
(h)    asset sales or other dispositions to unaffiliated third parties; provided that (i) at the time of such sale or other disposition, no Event of Default then exists or would arise therefrom, (ii) the Borrower or any of its Subsidiaries shall receive not less than 75% of such consideration in the form of (x) cash or Permitted Investments or (y) real property (and improvements thereon related to one or more healthcare facilities) acquired in an exchange pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code (it being understood that for the purposes of clause (f)(ii)(x), the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable sale or disposition and for which all of its Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by such Subsidiary from such transferee that are converted by such Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within one hundred and eighty (180) days following the closing of the applicable disposition and (C) any Designated Non-Cash Consideration received in respect of such disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of $1,000,000, with the fair market value of each item of Designated Non-Cash Consideration being measured at such date of receipt or such agreement, as applicable, and without giving effect to subsequent changes in value) and (iii) such sale or other disposition shall be for fair market value (as determined by the Borrower in good faith).
Section 7.7    Transactions with Affiliates. Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)    in the ordinary course of business at prices and on terms and conditions not less favorable to the Loan Parties than could be obtained on an arm’s-length basis from unrelated third parties;
(b)    (i) transactions between or among Holdings, the Borrower and the Subsidiary Loan Parties (other than Specified Conflicted Subsidiaries designated as such as a result of a Specified Conflicted Subsidiary Designation Event under clause (d) of the definition thereof) in the ordinary course of business and (ii) transactions between or among Specified Conflicted Subsidiaries (other than Specified Conflicted Subsidiaries designated as such as a result of a Specified Conflicted Subsidiary Designation Event under clause (d) of the definition thereof) in the ordinary course of business; and
(c)    any Restricted Payment permitted by Section 7.5 and Investments permitted by Section 7.4.
Section 7.8    Restrictive Agreements. Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement (including any lease of Real Estate) that prohibits, restricts or imposes any condition upon (a) the ability of Holdings or any of its Subsidiaries to create, incur or permit any Lien as security for the Obligations upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any of its Subsidiaries to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to Holdings or any other Subsidiary thereof, to Guarantee Indebtedness of Holdings or any other Subsidiary thereof or to transfer any of its property or assets to Holdings or any other Subsidiary thereof; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) the foregoing shall not apply to restrictions contained in (x) the leases of Real Estate listed on Schedule 7.8 as in effect as of the Closing Date or (y) any lease in respect of which the applicable counterparty thereto has confirmed in writing that such prohibitions and restrictions have been waived in connection with the transactions contemplated by this Agreement (including pursuant to a consent delivered to the Administrative Agent in connection herewith), (iv) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, (v) the foregoing shall not apply to customary provisions in leases restricting the assignment thereof, (vi) the foregoing shall not apply to Specified Conflicted Subsidiaries or the Capital Stock of Specified Conflicted Subsidiaries, (vii) the foregoing shall not apply to restrictions in Indebtedness described in Section 7.1(f) to the extent relating solely to the applicable assets or Persons acquired after the Closing Date in connection with the assumption of such Indebtedness, (viii) [reserved], (ix) the foregoing shall not apply to Indebtedness permitted under Section 7.1(i) to the extent the restrictions thereunder do not impair the ability of the Loan Parties to perform their obligations under this Agreement or the other Loan Documents and are no more restrictive, in any material respect, taken as a whole, than such restrictions contained herein, (x) the foregoing shall not apply to customary restrictions in joint venture arrangements, provided that such restrictions are limited to the assets of such joint ventures and the Capital Stock of the Persons party to such joint venture arrangements and (xi) the foregoing shall not apply to customary non-assignment provisions in contracts entered into in the ordinary course of business, provided that such restrictions are limited to the assets subject to such contracts and the Capital Stock of the Persons party to such contracts.
Section 7.9    Sale and Leaseback Transactions. Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (each, a “Sale/Leaseback Transaction”), unless at the time such Sale/Leaseback Transaction is entered into (a) no Default or Event of Default has occurred and is continuing, (b) after giving pro forma effect to such Sale/Leaseback Transaction, the Borrower and its Subsidiaries are in compliance with the financial covenants set forth in Article VI and (c) the Borrower has delivered a certificate to the Lenders certifying the conditions set forth in clauses (a) and (b) and setting forth in reasonable detail calculations demonstrating pro forma compliance with the financial covenants set forth in Article VI.
Section 7.10    Hedging Transactions. Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities, including, without limitation, any Hedging Transaction entered into in order to hedge against fluctuations in interest rates or currency values that arise in connection with any Borrowing or any other Indebtedness. Solely for the avoidance of doubt, Holdings and the Borrower acknowledge that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which Holdings or any of its Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.
Section 7.11    Amendment to Material Documents. Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights under (a) its certificate of incorporation, bylaws or other organizational documents or (b) any Material Agreements, in each case in any manner that is materially adverse to the interests of the Lenders or the Administrative Agent.
Section 7.12    [Reserved].
Section 7.13    Accounting Changes. Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, change the fiscal year of Holdings or of any of its Subsidiaries, except to change the fiscal year of a Subsidiary of the Borrower to conform its fiscal year to that of Holdings.
Section 7.14    Sanctions and Anti-Corruption Laws. Each of Holdings and the Borrower will not, and will not permit any Subsidiary to, request any Loan or Letter of Credit or, directly or indirectly, use the proceeds of any Loan or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as an Agent, any Lender (including the Swingline Lender), any Issuing Bank, underwriter, advisor, investor or otherwise), or (iii) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value to any Person in violation of applicable Anti-Corruption Laws.
Section 7.15    Passive Holding Company. Each of Holdings, the Borrower, IntermediateCo and PGI will not conduct, transact or otherwise engage in any material business or operations (including, without limitation, the incurrence of Indebtedness) other than the following (and activities incidental thereto): (i) its ownership of the Capital Stock of, and making contributions to the capital of, (w) in the case of Holdings, the Borrower, (x) in the case of the Borrower, each of IntermediateCo and PGI, (y) in the case of IntermediateCo, its Subsidiaries (which, other than in the case of Specified Conflicted Subsidiaries designated as such as a result of a Specified Conflicted Subsidiary Designation Event under clause (d) of the definition thereof, shall not be Specified Conflicted Subsidiaries) and (z) in the case of PGI, Specified Conflicted Subsidiaries (other than Specified Conflicted Subsidiaries designated as such as a result of a Specified Conflicted Subsidiary Designation Event under clause (d) of the definition thereof), (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to or under the Loan Documents, (iv) making dividends and distributions and issuing common stock or other Qualified Capital Stock, in each case, to the extent permitted under Section 7.5, (v) making Investments in (w) in the case of Holdings, the Borrower (or, indirectly, in any Subsidiary of the Borrower), (x) in the case of the Borrower, IntermediateCo and PGI (or, indirectly, in any Subsidiary of IntermediateCo or PGI), (y) in the case of IntermediateCo, its direct Subsidiaries (or, indirectly, in any Subsidiary of any such Subsidiary) and (z) in the case of PGI, any Subsidiaries of the Borrower, in each case, to the extent permitted under Section 7.4, (vi) participating in tax, accounting and other administrative matters as a member of the consolidated, combined, unitary or similar group that includes Holdings and the Borrower, (vii) holding any cash and Permitted Investments, (viii) taking actions in furtherance of and consummating a Qualified IPO, (ix) the provision of Guarantees otherwise permitted hereunder and (x) providing indemnification for its directors, officers, employees, members of management and consultants.
ARTICLE VIII
EVENTS OF DEFAULT
Section 8.1    Events of Default. If any of the following events (each, an “Event of Default”) shall occur:
(a)    the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under subsection (a) of this Section or an amount related to a Bank Product Obligation) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days; or
(c)    any representation or warranty made or deemed made by or on behalf of Holdings or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document (including the Schedules attached hereto and thereto), or in any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted; or
(d)    Holdings or the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.2(a), Section 5.3 (with respect to the Borrower’s legal existence), Section 5.11, Section 5.16, Section 5.18 or Article VI or VII; or
(e)    (i) any Loan Party shall fail to observe or perform any covenant or agreement contained in Section 5.1 or Section 5.2 (other than Section 5.2(a)), and such failure shall remain unremedied for fifteen (15) days after the earlier of (x) any Responsible Officer of the Borrower becomes aware of such failure, or (y) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender, or (ii) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in subsections (a), (b), (d) and (e)(i) of this Section) or any other Loan Document or related to any Bank Product Obligation, and such failure shall remain unremedied for 30 days after the earlier of (x) any Responsible Officer of the Borrower becomes aware of such failure, or (y) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
(f)    Holdings or any of its Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof (excluding (i) any prepayment or redemption requirements in connection with a sale of assets that secures Material Indebtedness to the extent such Material Indebtedness is repaid in connection with such sale and (ii) any offer to prepay or redeem Indebtedness of any Person or securing any assets acquired in a Permitted Acquisition); or
(g)    Holdings, the Borrower or any of its Material Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this subsection, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for Holdings, the Borrower or any such Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any of its Material Subsidiaries or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for Holdings, the Borrower or any of its Material Subsidiaries or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or
(i)    Holdings, the Borrower or any of its Material Subsidiaries shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or
(j)    (i) an ERISA Event shall have occurred, (ii) there is or arises an Unfunded Pension Liability (not taking into account Pension Plans with negative Unfunded Pension Liability), or (iii) there is or arises any potential Withdrawal Liability, which, with respect to any of the foregoing clauses (i) through (iii), could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect; or
(k)    any judgment or order for the payment of money (including, without limitation, any judgment or order rendered prior to the Closing Date) in excess of $20,000,000 in the aggregate, to the extent not adequately covered by insurance as to which a solvent insurance company has not contested or denied coverage, shall be (or have been) rendered against Holdings or any of its Subsidiaries, and there shall be a period of 60 consecutive days during which (i) a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect or (ii) such judgment or order shall remain undischarged, unvacated or unbonded; or
(l)    any non-monetary judgment or order shall be rendered against Holdings or any of its Subsidiaries that could reasonably be expected, either individually or in the aggregate for all such events, to have a Material Adverse Effect, and there shall be a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(m)    a Change in Control shall occur or exist; or
(n)    (i) there shall occur any revocation, suspension, termination, rescission, non-renewal or forfeiture or any similar final administrative action with respect to one or more Health Care Permits, Third Party Payor Programs or Third Party Payor Authorizations that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect or (ii) Holdings or any of its Subsidiaries shall be named in any action, fully or partially unsealed, alleging violation of the federal False Claims Act or any other applicable law and, in connection with such action, Holdings or any of its Subsidiaries shall have offered, agreed or paid to, or received a final judgment requiring payment to, any Governmental Authority for payment of any settlement, fine, penalty or overpayment in an aggregate amount in excess of $20,000,000; or
(o)    any material provision of the Guaranty and Security Agreement or any other Loan Document shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate its obligation under the Guaranty and Security Agreement or any other Loan Document (other than the release of any guaranty or collateral to the extent permitted pursuant to Section 9.11); or
(p)    any Lien purported to be created under any Collateral Document (with respect to a material portion of the Collateral) shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Collateral Documents (other than as a result of the failure by the Administrative Agent to take any action within its control); or
(q)    any breach or default shall have occurred under any Material Lease and such breach or default shall continue after any applicable grace period under such Material Lease or any Material Lease shall be terminated or the validity or enforceability thereof shall be disaffirmed by or on behalf of the landlord party thereto; or
(r)    (i) Holdings or any Subsidiary or any landlord party to an intercreditor agreement contemplated by Section 7.2(i) shall disaffirm the validity or enforceability of any such intercreditor agreement, (ii) any Lien securing the Obligations shall fail or cease to, or shall be asserted by Holdings or any Subsidiary or any such landlord not to, have the priority required by any such intercreditor agreement as contemplated by Section 7.2(i), (iii) the Administrative Agent shall receive one or more notices under or with respect to any such intercreditor agreements to the effect that any such landlords propose to take enforcement actions or similar actions with respect to, in the case of this clause (iii), one or more facilities with respect to which Collateral in an aggregate amount in excess of $20,000,000 is located or Collateral (include receivables the proceeds of which are subsequently utilized) in excess of $20,000,000 has been generated over the immediately preceding six month period or (iv) upon the occurrence of, and substantially simultaneously with (and in any event not later than three (3) Business Days after), any Specified Conflicted Subsidiary Designation Event, the Borrower shall not be able to satisfy the conditions set forth in Section 5.18(a) to make, or shall otherwise fail for any reason to make, a Specified Conflicted Subsidiary Designation with respect to any affected Subsidiary;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in subsection (g), (h) or (i) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Holdings, Borrower and each other Loan Party, (iii) exercise all remedies contained in any other Loan Document and (iv) exercise any other remedies available at law or in equity; provided that, if an Event of Default with respect to Holdings or the Borrower specified in either subsection (g), (h) or (i) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Holdings, the Borrower and each other Loan Party.
Section 8.2    Application of Proceeds from Collateral. All proceeds from each sale of, or other realization upon, all or any part of the Collateral by any Secured Party after an Event of Default arises shall be applied as follows:
(a)    first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;
(b)    second, to the fees, all amounts owed pursuant to Erroneous Payment Subrogation Rights, and other reimbursable expenses of the Administrative Agent, the Swingline Lender and each Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
(c)    third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
(d)    fourth, to the fees and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;
(e)    fifth, to the aggregate outstanding principal amount of the Loans, the LC Exposure, the Bank Product Obligations and the Hedging Obligations that constitute Obligations, until the same shall have been paid in full, allocated pro rata among the Secured Parties based on their respective pro rata shares of the aggregate amount of such Loans, LC Exposure, Bank Product Obligations and Hedging Obligations;
(f)    sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is at least 103% of the LC Exposure after giving effect to the foregoing clause fifth; and

(g)    seventh, to the extent any proceeds remain, to the Borrower or as otherwise provided by a court of competent jurisdiction.
All amounts allocated pursuant to the foregoing clauses third through fifth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clauses fifth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of each Issuing Bank and the Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.22(g). All cash collateral for LC Exposure shall be applied to satisfy drawings under the Letters of Credit as they occur; if any amount remains on deposit on cash collateral after all letters of credit have either been fully drawn or expired, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, (i) no amount received from any Guarantor (including any proceeds of any Disposition of, or other realization upon, all or any part of the Collateral owned by such Guarantor) shall be applied to any Excluded Swap Obligation of such Guarantor and (ii) Bank Product Obligations and Hedging Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the Bank Product Provider or the Lender-Related Hedge Provider, as the case may be. Each Bank Product Provider or Lender-Related Hedge Provider that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.
ARTICLE IX
THE ADMINISTRATIVE AGENT
Section 9.1    Appointment of the Administrative Agent.
(a)    Each Lender irrevocably appoints Truist Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

(b)    Each Issuing Bank shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for such Issuing Bank with respect thereto; provided that each Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included such Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such Issuing Bank.
Section 9.2    Nature of Duties of the Administrative Agent and the Other Agents. The Administrative Agent and the other Agents shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent and the other Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent and the other Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) the Administrative Agent and each other Agent shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose to any Lender or Issuing Bank, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates that is communicated to, obtained by or in the possession of the Administrative Agent, such other Agent or any of their respective Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders and Issuing Banks by the Administrative Agent herein or in any other Loan Document. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and non-appealable judgment). The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent and each other Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.
Section 9.3    Lack of Reliance on the Agents, the Issuing Banks and the Lenders. Each Lender and each Issuing Bank expressly acknowledges that none of the Agents has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent to any Issuing Bank or Lender as to any matter, including whether any Agent disclosed material information in its (or its Related Parties’) possession. Each Lender and each Issuing Bank represents to each Agent, each other Issuing Bank and each other Lender that it has, independently and without reliance upon any Agent, any other Issuing Bank, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent, any other Issuing Bank, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking any action under or based on this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each of the Lenders and Issuing Banks acknowledges and agrees that outside legal counsel to the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration (including any amendments, waivers and consents) of this Agreement and the other Loan Documents is acting solely as counsel to the Administrative Agent and is not acting as counsel to any Lender or Issuing

Bank (other than the Administrative Agent and its Affiliates) in connection with this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby.
Section 9.4    Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.
Section 9.5    Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
Section 9.6    The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “Required Revolving Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or Affiliate of Holdings or the Borrower as if it were not the Administrative Agent hereunder.
Section 9.7    Successor Administrative Agent.
(a)    The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower (such approval not to be unreasonably withheld, conditioned or delayed) provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States. Any resignation by the Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank and the Swingline Lender. Upon the

acceptance of a successor’s appointment as Administrative Agent hereunder: (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender; (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents; and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit. To the extent the retiring Administrative Agent is holding cash, deposit account balances or other credit support as collateral for Cash Collateralized Letters of Credit, the retiring Administrative Agent shall at or reasonably promptly following its resignation cause such collateral to be transferred to the successor Administrative Agent or, if no successor Administrative Agent has been appointed and accepted such appointment, to the respective Issuing Banks ratably according to the outstanding amount of Cash Collateralized Letters of Credit issued by them, in each case to be held as collateral for such Cash Collateralized Letters of Credit in accordance with this Agreement.
(b)    Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.
(c)    In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.26(a), then each Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as an Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business Charlotte, North Carolina time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).
Section 9.8    Withholding Tax.
(a)    To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses; provided that if the Administrative Agent is subsequently reimbursed by the Borrower or any other Loan Party for any such amounts, the Administrative Agent shall reasonably promptly refund to the applicable Lender the amount of any excess reimbursement.
(b)    Without duplication of any indemnity provided under subsection (a) of this Section, each Lender shall also indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.
Section 9.9    The Administrative Agent May File Proofs of Claim.
(a)    In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, each Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, each Issuing Bank and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, each Issuing Bank and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.
(b)    Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and each Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 9.10    Authorization to Execute Other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents (including, without limitation, the Collateral Documents and any intercreditor and subordination agreements) other than this Agreement.
Section 9.11    Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and discretion to effectuate the releases and subordination agreements contemplated by Section 10.17. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property or to release any Loan Party from its obligations under the applicable Collateral Documents pursuant to Section 10.17.
Section 9.12    Co-Syndication Agents; Co-Documentation Agents; Lead Arrangers. Each Lender hereby designates Citibank, N.A., JPMorgan Chase Bank, N.A., KeyBank National Association and Regions Capital Markets as Co-Syndication Agents (the “Co-Syndication Agents”) and Royal Bank of Canada, Zions Bancorporation, N.A., dba California Bank & Trust, Bank of Hope and BOKF, NA, dba BOK Financial as Co-Documentation Agents (the “Co-Documentation Agents”) and agrees that the Co-Syndication Agents and Co-Documentation Agents shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party. Each Lender agrees that the Lead Arrangers shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party.
Section 9.13    Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, Holdings, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.
Section 9.14    Secured Bank Product Obligations and Hedging Obligations. No Bank Product Provider or Lender-Related Hedge Provider that obtains the benefits of Section 8.2, the Collateral Documents or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations and Hedging Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider or Lender-Related Hedge Provider, as the case may be.
Section 9.15    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)    the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 9.16    Erroneous Payments.
(a)    If the Administrative Agent notifies a Lender, an Issuing Bank or any other Secured Party, or any Person who has received funds on behalf of a Lender, an Issuing Bank or any other Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding paragraph (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or other Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this paragraph (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding paragraph (a), each Lender, each Issuing Bank, each Secured Party, or any other Person who has received funds on behalf of a Lender, an Issuing Bank or any Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)    (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Lender, Issuing Bank or other Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.16(b).
(c)    Each Lender, Issuing Bank and other Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or other Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or other Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount due to the Administrative Agent under immediately preceding paragraph (a) or under the indemnification provisions of this Agreement.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding paragraph (a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Bank at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any promissory notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank, and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Bank or other Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(e)    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.
(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(g)    Each party’s obligations, agreements and waivers under this Section 9.16 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
ARTICLE X
MISCELLANEOUS
Section 10.1    Notices.
(a)    Written Notices.
(i)    Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
To the Borrower
(or Holdings):    c/o PACS Holdings, LLC
262 N. University Ave.
Farmington, UT 84025
Attention: General Counsel
Email: legal@pacs.com
With a copy to (for
informational purposes only):
Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, CA 90071-1560
Attention: Jason Bosworth
Email: jason.bosworth@lw.com
To the Administrative Agent:    Truist Bank
3333 Peachtree Road
Atlanta, Georgia 30326
Attention: Portfolio Manager
Email: jon.hart@truist.com
With copies to (for
informational purposes only):

Truist Bank
214 N. Tryon Street
14th Floor
Charlotte, NC 28202
Attn: Ron Caldwell
Email: ron.caldwell@truist.com
Truist Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Agency Services Manager
Telecopy Number: (404) 221-2001
and
Jones Day
1221 Peachtree Street, N.E., Suite 400
Atlanta, Georgia 30361
Attention: Corbin R. Kennelly
Telecopy Number: (404) 581-8330
Email: ckennelly@jonesday.com
To the Issuing Bank:    Truist Bank
Letter of Credit and Trade Services
7701 Airport Center Dr., Suite 2600
Greensboro, NC 27409
Facsimile Number: (366) 605-5830
Email address: lettersofcredit@truist.com
Telephone number: (866) 228-4685, Opt. 1
To the Swingline Lender:    Truist Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Agency Services Manager
Telecopy Number: (404) 221-2001
To any other Lender:    The address set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall be effective upon actual receipt by the relevant Person or, if delivered by overnight courier service, upon the first Business Day after the date deposited with such courier service for overnight (next-day) delivery or, if sent by telecopy, upon transmittal in legible form by facsimile machine or, if mailed, upon the third Business Day after the date deposited into the mail or, if delivered by hand, upon delivery; provided that notices delivered to the Administrative Agent, any Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section.
(ii)    Any agreement of the Administrative Agent, any Issuing Bank or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of Holdings and the Borrower. The Administrative Agent, each Issuing Bank and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by Holdings or the Borrower to give such notice and the Administrative Agent, each Issuing Bank and the Lenders shall not have any liability to Holdings, the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, any Issuing Bank or any Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, any Issuing Bank or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, any Issuing Bank or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent, such Issuing Bank and such Lender to be contained in any such telephonic or facsimile notice.
(b)    Electronic Communications.
(i)    Notices and other communications to the Lenders and each Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II unless such Lender, such Issuing Bank, as applicable, and the Administrative Agent have agreed to receive notices under any Section thereof by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent, Holdings or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(ii)    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    Certification of Public Information. Holdings, the Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to Section 5.1 or Section 5.2 otherwise are being distributed through Syndtrak, Intralinks or any other Internet or intranet website or other information platform (the “Platform”), any document or notice that Holdings or the Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. Holdings and the Borrower agree to clearly designate all information provided to the Administrative Agent by or on behalf of Holdings or the Borrower which is suitable to make available to Public Lenders. If Holding or the Borrower has not indicated whether a document or notice delivered pursuant to Section 5.1 or Section 5.2 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Non-Public Information.
(d)    Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including Unites States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Holdings, the Borrower, their Affiliates or any of their respective securities or loans for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself not to access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Holdings, the Borrower nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.
Section 10.2    Waiver; Amendments.
(a)    No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrower or any other Loan Party and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.
(b)    Subject to Section 2.16(b), no amendment or waiver of any provision of this Agreement or of the other Loan Documents (other than the Fee Letter), nor consent to any departure by the Borrower or any other Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, or the Borrower and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, in addition to the consent of the Required Lenders, no amendment, waiver or consent shall:
(i)     extend or increase the Commitment of any Lender without the written consent of such Lender;
(ii)     reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than to waive any Default or Event of Default or obligation of the Borrower to pay Default Interest, which shall only require the consent of the Required Lenders), or reduce any fees or other amounts payable hereunder or in any other Loan Document, without the written consent of each Lender directly affected thereby (provided that any change to the calculation of the Total Leverage Ratio or the component definitions used therein shall not require consent of each Lender directly affected thereby and shall only be subject to Required Lender approval);
(iii)     postpone the date fixed for any payment (other than any mandatory prepayment) of any principal of, or interest on, any Loan or LC Disbursement or any fees or other amounts hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender directly affected thereby (provided that any change to the calculation of the Total Leverage Ratio or the component definitions used therein shall not require consent of each Lender directly affected thereby and shall only be subject to Required Lender approval);
(iv)     (A) change Section 2.21(b) or 2.21(c) in a manner that would alter the pro rata sharing of payments required thereby, (B) change Section 2.8 in a manner that would alter the pro rata sharing of Commitment reductions required thereby, (C) change Section 8.2 in a manner that would alter the pro rata sharing of payments or the order of application required thereby or (D) change any other provision of this Agreement or any of the other Loan Documents that addresses the matters described in clause (A), (B) or (C) or permit any action which would directly or indirectly have the effect of amending any of the provisions described in this clause (iv), in each case without the written consent of each Lender;

(v)     change any of the provisions of this subsection (b) or the percentage set forth in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender;
(vi)     release all or substantially all of the guarantors, or limit the liability of all or substantially all of the guarantors, under any guaranty agreement guaranteeing any of the Obligations, without the written consent of each Lender;
(vii)     release all or substantially all collateral (if any) securing any of the Obligations, without the written consent of each Lender; or
(viii)    subordinate the payment priority of the Obligations or, except as otherwise permitted hereunder, subordinate the Liens granted to the Administrative Agent (for the benefit of the Secured Parties) in the Collateral, without the written consent of each Lender;
provided, further, that (x) no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or any Issuing Bank without the prior written consent of such Person, and (y) no amendment, waiver or consent shall, unless signed by the Borrower and the Required Revolving Lenders, or the Borrower and the Administrative Agent with the consent of the Required Revolving Lenders:
(1)    amend or waive compliance with the conditions precedent to the obligations of the Revolving Lenders to make any Revolving Loan or LC Disbursement;
(2)    amend or waive non-compliance with any provision of Section 2.12(e);
(3)    waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of the Revolving Lenders to make any Revolving Loan or LC Disbursement; or
(4)    change any of the provisions of this clause (y);
provided, further, that no such amendment, waiver or consent shall change the number or percentage contained in the definition of “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Revolving Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Revolving Lender.
(c)    Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender). Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.
(d)    Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, Administrative Agent and Borrower (a) to add one or more additional credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
(e)    Notwithstanding anything to the contrary herein, any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent (without the consent of any Lender) solely to effect administrative changes that are not adverse to any Lender or to correct administrative errors or omissions or to cure an ambiguity, defect or error (including, without limitation, to revise the legal description of any Collateral), or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property. Notwithstanding anything to the contrary herein, (A) additional extensions of credit consented to by the Required Lenders shall be permitted hereunder on a ratable basis with the existing Loans (including as to proceeds of, and sharing in the benefits of, Collateral and sharing of prepayments), and (B) the Administrative Agent shall enter into the intercreditor agreement upon the request of the Borrower as contemplated by Section 7.2(i) solely to the extent such intercreditor agreement is reasonably acceptable to the Administrative Agent.
(f)    At any time that any Real Estate constitutes Collateral, no modification of a Loan Document shall add, increase, renew or extend any loan, commitment or credit line hereunder until the completion of flood due diligence, documentation and coverage as required by the Flood Insurance Laws or as otherwise satisfactory to all Lenders.
Section 10.3    Expenses; Indemnification.
(a)    The Borrower shall pay (i) all reasonable, documented out-of-pocket costs and expenses of the Administrative Agent, the Lead Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of one outside counsel for the Administrative Agent, the Lead Arrangers and their Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable, documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket costs and expenses which shall be limited, in the case of outside counsel, to the reasonable fees, charges and disbursements of one outside counsel to the Secured Parties, taken as a whole, any applicable local counsel required for the Secured Parties in any applicable jurisdiction and any special regulatory counsel (and, solely in the case of a conflict of interest, one additional of each such counsel for each group of similarly situated Secured Parties)) incurred by the Administrative Agent, any Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of one primary counsel for the Indemnitees, taken as a whole, any local counsel for the Indemnitees in any applicable jurisdiction and any special regulatory counsel (and, solely in the case of a conflict of interest, one additional of each such counsel for each group of similarly situated Indemnitees)) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by Holdings or any of its Subsidiaries, or any Environmental Liability related in any way to Holdings or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, penalties, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Syndtrak, Intralinks or any other Internet or intranet website, except as a result of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, any Issuing Bank or the Swingline Lender under subsection (a) or (b) hereof, each Lender severally agrees to pay to the Administrative Agent, the applicable Issuing

Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (in accordance with its respective Revolving Commitment (or Revolving Credit Exposure, as applicable) and Term Loan determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the applicable Issuing Bank or the Swingline Lender in its capacity as such.
(d)    To the extent permitted by applicable law, each party hereto waives, and agrees not to assert, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof; provided that nothing in this paragraph (d) shall relieve the Borrower of any obligation it may have to indemnify any Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(e)    All amounts due under this Section shall be payable promptly after written demand therefor.
Section 10.4    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Holdings and the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)     Minimum Amounts.
(A)     in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)     in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which, in the case of Revolving Commitments, includes Revolving Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and/or Revolving Credit Exposure, as applicable, of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000 with respect to Term Loans and $5,000,000 with respect to Revolving Loans and Revolving Commitments and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned, except that this subsection (b)(ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments or Classes on a non-pro rata basis.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)     the consent of the Borrower shall be required (such consent not to be unreasonably withheld, conditioned or delayed) unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) (1) in the case of Term Loans such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender, or (2) in the case of Revolving Commitments or Revolving Loans, such assignment is to a Lender holding Revolving Commitments or an Affiliate of such Lender or an Approved Fund of such Lender;
(B)     the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) such assignment is of a Term Loan to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender, or (2) in the case of Revolving Commitments or Revolving Loans, such assignment is to a Lender holding Revolving Commitments or an Affiliate of such Lender or an Approved Fund of such Lender; and
(C)     the consent of each Issuing Bank (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment in respect of the Revolving Commitments unless such assignment is to a Lender holding Revolving Commitments or Revolving Loans, an Affiliate of such Lender or an Approved Fund of such Lender.
(iv)    Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500 (except with respect to any assignment by a Lender to one of its Affiliates or Approved Funds), (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.20(e).
(v)    No Assignment to the Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
(vi)    No Assignment to Natural Persons, Defaulting Lenders or Disqualified Institutions. No such assignment shall be made to a natural person, a Defaulting Lender or a Disqualified Institution.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower.
(c)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent Truist Bank serves in such capacity, Truist Bank and its officers, directors, employees, agents, sub-agents and Affiliates shall constitute “Indemnitees”.
(d)    Any Lender may at any time, without the consent of, or notice to, Holdings, the Borrower, the Administrative Agent, the Swingline Lender or any Issuing Bank, sell participations to any Person (other than a natural person, a Disqualified Institution, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Holdings, the Borrower, the Administrative Agent, each Issuing Bank, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of such Lender; (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder (excluding the right of any Participant to consent to changes in the calculation of the Total Leverage Ratio or the component definitions thereof); (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment (excluding the right of any Participant to consent to changes in the calculation of the Total Leverage Ratio or the component definitions thereof); (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby; (v) change any of the provisions of Section 10.2(b) or the definition of “Required Lenders” or “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (vi) release all or substantially all of the guarantors, or limit the liability of all or substantially all of the guarantors, under any guaranty agreement guaranteeing any of the Obligations; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to Section 2.24 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of

Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.21 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(e)    A Participant shall not be entitled to receive any greater payment under Sections 2.18 and 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 2.20 unless such Participant agrees, for the benefit of the Borrower, to comply with Sections 2.20(e) and (f) as though it were a Lender (it being understood that the documentation required under Sections 2.20(e) and (f) shall be delivered to the participating Lender).
(f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    The Administrative Agent shall not have any responsibility for ensuring that an assignee of, or a participant in, a Loan or Commitment is not a Disqualified Institution, and shall not have any liability in the event that Loans or Commitments, or a participation therein, are transferred to any Disqualified Institution.
(h)    For the avoidance of doubt, the addition of any Person to the Disqualified Institution List shall solely apply prospectively and shall have no effect with respect to any assignment or participation that occurs or any Loans, Commitments or Revolving Credit Exposure acquired by such Person, in each case prior to the date such Person is added to the Disqualified Institution List.

Section 10.5    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law of the State of New York.
(b)    Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York county, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York state court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Holdings, the Borrower or their respective properties in the courts of any jurisdiction.
(c)    Each of Holdings and the Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
Section 10.6    WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER

LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.7    Right of Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and each Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender and such Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or such Issuing Bank, as the case may be, irrespective of whether such Lender or such Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.26(b) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and each Issuing Bank agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender or such Issuing Bank, as the case may be; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and each Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by Holdings and any of its Subsidiaries to such Lender or such Issuing Bank.
Section 10.8    Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreements relating to any fees payable to the Administrative Agent and its Affiliates and/or the Lenders constitute the entire agreement among the parties hereto and thereto and their Affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.
Section 10.9    Survival. All covenants, agreements, representations and warranties made by Holdings and/or the Borrower herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this

Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
Section 10.10    Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 10.11    Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to Holdings or any of its Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by Holdings or any of its Subsidiaries, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by Holdings or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, any such Issuing Bank or any such Lender including, without limitation, accountants, legal counsel and other advisors who need to know such information in connection with the Related Transactions and are informed of the confidential nature of such information, (ii) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or regulation or compulsory legal process (in which case such disclosing party agrees to inform the Borrower reasonably promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over such disclosing party or its Affiliates (including any self-regulatory authority such as the National Association of Insurance Commissioners) (in which case such disclosing party agrees to inform the Borrower reasonably promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, any Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than Holdings or any of its Subsidiaries that is not, to such disclosing party’s knowledge, subject to confidentiality obligations to Holdings and its Subsidiaries, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section (or language substantially similar to this paragraph, including provisions customary in the syndicated loan market), to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of such disclosing party’s rights or obligations under this Agreement, or (B) any direct or indirect actual or prospective contractual counterparty (and its Related Parties) to any swap, derivative or similar product that is to be secured by the Collateral, (vii) to the CUSIP Service Bureau or any similar organization, (viii) for purposes of establishing a “due diligence” defense, (ix) to the extent that such information is independently developed by such disclosing party (other than with confidential information provided to such disclosing party by Holdings and its Subsidiaries), (x) to industry trade organizations, general information with respect to this Agreement that is customary for inclusion in league table measurements or (xi) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information. In the event of any conflict between the terms of this Section and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section shall govern. Each Lead Arranger may, at its own expense, place customary tombstone announcements and advertisements or otherwise publicize its engagement hereunder (which may include the reproduction of any Loan Party’s name and logo and other publicly available information) in financial and other newspapers and journals and marketing materials describing its services hereunder.
Section 10.12    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.
Section 10.13    Waiver of Effect of Corporate Seal. Each of Holdings and the Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by Holdings and the Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.
Section 10.14    Patriot Act and Beneficial Ownership Regulation. The Administrative Agent and each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act and the Beneficial Ownership Regulation. Each of Holdings and the Borrower will, and will cause its Subsidiaries to, provide documentary and other evidence of the identity of the Loan Parties as may be requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act at 31 U.S.C. Section 5318 and the Beneficial Ownership Regulation.

Section 10.15    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower, any other Loan Party or any of their Affiliates with respect to the credit facilities contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 10.16    Electronic Signatures. The words “execution”, “execute”, “signed”, “signature” and words of like import in or related to this Agreement or any other document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
Section 10.17    Releases of Collateral. The Administrative Agent agrees with the Borrower that the Administrative Agent shall:

(a)    release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon Payment in Full of all Obligations, (ii) when such property is sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) if such release is approved, authorized or ratified in writing in accordance with Section 10.2 or (iv) when such property is subject to Liens permitted under Section 7.2(d) (solely to the extent required by the holder of such Lien) and (e) and, to the extent relating to extensions, renewals or replacements of such Liens, Section 7.2(h);
(b)    [reserved];
(c)    release any Loan Party from its obligations under the applicable Collateral Documents (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or (ii) if such Subsidiary becomes a Specified Conflicted Subsidiary in accordance with the requirements set forth in Section 5.18 (other than in the case of a Specified Conflicted Subsidiary Designation Event under clause (d) of the definition thereof);
(d)    release any Lien on any Capital Stock of any Subsidiary that (i) ceases to be a Subsidiary as a result of any transaction permitted hereunder or (ii) is a Specified Conflicted Subsidiary (other than as a result of a Specified Conflicted Subsidiary Designation Event under clause (d) of the definition thereof); and
(e)    subordinate the Liens and security interests of the Administrative Agent on any Collateral (other than Capital Stock and accounts receivable) to the extent contemplated by, and in accordance with the requirements of (including, without limitation, that any intercreditor agreement entered into in connection therewith be reasonably satisfactory to the Administrative Agent), Section 7.2(i);
in each case, upon delivery by the Borrower of a certificate of a Responsible Officer to the Administrative Agent requesting and certifying as to the grounds for such release or subordination pursuant to this Section 10.17, as applicable.
In each case as specified in this Section 10.17, the Administrative Agent is authorized by the Secured Parties and the Borrower and shall, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Collateral Documents, release of such Loan Party from its obligations under the applicable Collateral Documents, or subordination of Liens, in each case in accordance with the terms of the Loan Documents and this Section.
Section 10.18    Amendment and Restatement. It is the intention of each of the parties hereto that (a) the Existing Credit Agreement be amended and restated in its entirety pursuant to this Agreement so as to preserve the perfection and priority of all security interests securing indebtedness and obligations under the Existing Credit Agreement, (b) all Indebtedness and Obligations of the Borrower and the Guarantors hereunder and under the other Loan Documents shall be secured by the liens and security interests evidenced under the Loan Documents and (c) this Agreement does not constitute a novation or termination of the obligations and liabilities existing under the Existing Credit Agreement (or serve to terminate Section 10.3 of the Existing

Credit Agreement or any of the Borrower’s obligations thereunder with respect to the Administrative Agent (as defined in the Existing Credit Agreement) or the Lenders (as defined in the Existing Credit Agreement) or any other Indemnitee (as defined in the Existing Credit Agreement)). The parties hereto further acknowledge and agree that this Agreement constitutes an amendment of the Existing Credit Agreement made under and in accordance with the terms of Section 10.2 of the Existing Credit Agreement. In addition, unless specifically amended hereby or in connection herewith, each of the Loan Documents shall continue in full force and effect. This Agreement restates and replaces, in its entirety, the Existing Credit Agreement; from and after the Closing Date, any reference in any of the other Loan Documents to the “Credit Agreement” or any like term shall be deemed to refer to this Agreement. Each Lender with a Revolving Commitment on the Closing Date shall be deemed to have agreed that its Revolving Commitment set forth on Schedule I hereto replaces in its entirety such Lender’s “Revolving Commitment” under the Existing Credit Agreement (if any). Each of the Lenders party hereto that was a Lender under and as defined in the Existing Credit Agreement hereby waives any Event of Default under and as defined in the Existing Credit Agreement resulting from the restatement of those certain audited consolidated financial statements for PGI and its Subsidiaries for the Fiscal Years ended December 31, 2021 and December 31, 2022, including in each case the related statements of income, shareholders’ equity and cash flows, which restatement occurred prior to the Closing Date.
Section 10.19    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section 10.20    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement providing for any Hedging Transactions or Hedging Obligations, or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 10.21    California Judicial Reference. IF, NOTWITHSTANDING SECTION 10.5 OR SECTION 10.6, ANY ACTION, LITIGATION OR PROCEEDING RELATING TO ANY OBLIGATIONS OR LOAN DOCUMENTS IS FILED IN A COURT SITTING IN OR APPLYING THE LAWS OF CALIFORNIA, THE COURT SHALL, AND IS HEREBY DIRECTED TO, MAKE A GENERAL REFERENCE PURSUANT TO CAL. CIV. PROC. CODE §638 TO A REFEREE (WHO SHALL BE AN ACTIVE OR RETIRED JUDGE) TO HEAR AND DETERMINE ALL ISSUES IN SUCH CASE (WHETHER FACT OR LAW) AND TO REPORT A STATEMENT OF DECISION. NOTHING IN THIS SECTION SHALL LIMIT ANY RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER SECURED PARTY TO EXERCISE SELF-HELP REMEDIES, SUCH AS SETOFF, FORECLOSURE OR SALE OF ANY COLLATERAL, OR TO OBTAIN PROVISIONAL OR ANCILLARY REMEDIES FROM A COURT OF COMPETENT JURISDICTION BEFORE, DURING OR AFTER ANY JUDICIAL REFERENCE. THE EXERCISE OF A REMEDY DOES NOT WAIVE THE RIGHT OF ANY PARTY TO RESORT TO JUDICIAL REFERENCE.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PACS GROUP, INC.

By:	/s/ Derick Apt
Name: Derick Apt
Title: Assistant Treasurer

PACS HOLDINGS, LLC

By:	/s/ Derick Apt
Name: Derick Apt
Title: Assistant Treasurer
Truist/PACS – A&R Credit Agreement

TRUIST BANK,
as the Administrative Agent, an Issuing Bank, the Swingline Lender and a Lender

By:	/s/ Jonathan Hart
Name: Jonathan Hart
Title: Director
Truist/PACS – A&R Credit Agreement

CITIBANK, N.A.,
as a Lender

By:	/s/ Matthew Cataldi
Name: Matthew Cataldi
Title: Authorized Signer
Truist/PACS – A&R Credit Agreement

JPMorgan Chase Bank, N.A.,
as a Lender

By:	/s/ Ling Li
Name: Ling Li
Title: Executive Director
Truist/PACS – A&R Credit Agreement

KeyBank N.A.,
as a Lender

By:	/s/ Peter A. Trazzera
Name: Peter A. Trazzera
Title: Senior Vice President
Truist/PACS – A&R Credit Agreement

Regions Bank,
as a Lender

By:	/s/ Allen Riley
Name: Allen Riley
Title: Vice President
Truist/PACS – A&R Credit Agreement

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Guido Borrelli
Name: Guido Borrelli
Title: Authorized Signatory
Truist/PACS – A&R Credit Agreement

Zions Bancorporation, N.A. dba California Bank & Trust,
as a Lender

By:	/s/ Josh Hill
Name: Josh Hill
Title: Vice President
Truist/PACS – A&R Credit Agreement

Bank of Hope,
as a Lender

By:	/s/ Richard McMahon
Name: Richard McMahon
Title: Senior Vice President
Truist/PACS – A&R Credit Agreement

BOKF, NA dba BOK Financial,
as a Lender

By:	/s/ Rett E. Deinlein
Name: Rett E. Deinlein
Title: Senior Vice President
Truist/PACS – A&R Credit Agreement

UBS AG, STAMFORD BRANCH,
as a Lender

By:	/s/ Peter Hazoglou
Name: Peter Hazoglou
Title: Director

By:	/s/ Danielle Calo
Name: Danielle Calo
Title: Associate Director
Truist/PACS – A&R Credit Agreement